As filed with the Securities and Exchange Commission on April 21, 1995

                     Registration No. 33-58423


              SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.20549


                        Amendment No. 1
                             to

                         FORM S-4
                    REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933
                        _______________
                          F&M Bancorp
       (Exact name of registrant as specified in its charter)
       Maryland                         6711	             52-1316473
(State or other jurisdiction of	 (Primary SIC Code Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)
                      110 Thomas Johnson Drive
                      Frederick, Maryland 21702
                           (301) 694-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
Charles W. Hoff, III	                 James J. Winn, Jr., Esquire
F&M Bancorp	                         Piper & Marbury
110 Thomas Johnson Drive	         36 South Charles Street
Frederick, Maryland 21702	         Baltimore, Maryland  21201-3010
(301) 694-4000	                         (410)539-2530
(Name, address, including zip code, and telephone number, including area code, of agents for service)
                        _______________
                            Copy to:
                     Alan D. Yarbro, Esquire
                  Venable, Baetjer and Howard, LLP
               1800 Mercantile Bank & Trust Building
                       Two Hopkins Plaza
                 Baltimore, Maryland  21201-2978
                         (410) 244-7400
                         _______________
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                       ______________________
                  CALCULATION OF REGISTRATION FEE

                                             Proposed Maximum  Proposed Maximum
Title of Securities         Amount to be      Offering Price       Aggregate          Amount of
to be Registered             Registered         Per Share(1)    Offering Price(1)   Registration Fee(1)

Common Stock,
par value $5.00 per share  367,500 shares (2)       $7.16         $2,632,806          $907.86


(1)	Pursuant to Rules 457(f)(2), the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee are based upon the book value of the issued and outstanding capital stock of The Bank of Brunswick computed as of December 31, 1994.

(2)	Maximum number of shares which may be offered.

                         F&M BANCORP

                   CROSS REFERENCE SHEET

                          Form S-4                            Location in
                   Item Number and Heading               Proxy Statement/Prospectus
1.  Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus                       Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages            Inside Front Cover Page; Outside
     of Prospectus                                        Back Cover Page

3.   Risk Factors, Ratio of Earnings to Fixed Charges,    Outside Front Cover Page;
     and Other Information                                Summary of the Transaction;
                                                          Investment Considerations;
                                                          Proposed Merger of Brunswick
                                                          Bank and F&M Bank;
                                                          Voting Information;
                                                          Description of F&M
                                                          Bancorp; Description of
                                                          Brunswick Bank

4.  Terms of Transaction                                  Summary of the Transaction;
                                                          Proposed Merger of Brunswick
                                                          Bank and F&M Bank

5.  Pro Forma Financial Information                       Unaudited Pro Forma Combined
                                                          Financial Information

6.  Material Contacts With the Company Being Acquired     Proposed Merger of Brunswick
                                                          Bank and F&M Bank --
                                                          Background of the Merger

7.  Additional Information Required For Reoffering by
    Persons and Parties Deemed to be Underwriters         Not Applicable

8.  Interests of Named Experts and Counsel                Experts; Legal Matters

9.  Disclosure of Commission Position on Indemnification
    For Securities Act Liabilities                        Description of F&M Bancorp

10. Information With Respect to S-3 Registrants           Description of F&M Bancorp

11. Incorporation of Certain Information by Reference     Incorporation of Certain
                                                          Documents by Reference

12. Information With Respect to S-2 or S-3 Registrants    Not Applicable

13. Incorporation of Certain Information by Reference     Not Applicable

14. Information With Respect to Registrants               Not Applicable
    Other Than S-2 or S-3 Registrants

15. Information With Respect to S-3 Companies             Not Applicable

16. Information With Respect to S-2 or S-3 Companies      Not Applicable

17. Information With Respect to Companies                 Description of Brunswick Bank
    Other Than S-2 or S-3 Companies

18. Information if Proxies, Consents or Authorizations    Voting Information
    Are to be Solicited

19. Information if Proxies, Consents or Authorizations    Not Applicable
    Are Not to be Solicited, or in an Exchange Offer


                        THE BANK OF BRUNSWICK

              	P.O. BOX 157, BRUNSWICK, MD 21716-0157
MAIN OFFICE	                               	JEFFERSON OFFICE
TEL. 301-834-7111		                TEL. 301-473-5000

                                               April 26, 1995


To Our Stockholders:

     You are cordially invited to attend the Special Meeting of Stockholders of The Bank of Brunswick ("Brunswick Bank") to be held at the offices of Brunswick Bank, 1 West Potomac Street, Brunswick, Maryland 21716-0157 on Thursday, May 25, 1995 at 2:00 p.m. local time.


  At the Special Meeting, you will be asked to consider and vote on the Plan and Agreement to Merge (the "Plan"), dated as of January 10, 1995, by and among Brunswick Bank, F&M Bancorp, and Farmers and Mechanics National Bank, a wholly-owned subsidiary of F&M Bancorp ("F&M Bank"), pursuant to which Brunswick Bank will merge with and into F&M Bank, and stockholders of Brunswick Bank will receive Common Stock of F&M Bancorp (the "Merger"), all as more fully described in the enclosed Proxy Statement/Prospectus. Based in Frederick, Maryland, F&M Bancorp is a Maryland bank holding company which had approximately $675 million in total assets at December 31, 1994. Its operations are currently conducted through 19 offices and 24 ATM locations in three counties in central Maryland.


  Under the terms of the Plan, each share of the Common Stock of Brunswick Bank outstanding immediately prior to the Merger will automatically become and be converted into a number of shares of Common Stock of F&M Bancorp whose aggregate value is equal to the greater of (a) 2.5 times the net tangible book value per share of the Common Stock of Brunswick Bank on the effective date of the Merger, rounded to the nearest one hundredth of a share, or (b) 9.45 shares of the Common Stock of F&M Bancorp. Cash will be paid in lieu of fractional shares. Based on the minimum exchange ratio, and the current dividend rate of the Common
Stock of F&M Bancorp, your annual dividend payments would increase to at least $7.20 per share of Common Stock of Brunswick Bank now held by you. The historical net income per share and the book value per share of Common Stock of F&M Bancorp to be received by you would represent a substantial increase over the historical net income per share and book value per share of the Common Stock of Brunswick Bank. The shares of the Common Stock of F&M Bancorp you would receive will also be more readily marketable than the shares of Common Stock of Brunswick Bank you presently hold. Following the consummation of the Merger, the operations of Brunswick Bank will be continued by F&M Bank, and the separate corporate existence of Brunswick Bank will cease.


  Your Board of Directors has retained the investment banking firm of Scott & Stringfellow, Inc. to act as its financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement/Prospectus, Scott & Stringfellow, Inc. has delivered to the Board of Directors its written opinion that, as of this date, the terms of the Plan are fair from a financial point of view to our stockholders.


  The exchange of Common Stock of F&M Bancorp for Common Stock of Brunswick Bank will be a tax- free transaction for federal income tax purposes. However, any exchange of cash in lieu of fractional shares will not be a tax-free transaction. Details of the proposed transaction are set forth in the accompanying Proxy Statement/Prospectus. You are urged to read it carefully in its entirety. Approval of the transaction requires the affirmative vote of at least two-thirds of the outstanding shares of the Common Stock of Brunswick Bank.

  Your Board of Directors unanimously approved the Merger and believes that it is in the best interest of Brunswick Bank and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein.

  We hope you can attend the Special Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

  We look forward to seeing you at the Special Meeting.

                                       Sincerely,

    David E. Brock	                   Robert K. Moler
    President and Chief Executive Officer  Chairman of the Board

                        THE BANK OF BRUNSWICK
                         Brunswick, Maryland
                         ___________________


             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
               to be held on Thursday, May 25, 1995



  The Special Meeting of Stockholders of The Bank of Brunswick ("Brunswick Bank") will be held on Thursday, May 25, 1995 at 2:00 p.m. local time at the offices of Brunswick Bank, 1 West Potomac Street, Brunswick,
Maryland 21716-0157, for the following purposes:



  (a) To consider and vote upon a proposal to approve, ratify and confirm the Plan and Agreement to Merge, dated as of January 10, 1995 (the "Plan") by and among F&M Bancorp, a Maryland corporation registered under the Bank Holding Company Act of 1956, Farmers and Mechanics National Bank ("F&M Bank"), the wholly-owned subsidiary of F&M Bancorp, and Brunswick Bank, and the merger provided for therein (the "Merger"). A copy of the Plan is included as Annex A to the accompanying Proxy Statement/Prospectus. Pursuant to the Plan, (a) Brunswick Bank shall merge with and into F&M Bank; and (b) each share of the outstanding Common Stock of Brunswick Bank, par value $12.50 per share (other than shares of dissenting stockholders of Brunswick Bank redeemed under applicable Federal law), shall be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp whose aggregate value is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the effective date of the Merger, rounded to the nearest one hundredth of a share. In no event will less than
9.45 shares of the Common Stock of F&M Bancorp be issued for each share of the Common Stock of Brunswick Bank. Cash will be paid in lieu of fractional shares.



  (b) To vote on such other business as may properly come before the Special Meeting of Stockholders.


  If the Plan and the Merger are approved and consummated, each stockholder of Brunswick Bank will have the right to dissent and demand payment of the fair value of his shares. This right is contingent upon strict compliance with the procedures set forth in the applicable Federal statute. The full text of this statute is included as Annex B to the accompanying Proxy Statement/Prospectus.


  The Board of Directors has fixed April 18, 1995 as the record date for the Special Meeting. Only holders of record of Common Stock of Brunswick Bank at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.


				By Order of the Board of Directors


				Jeffery S. Walker
				Secretary

April 26, 1995


  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

  THE BOARD OF DIRECTORS OF BRUNSWICK BANK RECOMMENDS THAT ITS
STOCKHOLDERS VOTE TO APPROVE, RATIFY AND CONFIRM THE PLAN AND THE MERGER PROVIDED FOR THEREIN.

PROXY STATEMENT/PROSPECTUS	                 Subject to Completion

	                                              April 26, 1995
                      367,500 Shares

                       F&M BANCORP
                       Common Stock


  This Proxy Statement/Prospectus relates to up to 350,000 (but not less than 216,000) shares of the Common Stock of F&M Bancorp, par value $5.00 per share, to be issued to holders (the "Brunswick Bank Stockholders") of the common stock, par value $12.50 per share ("Common Stock") of The Bank of Brunswick ("Brunswick Bank") in connection with the proposed merger (the "Merger") of Brunswick Bank into Farmers and Mechanics National Bank ("F&M Bank"). Upon consummation of the Merger, each issued and outstanding share of the Common Stock of Brunswick Bank will be automatically converted into a number of shares of the Common Stock of F&M Bancorp whose aggregate value is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the effective date of the Merger, rounded to the nearest one hundredth of a share. In no event will less than 9.45 shares of the Common Stock of F&M Bancorp be issued for each share of the Common Stock of Brunswick Bank. Cash will be paid in lieu of fractional shares.


  F&M Bancorp's principal executive office is located at 110 Thomas Johnson Drive, Frederick, Maryland 21702, telephone number (301) 694-4000. Brunswick Bank's principal banking office is located at 1 West Potomac Street, Brunswick, Maryland 21716, telephone number (301) 834-7111. The information presented in this Proxy Statement/Prospectus concerning F&M Bancorp has been provided by F&M Bancorp, and the information concerning Brunswick Bank has been provided by Brunswick Bank.

  No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized.  This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.
                  ___________________
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  ___________________

  See "Investment Considerations" for certain information that should be considered by Brunswick Bank Stockholders.


  The date of this Proxy Statement/Prospectus, and the approximate date on which it is being furnished to Brunswick Bank Stockholders, is April 26, 1995.

AVAILABLE INFORMATION

  F&M Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, 14th Floor, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained, at prescribed rates, by delivering a request to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of F&M Bancorp is listed on the Nasdaq Stock Market (National System). Reports, proxy statements and other information concerning F&M Bancorp may be inspected at the Nasdaq Department of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  F&M Bancorp has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities to which this Proxy Statement/Prospectus relates. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request, without charge, from Gordon M. Cooley, Esquire, Secretary and Legal Officer, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702, telephone number (301) 694-4000. In order to ensure timely delivery of the documents, any request should be made by five business days before the date of the Special
Meeting.

  F&M Bancorp will provide a copy of any information that has been incorporated by reference in this Proxy Statement/Prospectus, without charge, to each person who makes a written or oral request. The following documents and information are hereby incorporated by reference into this Proxy Statement/Prospectus:


  1.	F&M Bancorp's Annual Report on Form 10-K for the year ended
December 31, 1994 (File No. 0-12638); the financial and statistical information incorporated therein from its Annual Report to Stockholders for the year ended December 31, 1994, including Statistical Information incorporated into Item 1 to its Form 10-K; Item 6, Selected Financial
Data; Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Item 8, Financial Statements and Supplementary Data; and the information incorporated therein from its Proxy Statement dated March 6, 1995, including Item 11 to its Form 10-K, Executive Compensation; and Item 13, Certain Relationships and Related Transactions.

  2.	The description of F&M Bancorp's capital stock which is
contained in the Registration Statement on Form 8-B (File No. 0-12638) filed with the Commission pursuant to the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

  All documents filed by F&M Bancorp pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting of the stockholders of Brunswick Bank are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                   TABLE OF CONTENTS
SUMMARY OF THE TRANSACTION                          	  1
  F&M Bancorp and Subsidiary	                          1
  Brunswick Bank	                                  1
  Proposed Merger	                                  1
  Required Regulatory Approval	                          1
  Required Vote	                                          2
  Recommendation of Board of Directors of Brunswick Bank  2
  Opinion of Financial Advisor	                          2
  Dissenters' Rights	                                  3
  Certain Federal Tax Consequences of the Merger	  3
  Market Value of Common Stock	                          3
  Selected Consolidated Financial and Other Data	  4

INVESTMENT CONSIDERATIONS	                         10
  Financial Performance of F&M Bancorp; No Assurance
   of Continued Profitability	                         10
  Government Regulation                                  10
  Competition	                                         10
  Economic Conditions	                                 11
  Limitations on Payment of Dividends	                 11
  Adequacy of Allowance for Credit Losses         	 11
  Additional Classes and Series of Stock	         11
PROPOSED MERGER OF BRUNSWICK BANK AND F&M BANK	         12
  General Description of the Transaction	         12
  Effective Date of the Merger; Termination              14
  Background of the Merger	                         14
  Reasons for the Merger	                         16
  Recommendation of the Board of Directors of
   Brunswick Bank	                                 17
  Opinion of Financial Advisor	                         17
  Interests of Certain Persons in the Merger	         19
  Conditions of the Merger	                         19
  Support Agreements and Undertakings	                 20
  Federal Income Tax Status	                         21
  Accounting Treatment                                   21
  Certain Differences in Rights of Stockholders of
   Brunswick Bank and F&M Bancorp	                 22
VOTING INFORMATION	                                 23
  Proxy Solicitation	                                 23
  Vote Required	                                         23
  Rights of Dissenting Stockholders	                 24
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	 25
DESCRIPTION OF F&M BANCORP	                         31
  General Description of F&M Bancorp's Common Stock,
   Charter, and By-Laws	                                 31
  Business Combinations	                                 32
  Control Share Acquisitions	                         32
  Dividends and Liquidation Preferences	                 33
  Indemnification and Limitation of Liability	         33
DESCRIPTION OF BRUNSWICK BANK	                         34
  Lending Activities	                                 34
  Investment Activities	                                 37

  Sources of Funds	                                 37
  Community Reinvestment Act                             37
  Properties	                                         38
  Market for Company Common Stock; Dividends	         38
MANAGEMENT OF BRUNSWICK BANK	                         39
  Directors and Executive Officers of Brunswick Bank	 39
  Remuneration of Directors and Officers	         39
  Stock Ownership of Directors and Officers of
   Brunswick Bank	                                 39
  Interest of Management and Others in Certain
   Transactions	                                         40
EXPERTS	                                                 41
LEGAL MATTERS	                                         41
OTHER MATTERS	                                         41
ADDITIONAL INFORMATION ABOUT F&M BANCORP	         41

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	F-1
  Balance Sheets	                                F-2
  Income Statements	                                F-3
  Statements of Cash Flows	                        F-4
  Statements of Stockholders' Equity	                F-5
  Notes to Financial Statements	                        F-6
ANNEX A	                                                A-1
  Plan and Agreement to Merge, dated as of
  January 10, 1995, by and among F&M Bancorp, F&M
  Bank, and Brunswick Bank	                        A-1
ANNEX B	                                                B-1
TITLE 12, UNITED STATES CODE, SECTION 215a	        B-1
ANNEX C	                                                C-1
Opinion of Scott & Stringfellow, Inc.	                C-1

                   SUMMARY OF THE TRANSACTION
  The following summary is intended to supply certain facts and highlights from the more detailed information contained herein or incorporated herein by reference. This summary is qualified in its entirety by the financial statements and other material included herein or incorporated herein by reference. Brunswick Bank Stockholders should carefully read this Proxy Statement/Prospectus in its entirety.

F&M Bancorp and Subsidiary

  F&M Bancorp is a Maryland corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. At December 31, 1994 F&M Bancorp had assets of approximately $675 million, deposits of $576 million, and loans, net of unearned income, of $459 million. F&M Bancorp's sole direct subsidiary is F&M Bank, a full-service commercial bank. F&M Bank currently conducts business through 19 offices and 24 ATM locations in three counties in central Maryland.

Brunswick Bank

  Brunswick Bank is a full-service commercial bank organized under the laws of the State of Maryland. It conducts a commercial and retail banking business from two offices in southwestern Frederick County, Maryland. At December 31, 1994 Brunswick Bank had assets of approximately $28.6 million, deposits of $25.9 million and loans (net) of $20.8 million.


Proposed Merger


  The stockholders of Brunswick Bank ("Brunswick Bank Stockholders") will vote on a proposed merger (the "Merger") of Brunswick Bank with and into F&M Bank pursuant to the Plan and Agreement to Merge dated as of January 10, 1995, by and among F&M Bancorp, F&M Bank, and Brunswick Bank (the "Plan"). As a result of the Merger, Brunswick Bank Stockholders are to become stockholders of F&M Bancorp. On the effective date of the Merger (the "Effective Date"), each issued and outstanding share of the Common Stock of Brunswick Bank will be automatically converted into a number of shares of the Common Stock of F&M Bancorp whose aggregate value is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the Effective Date, rounded to the nearest one hundredth of a share.
Cash will be paid in lieu of fractional shares. In no event will less than 9.45 shares of the Common Stock of F&M Bancorp be issued for each share of the Common Stock of Brunswick Bank. See "Proposed Merger of Brunswick Bank and F&M Bank" for a more detailed description of the terms of the Plan.



  F&M Bancorp shall request the Office of the Comptroller of the Currency of the United States (the "Comptroller") to provide that the Effective Date shall be either the last day of the month, or the first day of the month following the month, in which all events preceding the Effective Date as provided by the Plan and all conditions to the consummation of the Plan have been fulfilled or waived. It is anticipated that the Effective Date will occur in the second quarter of 1995. After the Effective Date, the banking operations of Brunswick Bank will be continued by F&M Bank, and the separate corporate existence of Brunswick Bank will cease.


Required Regulatory Approval


  The Comptroller must approve the Merger. With the assistance of Brunswick Bank, F&M Bank has prepared and filed an application requesting the approval of the Comptroller. The approval of the Comptroller is still pending. Upon approval of the Merger, the Comptroller will issue a certificate of merger, which will set forth the Effective Date.


  A copy of the application filed with the Comptroller will also be forwarded to the United States Department of Justice. The Department of Justice will review the application to determine whether Federal antitrust laws affect the Merger. The Merger may not be consummated until after a waiting period to permit the United States Department of Justice to review the competitive effects of the Merger.

Required Vote


  Under applicable Federal law, the affirmative vote of Brunswick Bank Stockholders owning at least two- thirds of the outstanding capital stock of Brunswick Bank is required to approve, ratify and confirm the Plan and the Merger. This vote will be taken at the Special Meeting of Brunswick Bank Stockholders to be held on Thursday, May 25, 1995 at 2:00 p.m. local time (together with any adjournments or postponements, the "Special Meeting"). Notice of the Special Meeting is being delivered together with this Proxy Statement/Prospectus. As of the record date, directors, executive officers, and affiliates of Brunswick Bank held an aggregate of 7,531 shares, or 31.38%, of the outstanding capital stock of Brunswick Bank. See "Voting Information." The Directors and certain related Brunswick Bank Stockholders have signed an agreement to support and vote their shares to approve, ratify and confirm the Plan and the Merger.


  At the Special Meeting, each share of the Common Stock of Brunswick Bank will entitle its holder to one vote. Because the required vote of Brunswick Bank Stockholders on the Plan and the Merger is based upon the total number of outstanding shares of the Common Stock of Brunswick
Bank, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), the abstention from voting and any broker non- vote will have the same effect as a vote against the Plan and the Merger.


  The Board of Directors of F&M Bancorp has passed a resolution to vote all of the shares of the Common Stock of F&M Bank to approve, ratify and confirm the Plan and the Merger. No vote of the stockholders of F&M Bancorp is required to approve, ratify and confirm the Plan or the Merger.

Recommendation of Board of Directors of Brunswick Bank

  The Brunswick Bank Board of Directors (the "Brunswick Board") believes that the terms of the Plan and the Merger are fair to, and in the best interests of, Brunswick Bank and the Brunswick Bank Stockholders and has unanimously approved the Merger. In approving the Merger, the Brunswick Board considered, among other things, the financial terms of the Merger, the benefits to Brunswick Bank's customers, employees and communities, matters regarding board representation, the fact that the Merger would be a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), certain information as to F&M Bancorp and the viability of other strategic alternatives. The Brunswick Board also considered the opinion of its financial advisor that the terms of the Plan are fair from a financial point of view to the Brunswick Bank Stockholders.


  On January 10, 1995, the Board of Directors of Brunswick Bank adopted a resolution in which it unanimously authorized and approved the Merger and recommended the Merger to its stockholders. The Board of Directors of Brunswick Bank therefore unanimously recommends that the Brunswick Bank Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein. See "Proposed Merger of Brunswick Bank and F&M Bank -- Recommendation of the Board of Directors of Brunswick Bank."

Opinion of Financial Advisor


  Brunswick Bank has engaged Scott & Stringfellow, Inc. ("Scott & Stringfellow") as its financial advisor in evaluating the financial terms of the Merger. Scott & Stringfellow has delivered to the Board of Directors of Brunswick Bank its written opinion, dated the date of this Proxy Statement/Prospectus, that the terms of the Plan are fair to the Brunswick Bank Stockholders from a financial point of view.

  A copy of the opinion of Scott & Stringfellow, which sets forth the assumptions made, matters considered and limits on review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. Brunswick Bank Stockholders are urged to read the opinion in its entirety. For a description of the analysis underlying this opinion, see "Proposed Merger of Brunswick Bank and F&M Bank -- Opinion of Financial Advisor."

Dissenters' Rights

  Brunswick Bank Stockholders have the right to dissent from the Merger and receive from F&M Bank in cash the value of the shares held by them as of the Effective Date. To exercise these dissenters' rights, the following conditions must be satisfied: (a) such stockholder must vote against the Merger at the Special Meeting or give written notice of his opposition to the Merger to Brunswick Bank at or prior to the Special Meeting; (b) such stockholder must, before 30 days after the Effective Date, make a written demand for payment to F&M Bank; and (c) the written demand must be accompanied by surrender of the stock certificates representing such shares. See also "Voting Information -- Rights of Dissenting Stockholders."

  Failure to comply with any of the foregoing conditions will result in the loss of the dissenters' rights described above. Since the preservation and exercise of appraisal rights are conditioned on strict observance of the applicable Federal statute, each Brunswick Bank Stockholder who might exercise appraisal rights should consult and strictly observe the statute. A copy of the statute is included as Annex B to this Proxy Statement/Prospectus.

Certain Federal Tax Consequences of the Merger


  It is intended that the Merger will qualify as a tax-free reorganization under the Code. The parties to the Merger will obtain an opinion of counsel to F&M Bancorp as to the tax consequences of the Merger. Among other consequences, no gain or loss will be recognized to a Brunswick
Bank Stockholder on the conversion of Common Stock of Brunswick Bank solely into shares of the Common Stock of F&M Bancorp. The basis of the shares of the Common Stock of F&M Bancorp received by a Brunswick Bank Stockholder will be the same as the basis of the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger. The holding period of shares of the Common
Stock of F&M Bancorp received by a Brunswick Bank Stockholder will include the period during which he held the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger, provided that the Common Stock of Brunswick Bank is held by such stockholder as a capital asset on the Effective Date. Brunswick Bank Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

  For a more complete description of the tax consequences of the Merger, see "Proposed Merger of Brunswick Bank and F&M Bank -- Federal Income Tax Status."


Market Value of Common Stock

  The information provided below with respect to the Common Stock of F&M Bancorp reflects the closing price as reported by the Nasdaq Stock Market (National Market) on the day prior to the announcement of the proposed Merger. The information provided below with respect to the Common Stock of Brunswick Bank reflects the price of the last trade known to Brunswick Bank prior to the announcement of the proposed Merger. Since there is no organized public trading market for shares of the Common Stock of Brunswick Bank, the price reflected for this stock does not necessarily reflect the intrinsic or market value of its Common Stock.


  F&M Bancorp(1)   Brunswick Bank     Equivalent Per Share Basis(2)
  $27.38             $110.00                $274.35




(1) Adjusted for 5% stock dividend declared April 11, 1995 to holders of record on April 21, 1995.

(2) Amount derived by multiplying the price of the Common Stock of F&M Bancorp as stated above by an assumed conversion ratio of 10.02 shares of the Common Stock of F&M Bancorp per share of the Common Stock of Brunswick Bank, which reflects the $27.38 price of the last trade of the Common Stock of F&M Bancorp prior to the announcement of the Merger and the $109.71 book value per share of the Common Stock of Brunswick Bank as of December 31, 1994.

  Because the market price of the Common Stock of F&M Bancorp is subject to fluctuation, the per share market value of the Common Stock of F&M Bancorp that Brunswick Bank Stockholders will receive pursuant to the

  Merger may increase or decrease prior to the Effective Date. Brunswick Bank Stockholders are urged to obtain current market quotations for the Common Stock of F&M Bancorp.

Selected Consolidated Financial and Other Data

  The following tables set forth selected financial data for F&M Bancorp for the five fiscal years ended December 31, 1994, selected financial data for Brunswick Bank for the five fiscal years ended December 31, 1994 and pro forma consolidated information reflecting the consolidation of F&M Bancorp and Brunswick Bank.

  The selected financial and other data of F&M Bancorp and Brunswick Bank set forth on the accompanying pages does not purport to be complete. It should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere or incorporated by reference herein, including the financial statements and related notes.

                        F&M BANCORP
            SELECTED FINANCIAL AND OTHER DATA

                                                                  Year ended December 31,
(Dollars in thousands, except per share amounts)     1994      1993     1992      1991      1990
Operating Data
 Interest income                                  $ 45,004  $ 43,687  $ 45,790  $ 48,243 $  48,289
 Interest expense                                   17,144    16,623    19,524    25,952    26,944
 Net interest income                                27,860    27,064    26,266    22,291    21,345
 Provision for credit losses                           900     1,500     2,615     1,800     1,100
 Net interest income after provision for credit
   losses                                           26,960    25,564    23,651    20,491    20,245
 Net gains (losses) on sales of securities              --         2       619        --       (19)
 Other noninterest income                            6,691     5,920     5,030     4,350     3,507
 Noninterest expenses                               22,794    20,755    19,425    16,896    15,750
 Provision for income taxes                          2,901     3,128     2,758     2,063     2,344
 Income before cumulative effect of change in
 accounting principle                                7,956     7,603     7,117     5,882     5,639
 Cumulative effect of accounting change                 --        --        --     1,023        --
 Net income                                          7,956     7,603     7,117     4,859     5,639


Per Share Data (1)
 Income before cumulative effect of change in
  accounting principle                           $    1.92 $    1.85 $    1.73  $   1.43   $  1.35
 Cumulative effect of change in accounting
  principle                                            --         --        --      0.25        --
 Net income                                           1.92      1.85      1.73      1.18      1.35
 Cash dividends paid                                  0.74      0.72      0.67      0.65      0.65
 Year end book value                                 14.30     14.20     12.72     11.67     11.17

Other Data
 Loans, net of unearned income                    $459,272  $396,337  $398,819  $386,973  $366,208
 Total assets                                      675,256   617,668   583,729   551,324   518,832
 Total deposits                                    576,296   522,154   498,377   476,402   448,005
 Total shareholders' equity                         59,249    58,639    52,345    47,972    46,267

Dividend payout ratio                                38.54%    38.92%    38.73%    55.08%    48.15%

Average Ratios
 Return on assets                                     1.26%     1.27%     1.25%     0.92%     1.10%
 Return on equity                                    13.57%    13.90%    14.23%    10.28%    12.42%
 Shareholders' equity to total assets                 9.26%     9.16%     8.79%     8.91%     8.88%
Other information
 Total average assets                             $633,453  $597,189  $568,898  $530,417  $511,399
 Total average equity                               58,633    54,688    50,006    47,251    45,398

 Weighted average shares outstanding (1)         4,135,745 4,120,526 4,113,897 4,124,539 4,169,619


(1) Adjusted for 5% stock dividend declared April 11, 1995 to holders of record on April 21, 1995.

                                THE BANK OF BRUNSWICK
                          SELECTED FINANCIAL AND OTHER DATA

                                                                  Year ended December 31,
(Dollars in thousands, except per share amounts)     1994      1993     1992      1991      1990
Operating Data
 Interest income                                   $ 2,102   $ 2,170   $ 2,212   $ 2,593   $ 2,556
 Interest expense                                      714       768     1,027     1,379     1,472
 Net interest income                                 1,388     1,402     1,185     1,214     1,084
 Provision for credit losses                            10        30        47        95       104
 Net interest income after provision for credit
  losses                                             1,378     1,372     1,138     1,119       980
 Net gains (losses) on sales of securities              --        --        (1)       --        --
 Other noninterest income                              109        70       178       144       139
 Noninterest expenses                                1,202     1,207     1,104     1,047       941
 Provision for income taxes                             90        75        59        54        40
 Net income                                            195       160       152       162       138
Per Share Data
 Net income                                       $   8.11  $   6.68  $   6.31  $   6.74  $   5.76
 Cash dividends paid                                  2.20      2.20      1.65      2.20      2.20
 Year end book value                                109.71    103.79     99.31     94.65     90.11
Other Data
 Loans, net of unearned income                     $21,122   $19,289   $16,616   $17,112   $18,641
 Total assets                                       28,607    28,946    29,866    27,923    27,559
 Total deposits                                     25,878    26,388    27,391    25,522    25,253
 Total shareholders' equity                          2,633     2,491     2,383     2,272     2,163
Dividend payout ratio                                27.13%    32.93%    26.15%    32.64%    38.19%
Average Ratios
 Return on assets                                     0.68%     0.56%     0.53%     0.58%     0.51%
 Return on equity                                     7.58%     6.46%     6.53%     7.31%     6.51%
 Shareholders' equity to total assets                 8.95%     8.69%     8.16%     7.90%     7.83%
Other information
 Total average assets                              $28,753   $28,520   $28,528   $28,071   $27,074
 Total average equity                                2,573     2,478     2,327     2,217     2,120
 Weighted average shares outstanding                24,000    24,000    24,000    24,000    24,000


                          F&M BANCORP
                    THE BANK OF BRUNSWICK
 SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA

                                                                  Year ended December 31,
(Dollars in thousands, except per share amounts)     1994      1993      1992       1991      1990
Operating Data
 Interest income                                 $ 47,106   $ 45,857   $ 48,002   $ 50,836   $ 50,845
 Interest expense                                  17,858     17,391     20,551     27,331     28,416
 Net interest income                               29,248     28,466     27,451     23,505     22,429
 Provision for credit losses                          910      1,530      2,662      1,895      1,204
 Net interest income after provision for
  credit losses                                    28,338     26,936     24,789     21,610     21,225
 Net gains (losses) on sales of securities             --          2        618         --        (19)
 Other noninterest income                           6,800      5,990      5,208      4,494      3,646
 Noninterest expenses                              23,996     21,962     20,529     17,943     16,691
 Provision for income taxes                         2,991      3,203      2,817      2,117      2,384
 Income before cumulative effect of change in
  accounting principle                              8,151      7,763      7,269      6,044      5,777
 Cumulative effect of accounting change                --         --         --      1,023         --
 Net income                                         8,151      7,763      7,269      5,021      5,777

Per Share Data(1)(2)
 Income before cumulative effect of change in
  accounting principle                            $  1.87    $  1.79   $  1.67     $  1.39    $  1.31
 Cumulative effect of change in accounting
  principle                                            --         --        --        0.24         --
 Net income                                          1.87       1.79      1.67        1.15       1.31
 Cash dividends paid                                 0.72       0.69      0.65        0.63       0.63
 Year end book value                                14.16      14.03     12.60       11.58      11.09

Other Data
 Loans, net of unearned income                   $480,394   $415,626   $415,435   $404,085   $384,849
 Total assets                                     703,863    646,614    613,595    579,247    546,391
 Total deposits                                   602,174    548,542    525,768    501,924    473,258
 Total shareholders' equity                        61,882     61,130     54,728     50,244     48,430

Dividend payout ratio                               38.50%     38.55%     38.92%     54.78%     48.09%

Average Ratios
 Return on assets                                    1.23%      1.24%      1.22%      0.90%      1.07%
 Return on equity                                   13.32%     13.58%     13.89%     10.15%     12.16%
 Shareholders' equity to total assets                9.24%      9.14%      8.76%      8.86%      8.82%
Other information
 Total average assets                            $662,206   $625,709   $597,426   $558,488   $538,473
 Total average equity                              61,206     57,166     52,333     49,468     47,518

 Weighted average shares outstanding(1)(2)      4,362,545  4,347,326  4,340,697  4,351,339  4,396,419



(1) Reflects the conversion of the Common Stock of Brunswick Bank at the minimum conversion ratio of 9.45 shares of the Common Stock of F&M Bancorp per share of the Common Stock of Brunswick Bank. Refer to the comparative historical and pro forma data on page 8 under the heading "F&M Bancorp Common Stock" for the effect of the covnersion on earnings per share, dividends per share and book value per share if the assumed conversion ratio of 10.02 shares of the Common Stock of F&M Bancorp for each share of the Common Stock of Brunswick Bank is used.
(2) Adjusted for 5% stock dividend declared April 11, 1995 to holders of record on April 21, 1995.

                               F&M BANCORP
                          THE BANK OF BRUNSWICK
                 COMPARATIVE HISTORICAL AND PRO FORMA DATA


                                                                         Year ended December 31,
                                                      1994          1993          1992         1991        1990
F&M Bancorp Common Stock:
Earnings per Common Share:
Historical:
   Income before cumulative effect of change in
     accounting principle                             $  1.92     $  1.85      $  1.73      $  1.43      $  1.35
   Cumulative effect of change in accounting principle     --          --           --         0.25           --
   Net Income                                            1.92        1.85         1.73         1.18         1.35
Pro forma combined - Minimum Conversion Ratio:
   Income before cumulative effect of change in
     accounting principle                                1.87        1.79         1.67         1.39         1.31
   Cumulative effect of change in accounting principle     --          --           --         0.24           --
   Net Income                                            1.87        1.79         1.67         1.15         1.31
Pro forma combined - Assumed Conversion Ratio:
   Income before cumulative effect of change in
     Accounting principle                                1.86        1.78         1.67         1.38         1.31
   Cumulative effect of change in accounting principle     --          --           --         0.23           --
   Net Income                                            1.86        1.78         1.67         1.15         1.31
Dividends per Common Share:
   Historical                                            0.74        0.72         0.67         0.65         0.65
   Pro forma combined - Minimum Conversion Ratio         0.72        0.69         0.65         0.63         0.63
   Pro forma combined - Assumed Conversion Ratio         0.72        0.69         0.64         0.63         0.63
Book Value per Common Share (period end):
   Historical                                           14.30       14.20         12.72       11.67        11.17
   Pro forma combined - Minimum Conversion Ratio        14.16       14.03         12.60       11.58        11.09
   Pro forma combined - Assumed Conversion Ratio        14.11       13.99         12.56       11.55        11.05
Brunswick Bank Common Stock(1):
Earnings per Common Share:
   Historical:
     Net Income                                       $  8.11     $  6.68       $  6.31     $  6.74      $  5.76
   Pro forma equivalent - Minimum Conversion Ratio:
     Income before cumulative effect of change in
       accounting principle                             17.67       16.92         15.78       13.14        12.38
     Cumulative effect of change in accounting
       principle                                           --          --            --        2.27           --
     Net Income                                         17.67       16.92         15.78       10.87        12.38
Pro forma equivalent - Assumed Conversion Ratio:
     Income before cumulative effect of change in
       Accounting principle                             18.63       17.83         16.73       13.82        13.12
     Cumulative effect of change in accounting
       principle                                           --          --            --        2.30           --
     Net Income                                         18.63       17.83         16.73       11.52        13.12
Dividends per Common Share:
   Historical                                            2.20        2.20          1.65        2.20         2.20
   Pro forma equivalent - Minimum Conversion Ratio       6.80        6.52          6.14        5.95         5.95
   Pro forma equivalent - Assumed Conversion Ratio       7.21        6.91          6.41        6.31         6.31
Book Value per Common Share (period end):
   Historical                                          109.71      103.79         99.31       94.65        90.11
Pro forma equivalent - Minimum Conversion Ratio        133.81      132.58        119.07      109.43       104.80
Pro forma equivalent - Assumed Conversion Ratio        141.38      140.18        125.85      115.73       110.72

(1) The amounts provided with respect to pro forma equivalent - Minimum Conversion Ratio for Brunswick Bank are derived by multiplying the pro forma combined - Minimum Conversion Ratio amounts for F&M Bancorp by the minimum conversion ratio of 9.45 shares of the Common Stock of F&M Bancorp per share of the Common Stock of Brunswick Bank. The amounts provided with respect to pro forma equivalent - Assumed Conversion Ratio for Brunswick Bank are derived by multiplying the pro forma combined -
    Assumed Conversion Ratio amounts for F&M Bancorp by an assumed conversion ratio of 10.02 shares of the Common Stock of F&M Bancorp per share of the Common Stock of Brunswick Bank, which reflects the $27.38 price of the last trade of the Common Stock of F&M Bancorp prior to the announcement of the Merger and the $109.71 book value per share of the Common Stock of Brunswick Bank as of December 31, 1994.

                      INVESTMENT CONSIDERATIONS

Financial Performance of F&M Bancorp; No Assurance of Continued Profitability

  Brunswick Bank negotiated the amount of the consideration which Brunswick Bank Stockholders are to receive in the Merger partly on the basis of F&M Bancorp's past financial performance. Specifically, Brunswick Bank and its financial advisor considered the historical trading range of the Common Stock of F&M Bancorp and its historical dividends per share, net income per share and book value per share. See "Proposed Merger of Brunswick Bank and F&M Bank -- Reasons for the Merger." The recommendation of the Brunswick Board to approve, ratify and confirm the Plan and the Merger is also based in part upon F&M Bancorp's past financial performance.

  Although F&M Bancorp's operations have been profitable in recent years, no assurance can be given that they will be as profitable in the future. A decline in F&M Bancorp's financial performance could adversely affect the value of the consideration which Brunswick Bank Stockholders will receive. Among many factors which could adversely affect F&M Bancorp's financial performance are government regulation, increased competition, and unfavorable economic conditions. See "-- Government Regulation; Required Regulatory Approval; Other Conditions;" "-- Competition;" and "-- Economic Conditions." These are discussed below.

Government Regulation



  F&M Bancorp and F&M Bank are subject to extensive governmental supervision, regulation and control. Future legislation and government policy could adversely affect the banking industry and the operations of F&M Bancorp and F&M Bank. There can be no assurance that the profitability of F&M Bancorp and F&M Bank will not be adversely affected by changes in the applicable laws, regulations, and policies. For example, recent changes in Federal banking laws will result in increased competition in the banking industry. See "-- Competition."

  Like other depository institutions, F&M Bancorp is affected by the monetary policies of the Federal Reserve Board and other federal instrumentalities. A primary instrument of the Federal Reserve Board's monetary policy is the restriction on expansion of the money supply. This is accomplished through open market operations, including the purchase and sale of government securities and the adjustment of reserve requirements. These actions may at times result in significant fluctuations in interest rates, which could have adverse effects on the operations of F&M Bank. In particular, F&M Bank's ability to make loans and attract deposits, as well as public demand for loans, could be adversely affected.




Competition

  F&M Bancorp operates in a competitive environment, competing for deposits and loans with commercial banks, thrift institutions and other financial institutions. Numerous mergers and consolidations involving Maryland banks have recently occurred, resulting in an intensification of competition in the banking industry. Many of F&M Bancorp's competitors possess greater financial resources or have substantially higher lending limits than does F&M Bancorp. F&M Bancorp also competes with money market mutual funds for funds from depositors.


  Recent changes in Federal banking laws will facilitate interstate branching and merger activity among banks. For example, on September 29, 1995, certain bank holding companies will be permitted to acquire banks located outside the state in which they were organized. In addition, on June 1, 1997, certain banks will be permitted to merge with banks organized under the laws of different states. In February 1995, a bill allowing out-of-state banks to establish branches in Maryland and to merge with Maryland banks was introduced in the Maryland legislature. This bill was adopted by the House and Senate in March, 1995. Such changes may result in an even greater degree of competition in the banking industry. F&M Bancorp may be brought into competition with institutions with which it does not presently compete. There can be no assurance that the profitability of F&M Bancorp will not be adversely affected by the increased competition which may characterize the banking industry in the future.

Economic Conditions

  An adverse change in general economic conditions could adversely affect F&M Bancorp's financial performance. F&M Bancorp's operating results depend upon the rate differentials which result from the difference between the income it receives from its loans, securities and other earning assets and the interest expense it pays on its deposits and other interest-bearing liabilities. These rate differentials are highly sensitive to many factors beyond the control of F&M Bancorp. Also, an adverse change in general economic conditions could impair borrowers' ability to repay loans as they mature, thus reducing the income F&M Bancorp receives from its loans and reducing the amount of the rate differentials.

Limitations on Payment of Dividends

  F&M Bank is the wholly-owned subsidiary of F&M Bancorp and is its principal income-producing operation. Accordingly, dividends payable by F&M Bancorp are subject to the financial conditions of both F&M Bank and F&M Bancorp and to other business considerations. Even if F&M Bank is able to generate sufficient earnings to pay dividends, there can be no assurance that the Board of Directors might not decide or be required to retain a greater portion of F&M Bank's earnings in order to maintain existing capital or achieve additional capital.

  In addition, F&M Bank's ability to pay dividends may be restricted by applicable provisions of national banking laws and regulations of the Comptroller, the FDIC, and the Federal Reserve Board. Any one or a combination of these could have the effect of reducing the amount of dividends payable by F&M Bancorp.

Adequacy of Allowance for Credit Losses

  To address the risk of credit losses, management of F&M Bank maintains an allowance for credit losses based upon a percentage of the outstanding balances of all loans. Management also maintains an allowance for specific loans when their ultimate collectability becomes questionable. The amount of the allowance for credit losses is established on the basis of, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. If management's assumptions and judgments prove to be incorrect and the allowance for credit losses is inadequate to absorb future losses, or if regulatory authorities require F&M Bank to increase the allowance for credit losses, F&M Bank's earnings could be significantly and adversely affected.

Additional Classes and Series of Stock

  The Board of Directors of F&M Bancorp is authorized to establish one or more classes and series of stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, without any further vote or action by its stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which F&M Bancorp's securities may be listed or traded. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of F&M Bancorp, including the loss of voting control to others. The ability of the Board of Directors of F&M Bancorp to issue additional classes or series of capital stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of F&M Bancorp. However, the Board of Directors of F&M Bancorp is not aware of any present attempt or efforts by any person to accumulate Common Stock of F&M Bancorp or obtain control of F&M Bancorp.

             PROPOSED MERGER OF BRUNSWICK BANK AND F&M BANK

  The Brunswick Bank Stockholders are being asked to approve, ratify and confirm the Plan and Agreement to Merge dated as of January 10, 1995, by and among F&M Bancorp, F&M Bank, and Brunswick Bank, and the Merger provided for therein. The following description of the Plan is a summary only and is qualified by reference to the full text thereof. A copy of the Plan is included as Annex A to this Proxy Statement/Prospectus. Brunswick Bank Stockholders are urged to read the Plan in its entirety.

General Description of the Transaction

  Under the Plan, Brunswick Bank will merge into F&M Bank, and F&M Bank will be the resulting national banking association. The banking businesses of Brunswick Bank and F&M Bank will be continued by the resulting national banking association in the same manner and through the offices now operated by F&M Bank and Brunswick Bank. The separate corporate existence of Brunswick Bank will cease.


  Brunswick Bank Stockholders will become stockholders of F&M Bancorp. On the Effective Date, each issued and outstanding share of the Common Stock of Brunswick Bank shall, without further act, be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp whose aggregate value (determined using the average closing price of the Common Stock of F&M Bancorp on the Nasdaq Stock Market for the 20 business days immediately preceding the Effective Date) is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the Effective Date, rounded to the nearest one hundredth of a share. In any event, Brunswick Bank Stockholders will receive not less than 9.45 shares of the Common Stock of F&M Bancorp for each share of the Common Stock of Brunswick Bank which they own. Cash will be paid in lieu of fractional shares.

  Determination of Number of Shares of the Common Stock of F&M Bancorp to be Issued. The determination of net tangible book value shall be made within 15 business days of the Effective Date by Keller, Bruner & Company, L.L.C. (or such other independent accounting firm chosen jointly by F&M Bancorp and Brunswick Bank). As of the date of this Proxy Statement/Prospectus, it is not possible to determine the precise number of shares of the Common Stock of F&M Bancorp that will be issued for each share of the Common Stock of Brunswick Bank. For purposes of illustration, if the Effective Date would have occurred on December 31, 1994, the net tangible book value per share of the Common Stock of Brunswick Bank would have been $109.71, and the value per share of the Common Stock of F&M Bancorp would have been $27.86, adjusted for the 5% stock dividend declared on April 11, 1995. As a result, 9.84 shares of the Common Stock of F&M Bancorp would have been issued for each share of the Common Stock of Brunswick Bank. There can be no assurance that more than 9.45 shares of the Common Stock of F&M Bancorp will be issued for each share of the Common Stock of Brunswick Bank.


  Under the Plan, net tangible book value shall mean the total tangible assets of Brunswick Bank as of the close of business on the Effective Date minus the total liabilities of Brunswick Bank as of the close of business on the Effective Date calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practice of Brunswick Bank. For purposes of determining net tangible book value, only normal and recurring items of income and expense (including any additional premiums to obtain extended directors' and officers' liability coverage) shall be considered as an expense. However, transactional expenses (other than such additional premiums) shall not be deducted as an expense. Expenses arising under the agreements with Messrs. Brock and Porter (other than expenses arising from normal accruals in accordance with current practice of Brunswick
Bank) also shall not be deducted as an expense.

  Procedures for Exchange of Certificates. After the Effective Date, certificates for shares of the Common Stock of Brunswick Bank shall represent the right to receive certificates representing the number of shares of the Common Stock of F&M Bancorp described above. Such certificates may be exchanged by their holders for new certificates for shares of the Common Stock of F&M Bancorp at any time after the determination of the net tangible book value of Brunswick Bank as described above. F&M Bancorp may withhold payment of cash in lieu of fractional shares, dividends, and other distributions from any stockholder until such stockholder's certificates are surrendered for exchange to F&M Bancorp or to an exchange agent designated by F&M Bancorp. When the new certificates are issued, the holders thereof shall be entitled to be paid the amount
(without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have become payable. Brunswick Bank Stockholders will receive further instructions as to the time and method of surrendering their certificates for exchange.

  Shortly after the Effective Date, Brunswick Bank Stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until so surrendered, certificates formerly representing shares of the Common Stock of Brunswick Bank (other than shares of dissenting stockholders as described herein under the heading "Rights of Dissenting Stockholders") will be deemed for all corporate purposes to evidence the number of whole shares of the Common Stock of F&M Bancorp that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares.

  BRUNSWICK BANK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. BRUNSWICK BANK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.


  Certain Restrictions on Resale by Controlling Persons. Directors and certain Brunswick Bank Stockholders will have certain restrictions on the transfer of shares of F&M Bancorp received by them in the Merger. These restrictions are imposed as a result of Rule 145 under the Securities Act and because the Merger is being accounted for as a pooling-of-interests. All such persons have been contacted by F&M Bancorp and have consented in writing to the restrictions. There will generally be no restrictions imposed on resale of Common Stock of F&M Bancorp received in the Merger by other Brunswick Bank Stockholders.


  Board Representation. If the Merger becomes effective, the Nominating Committee of the Board of Directors of F&M Bancorp will designate one of the directors of Brunswick Bank to be elected to the Boards of Directors of both F&M Bancorp and F&M Bank. Such director will serve until the next annual meeting of stockholders and until his successor is elected and has qualified.

  Certain Employment Matters. The officers and employees of Brunswick Bank will continue in their employment with F&M Bank as temporary, at-will employees at the same compensation level they received with Brunswick Bank before the Merger. The full time officers and employees of Brunswick Bank will also receive all benefits provided to full-time officers and employees of F&M Bank, and the part-time officers and employees of Brunswick Bank will receive all benefits provided to part-time officers and employees of F&M Bank. After the Merger, F&M Bank will interview the former officers and employees of Brunswick Bank for consideration for continued employment at-will with F&M Bank.
Offers of continued employment at-will at F&M Bank, at compensation levels then offered to officers and employees of equivalent status at F&M Bank, and with the same benefits as are available to other employees of equivalent status at F&M Bank, will be made to former officers and employees of Brunswick Bank as are necessary to fill available positions. Cash payments will be made to each of those officers, full-time employees, or part-time employees of Brunswick Bank who become employed by F&M Bank on the Effective Date and either remain employed by F&M Bank for six months continuously thereafter or leave such employment at the request of F&M Bank within six months after the Effective Date. In addition, a severance payment of two weeks' salary for each year that such employee has been employed by Brunswick Bank will be made to those employees of Brunswick Bank who become employed by F&M Bank on the Effective Date but are not offered a position of continued employment by F&M Bank.

  In addition, the profit sharing plan of Brunswick Bank in the discretion of F&M Bancorp will be continued, frozen, terminated, or merged with the 401(k) Plan of F&M Bank. After the Effective Date, all full-time officers and employees of Brunswick Bank may participate in the 401(k) Plan of F&M Bank and shall participate in the other employee benefit programs available to employees of F&M Bank to the extent they are eligible to do so under the terms of such plans or programs as are in force on the Effective Date, with credit given for their prior service with Brunswick Bank for purposes of allocation, eligibility and vesting. F&M Bancorp and F&M Bank will discontinue health and life insurance benefits to retired officers and employees of Brunswick Bank except to the extent that coverage may continue after, and Brunswick Bank may have paid for the coverage prior to, the Effective Date.

  F&M Bancorp will cause F&M Bank to assume the obligations of Brunswick Bank under certain agreements which it has entered into with David E. Brock, its President, and C. Bruce Porter, a longtime employee. See "-- Interests of Certain Persons in the Merger."

Effective Date of the Merger; Termination

  Subject to the satisfaction of all conditions contained in the Plan which have not been waived by F&M Bancorp and F&M Bank, or by Brunswick Bank, as the case may be, the Merger will become effective on the date designated by the Comptroller. It is expected that the Merger will become effective during the second quarter of 1995. F&M Bancorp will request the Comptroller to make such certificate of merger effective on either the last day of the month, or the first day of the month following the month, in which all necessary corporate and regulatory actions shall have occurred and all conditions to the Merger have been fulfilled or waived.

  The Merger may not be consummated until after a waiting period to permit the United States Department of Justice to review the competitive effects of the Merger. The failure of the United States Department of Justice to challenge the Merger does not limit the rights of private parties or confer immunity on future transactions.

  The Plan may be terminated and abandoned (a) by mutual consent of the Boards of Directors of Brunswick Bank and F&M Bancorp; (b) by action of the Board of Directors of Brunswick Bank or F&M Bancorp if the Merger has not become effective by September 30, 1995; (c) unilaterally by the Board of Directors of F&M Bancorp in their sole discretion if F&M Bancorp receives information from any governmental regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for in the Plan or which has the authority to challenge the validity of the Merger or the transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Merger or such transactions will be so challenged; or (d) if Brunswick Bank accepts or recommends to the Brunswick Bank Stockholders an acquisition proposal other than the Merger, provided that Brunswick Bank would then be required to pay to F&M Bancorp a termination fee of $94,000.

  Brunswick Bank has agreed not to solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal of any person or group relating to an acquisition proposal other than the Merger. In the event that Brunswick Bank accepts or recommends to the Brunswick Bank Stockholders an acquisition proposal other than the Merger, it is to pay to F&M Bancorp the termination fee as described in the preceding paragraph.

Background of the Merger

  Brunswick Bank has made significant advances toward improving its financial condition and increasing stockholder value since its release from an FDIC Memorandum of Understanding in September of 1993. Brunswick Bank's net income per share increased from $6.68 for the year ended December 31, 1993 to $8.11 for the year ended December 31, 1994. Book value per share increased from $103.79 at December 31, 1993 to $109.71 at December 31, 1994. During this time both the Brunswick Board and its management continued to consider and analyze various strategic alternatives. Brunswick Bank received several unsolicited acquisition proposals in August and September of 1994. At its meeting on September 13, 1994, the Brunswick Board appointed a Mergers and Acquisitions Committee (the "Committee") consisting of Messrs. Robert Moler, Sauser, Hemp, Croghan, Draper, Brock and Hooper. The Committee was formed to analyze the offers that had been made and, more broadly, to consider the strategic alternatives and ways in which stockholder value could be further enhanced.

  For the next several weeks, the Committee met with prospective acquirors, including five institutions which had previously submitted offers or indications of interest and four other institutions which had been contacted as potential acquirors. F&M Bancorp was one of the four institutions so contacted. During this process, such institutions were provided with materials regarding Brunswick Bank and its financial condition to assist in determining whether they might be interested in acquiring Brunswick Bank. As part of this process, the Committee also gathered and analyzed information as to each potential acquiror. In its analysis the Committee evaluated such matters as the level of interest of each prospective acquiror and such acquiror's ability to consummate a transaction, as well as each prospective acquiror's results of operations, market share, stock performance, product range, corporate goals and mission, quality of management and strategic and expansion planning. Following these discussions, four of the nine institutions informed the Committee that they would not be in a position to submit a bid. During this period the Committee also met with representatives of the investment banking firm of Scott & Stringfellow. On October 25, 1994 Brunswick Bank retained Scott & Stringfellow to serve as its financial advisor and to assist with its strategic planning, including its possible acquisition by another financial institution.


  On November 7, 1994, Scott & Stringfellow presented to the Committee an analysis of strategic alternatives, including an in-depth study of the five offers made by that date. The Committee discussed each offer at length with Scott & Stringfellow, along with the relative merits of continued independence. Having reviewed Scott & Stringfellow's analysis, the Committee concluded that because of increasing competition and costs, and the illiquidity of the Common Stock of Brunswick Bank, it would be comparatively more difficult to increase stockholder value through a strategy of internal growth. The Committee therefore concluded that it was advisable to continue to explore a merger with a larger institution. The Committee believed it preferable that the merger be structured as a tax-free exchange of the Common Stock of Brunswick Bank for stock of an acquiror listed on a national securities exchange or the Nasdaq Stock Market. The Committee considered which potential acquirors it believed were most likely to provide a fair financial return to Brunswick Bank Stockholders, and also concluded that it would be desirable to have a representative of Brunswick Bank on the acquiror's Board of Directors. Based upon the financial analysis and recommendation of Scott & Stringfellow and the proposals which had been received, the Committee authorized Scott & Stringfellow, subject to the approval of the Brunswick Board, to contact the two institutions who appeared to best meet its criteria, and allow them to perform further due diligence review and to present their final offers. One of these two institutions was F&M Bancorp.


  At its regular meeting on November 8, 1994, the Brunswick Board was briefed by the Committee as to its analysis and as to recent developments, and discussed in detail with the Committee its conclusions and the status of its discussions. The Brunswick Board reviewed Scott & Stringfellow's report, which outlined such factors as balance sheet data, earnings and dividend levels, return on equity, dilution and exchange ratio. The Brunswick Board also considered information regarding comparable recent bank acquisitions. After a lengthy discussion of Scott & Stringfellow's analysis and the Committee's deliberations, the Brunswick Board voted unanimously to authorize the Committee to continue to explore the two offers. The Committee set a deadline of November 30, 1994 for the submission of final acquisition offers.


  On December 6 and December 7, 1994 the Committee met to discuss the final offers of both potential acquirors, at which time Scott & Stringfellow made a presentation regarding certain financial aspects of the offers. The Committee discussed Scott & Stringfellow's presentation at length. Scott & Stringfellow reported that it would be able to render an opinion that the terms of a merger with F&M Bancorp pursuant to the terms offered by F&M Bancorp were fair to Brunswick Bank Stockholders from a financial point of view. Both institutions offered to issue shares of their Common Stock worth 2.5 times Brunswick Bank's book value per share in exchange for each issued and outstanding share of the Common Stock of Brunswick Bank. However, F&M Bancorp also offered a minimum of nine shares (or 9.45 shares, adjusted for the 5% stock dividend declared in April 1995) of its Common Stock for each share of the Common Stock of Brunswick Bank. The other offeror did not offer such a minimum exchange ratio. F&M Bancorp also offered to allow a representative of Brunswick Bank to sit on the boards of directors of both F&M Bancorp and F&M Bank, while the other offeror only allowed a representative at the bank level. Scott & Stringfellow reported that the dividend enhancement would likely be greater under a merger with F&M Bancorp than with the other offeror, and that the transaction appeared to be less dilutive for F&M Bancorp than for the other offeror. The Committee authorized Scott & Stringfellow to discuss with the other offeror whether it could also offer a minimum exchange ratio and whether such offeror could provide for a representative of Brunswick Bank to sit on the Board of Directors at the holding company level. When the Committee was informed that the other offeror could not provide for a minimum exchange ratio, it resolved to recommend to the Brunswick Board that it be authorized to pursue negotiations for a definitive agreement with F&M Bancorp. At a meeting held on December 8, 1994, the Brunswick Board resolved that Brunswick Bank should pursue such negotiations and authorized the execution by Brunswick Bank of a letter of intent with F&M Bancorp. The letter of intent was signed on December 9, 1994.

  From December 9, 1994 until January 10, 1995, the terms of the definitive Plan were negotiated. After completion of these negotiations, at a meeting of the Brunswick Board held on January 10, 1995, attended by representatives of Scott & Stringfellow and Venable, Baetjer and Howard, LLP, counsel to Brunswick Bank, the Brunswick Board considered the proposed Plan and the related Support Agreement. In advance of the meeting, copies of drafts of the Plan and the Support Agreement had been provided to the Brunswick Board. Following discussion of the terms of the proposed Merger and of related operational, legal and regulatory issues, Scott & Stringfellow made a presentation regarding certain financial aspects of the proposed Merger and stated that it would be able to render an opinion that the terms of the Merger were fair to the Brunswick Bank Stockholders from a financial point of view. At the meeting on January 10, 1995, the Brunswick Board, by a unanimous vote of all those present then unanimously approved the Merger and the execution of the Plan. Messrs. Forrest Moler and Croghan were absent because of previously scheduled travel plans, but subsequently signed the Plan.

Reasons for the Merger

  The Brunswick Board believes that the Merger and the Plan are advisable and fair and in the best interest of Brunswick Bank and the Brunswick Bank Stockholders. As discussed below, this conclusion is supported by the opinion of its independent financial advisor. In considering the terms and conditions of the Merger and the Plan, the Brunswick Board considered a number of material factors. These were:

  The Financial Terms of the Merger. In this regard, the Brunswick Board was of the view that based on historical and anticipated trading ranges for the Common Stock of F&M Bancorp and the exchange ratio offered by F&M Bancorp, the value of consideration to be received by Brunswick Bank Stockholders represented a fair multiple of Brunswick Bank's per share book value and earnings. The Brunswick Board also believed that, based on the proposed exchange ratio and a belief that F&M Bancorp would continue to pay dividends at its current rate, the Merger would result in a substantial increase in dividend income to Brunswick Bank Stockholders. See "Summary of the Transaction -- Selected Consolidated Financial and Other Data;" "Pro Forma Combined Financial Information." There can, however, be no assurance that dividends will in the future continue to be paid at the same rate at which they are currently paid. In addition, the Brunswick Board compared the premium offered by F&M Bancorp's offer (measured as the difference between the total transaction value of the Merger and Brunswick Bank's book value at November 30, 1994) on a percentage basis to Brunswick's assets and deposits. See "--Opinion of Financial Advisor
- -- Comparable Acquisition Analysis."

  The Terms, other than the Financial Terms, and Structure of the Merger. In this respect the Brunswick Board considered the benefits to its customers, employees and communities of operating as branches of F&M Bank. As branches of F&M Bank, Brunswick Bank's present operations would offer an expanded range of products and services, would have access to F&M Bancorp's financial and managerial resources, and would benefit from F&M Bank's greater geographical coverage. The Brunswick Board also considered matters regarding board representation and tax consequences. F&M Bancorp offered to appoint a member of the Brunswick Board to the
boards of directors of both F&M Bancorp and F&M Bank.   In addition, the
Merger with F&M Bank would qualify as a tax-free reorganization under the Code. See "-- Federal Income Tax Status."

  Certain Financial and Other Information Concerning F&M Bancorp. In this respect, the Brunswick Board considered, among other things, the consistently high standing of F&M Bancorp among its peer group of national and regional financial institutions, measured by profitability, capital adequacy and asset quality. In addition, based on the offered exchange ratio and the historical dividends per share, net income per share and book value per share of the Common Stock of F&M Bancorp, the Merger would result in substantial increases in the historical dividends per share, net income per share and book value per share of the shares held by Brunswick Bank Stockholders. There can, however, be no assurance that the future dividends per share, income per share or book value per share of F&M Bancorp will conform to historical values or to the corresponding pro forma calculations. The Brunswick Board also considered the higher liquidity of the Common Stock of F&M Bancorp, which is publicly traded and quoted on the Nasdaq Stock Market (National Market).

  Other Strategic Alternatives. The Brunswick Board considered the extensive process followed in order to obtain acquisition proposals and indications of interest from possible merger partners other than F&M Bancorp, the
                               -16-
prospects of such other possible merger partners, and the likelihood that such other potential partners would be able to make an offer comparable to that of F&M Bancorp. The Brunswick Board also considered the alternative of remaining independent. Based upon the foregoing considerations, the Brunswick Board determined that none of the other strategic alternatives presented the advantages of the Merger.

  Opinion of Brunswick Bank's Financial Advisor. The Brunswick Board also considered the presentations made by Scott & Stringfellow and the opinion of Scott & Stringfellow as to the fairness, from a financial point of view, to the Brunswick Bank Stockholders of the terms of the Plan. See "-- Opinion of Financial Advisor."

  Certain Other Considerations. The Brunswick Board also considered the compatibility of the respective businesses and management philosophies of Brunswick Bank and F&M Bancorp. In addition, the Brunswick Board concluded that the Merger would provide Brunswick Bank with additional financial resources which it needs to meet the competitive challenges presented by recent and anticipated changes in the banking and financial services industry. Recent changes in state and federal banking laws have significantly increased the severity and complexity of banking regulations and the cost of complying with them. Numerous mergers and consolidations involving Maryland banks have recently occurred, resulting in an intensification of competition in local, regional and national banking markets. These changes have made it more difficult for smaller independent banks, such as Brunswick Bank, to compete with larger banking organizations.

  The Brunswick Board did not find it practicable to quantify or otherwise assign any relative or specific weights to the factors considered, and did not attempt to do so. For a presentation of the interests of certain members of Brunswick Bank's management and the Brunswick Board, see "Description of Brunswick Bank -- Certain Information Regarding Directors and Officers of Brunswick Bank."

Recommendation of the Board of Directors of Brunswick Bank

  The Brunswick Board believes that the Plan and the Merger are advisable, are fair to, and are in the best interests of Brunswick Bank and the Brunswick Bank Stockholders. The Brunswick Board unanimously recommends that Brunswick Bank Stockholders vote TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein.

Opinion of Financial Advisor

  The Brunswick Board retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Plan. Scott & Stringfellow has rendered its opinion to the Brunswick Board that the terms of the Plan are fair from a financial point of view to Brunswick Bank
Stockholders. In developing this opinion, Scott & Stringfellow reviewed and analyzed: (a) the Plan; (b) the Registration Statement filed by F&M Bancorp with the Commission; (c) audited financial statements of Brunswick Bank for the four years ended December 31, 1994; (d) unaudited financial statements of Brunswick Bank for the quarters and 12 months ended December 31, 1993 and 1994, and other internal information relating to Brunswick Bank prepared by Brunswick Bank's management; (e) information regarding the trading market for the Common Stock of Brunswick Bank and the Common Stock of F&M Bancorp and the price ranges within which the respective stocks have traded; (f) a comparison of prices paid to relevant financial characteristics such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in Maryland in recent years; (g) F&M Bancorp's annual reports to stockholders and its financial statements for the four years ended December 31, 1994; and (h) F&M Bancorp's unaudited financial statements for the quarters and 12 months ended December 31, 1993 and 1994 and other internal information relating to F&M Bancorp prepared by F&M Bancorp's management. Scott & Stringfellow has discussed the background of the Merger, the reasons and basis for the Merger, and the business and future prospects of Brunswick Bank and F&M Bank individually and as a combined entity with members of Brunswick Bank's and F&M Bancorp's management. No instruction or limitations were given or imposed in connection with the scope of the examination and investigations made by Scott & Stringfellow. Finally, Scott &
Stringfellow has conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of Scott & Stringfellow's opinion, which sets forth the
                              -17-
assumptions made, matters considered and qualifications made on the review undertaken, is included as Annex C to this Proxy Statement/Prospectus and should be read in its entirety.

  Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis, and dilution analysis.

  Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of the Common Stock of Brunswick Bank. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for Brunswick Bank of between 5% and 7% and required equity capital level of 8% of assets. A range of discount rates from 12% to 14% were applied to the cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of Brunswick Bank's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate, taking into account, among other things, Brunswick Bank's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. In all scenarios considered, the present value of the Common Stock of Brunswick Bank was determined to be less than the value of the consideration to be received from F&M Bancorp pursuant to the Merger.

  Comparable Acquisition Analysis. Scott & Stringfellow compared the prices paid to relevant financial characteristics such as tangible net worth, assets, deposits and earnings in 19 bank and bank holding company mergers and acquisitions in Maryland since January 1, 1992. In making this comparison, Scott & Stringfellow paid particular attention to transactions that have been announced or closed in 1994 in Maryland. Scott & Stringfellow reviewed all such transactions involving bank and bank holding companies known to it to have occurred during this period. Scott & Stringfellow then made a corresponding comparison of price to financial characteristics with regard to the proposed Merger and found the consideration offered by F&M Bancorp to be within the pricing ranges accepted during the recent transactions. Specifically, based upon the most recent transactions either closed or announced in Maryland since January 1, 1993, other than the Merger, the average price to tangible book value in these transactions was 1.89, compared with 2.50 for the Merger; the average price to earnings ratio was 20.1, compared to 37.4 for the Merger; the average premium to deposits was 17.8%, compared with 24.6% for the Merger; and the average premium to assets was 15.6%, compared with 22.3% for the Merger. For purposes of computing the information with respect to the Merger, an assumed consideration of $270.67 per share for each share of the Common Stock of Brunswick Bank was used.

  Analysis of F&M Bancorp and Maryland Bank Group. Scott & Stringfellow analyzed the performance and financial condition of F&M Bancorp relative to a peer group consisting of F&M Bancorp, FCNB Corporation, Citizens Bancorp, Mercantile Bankshares Corporation, Provident Bankshares Corporation, First United Corporation, and Mason-Dixon Bancshares, Inc. (the "Maryland Bank Group"). Among the financial characteristics compared were the ratio of tangible equity to assets, the ratio of loans to deposits, net interest margin, nonperforming assets, total assets, non-accrual loans, and efficiency ratio. Scott & Stringfellow also compared the liquidity of the Common Stock of the respective institutions. Additional characteristics compared for the trailing twelve-month period ended December 31, 1994, were (a) price to tangible book value ratio, which was 1.95x for F&M Bancorp, compared to an average of 1.74x for the Maryland Bank Group, (b) price to earnings ratio, which was 15.1x for F&M Bancorp, compared to an average of 14.7x for the Maryland Bank Group, (c) return on assets, which was 1.37% for F&M Bancorp, compared to an average of 1.04% for the Maryland Bank Group, (d) return on equity, which was 14.7% for F&M Bancorp, compared to an average of 11.3% for the Maryland Bank Group, and (e) a dividend yield of 2.8% for F&M Bancorp, compared to an average of 1.4% for the Maryland Bank Group. Overall, in the opinion of Scott & Stringfellow, F&M Bancorp's operating performance, financial condition, and liquidity for its Common Stock were better than average for the Maryland Bank Group, and F&M Bancorp's market value was reasonable in comparison to the Maryland Bank Group.

  Dilution Analysis. Based upon publicly available financial information on Brunswick Bank and F&M Bancorp, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of Brunswick Bank and F&M Bancorp. Scott & Stringfellow concluded from this analysis that, based on the offered exchange ratio and the historical dividends per share, net income per share and book value per share of the Common Stock of F&M Bancorp, the Merger would result in substantial increases in the historical dividends per share, net income per share and book value per share of the securities held by Brunswick Bank Stockholders. See "Summary of the Transaction -- Comparative Per Share Data;" "Pro Forma Combined Financial Information." There can, however, be no assurance that the future dividends per share, income per share or book value per share of F&M Bancorp will conform to the corresponding pro forma calculations.

  The summary set forth above includes the material factors considered by Scott & Stringfellow. However, it does not purport to be a complete description of the presentation by Scott & Stringfellow to the Brunswick Board or of the analyses performed by Scott & Stringfellow. Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion.

  Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia which provides a broad array of services to corporations, financial institutions and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with financial institutions in Maryland, Virginia, North Carolina, the District of Columbia, and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, and secondary distributions of listed and unlisted securities. Scott & Stringfellow was selected by the Brunswick Board for its expertise and reputation in providing valuation and merger and acquisition and advisory services to financial institutions.


  Pursuant to an engagement letter dated October 13, 1994 between Brunswick Bank and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive fees and expenses of approximately $25,000, payable at the closing of the Merger.


Interests of Certain Persons in the Merger

  On December 13, 1994, Brunswick Bank executed an Employment Severance Agreement with David E. Brock, its President. Under this agreement, Mr. Brock is to remain employed as the President of Brunswick Bank. If the Merger is approved, Mr. Brock's employment with Brunswick Bank is to terminate on the Effective Date. Upon such termination, Mr. Brock is to receive a payment of $75,330 and title to an automobile owned by Brunswick Bank. This payment is to be made as severance pay, as compensation for services rendered in negotiation and execution of the Plan, and for compensation increases foregone by Mr. Brock in the past.

  Brunswick Bank has also entered into an Agreement for Consulting with
C. Bruce Porter, a longtime employee. Under this agreement, Mr. Porter is to remain in his present employ with Brunswick Bank until he attains the age of 65 years. After such time, he is to be employed by Brunswick Bank as a consultant for no more than 500 hours per year at a compensation level of $17,000 per year until he attains the age of 70 years. At such time, Brunswick Bank has also agreed to pay Mr. Porter deferred compensation of $1,416.66 per month for ten years. Brunswick Bank has also agreed to pay certain deferred compensation, disability, and death benefits to Mr. Porter's spouse in the event of his death or disability. After the Effective Date, F&M Bank will continue to observe Brunswick Bank's obligations to Mr. Porter and his spouse under these agreements.

Conditions of the Merger

  The obligations of F&M Bancorp and F&M Bank to consummate the Merger are subject to the satisfaction of certain conditions prior to the Effective Date, including the following: (a) there shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of Brunswick Bank from December 31, 1993 to the Effective Date, including a reduction of the tangible net worth of Brunswick Bank to less than $2,598,000, a decrease in the net income of Brunswick Bank for fiscal year 1994 to less than $180,000 (or for fiscal year 1995, to less than $180,000 on an annualized basis), the reduction of core deposits to less than 90% of core deposits on January 10, 1995, or materially adverse changes in, and not in, the ordinary course of Brunswick Bank's business; (b) the Comptroller must have approved the Merger and such approval must have become effective, and any other required regulatory approvals shall have been obtained; (c) no action or proceeding against F&M Bancorp, F&M Bank, or Brunswick Bank or the consummation of the transactions contemplated by the Plan shall have been instituted or threatened, or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date which, in the opinion of F&M Bancorp's counsel, renders it impossible for legal reasons for F&M Bancorp or F&M
Bank to consummate the transactions contemplated by the Plan or provides a substantial basis for concluding that F&M Bancorp or F&M Bank should not consummate the transactions contemplated by the Plan; (d) all requisite consents, undertakings, memoranda, agreements, exercises, and terminations by third parties shall have been obtained or waived by F&M Bancorp; (e) F&M Bancorp shall have received a letter from Keller Bruner
& Company, L.L.C., its independent auditors, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Plan; (f) Brunswick Bank shall not have changed its authorized, issued or outstanding capital stock; (g) Brunswick Bank shall not have declared any dividend with respect to its Common Stock in excess of quarterly dividends at the rate of $0.55 per share; (h) Brunswick Bank shall not have increased employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices) and shall not have established or made any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreement or benefits of any of its past, present or future officers or employees; (i) Brunswick Bank shall not have incurred any liability for borrowed money except in the ordinary course of its banking business nor shall it have placed or permitted any lien or encumbrance upon any of its properties or assets except for permitted liens; (j) the holders of two-thirds of the outstanding stock of Brunswick Bank shall have voted to approve, ratify and confirm the Merger. It is also a condition to F&M Bancorp's obligation to consummate the Merger that (k) the holders of no more than 8% of the Common Stock of Brunswick Bank shall have filed with Brunswick Bank at or before the Special Meeting a notice in writing that they intend to dissent from the Plan or shall have voted against the Merger.

  Similarly, the obligation of Brunswick Bank to consummate the Merger is subject to the satisfaction prior to the Effective Date of certain conditions contained in the Plan, including the following: conditions
(b) and (j) above; (l) there shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of F&M Bancorp from December 31, 1993 to the Effective Date; (m) all requisite consents, approvals or waivers shall have been obtained or waived by Brunswick Bank; (n) Brunswick Bank shall have received a written opinion from Scott & Stringfellow, Inc. (or such other recognized investment firm as Brunswick Bank may select), dated contemporaneously with the date of this Proxy Statement/Prospectus, to the effect that the consideration to be received in the Merger is fair to Brunswick Bank Stockholders from a financial point of view.

  F&M Bancorp, F&M Bank, and Brunswick Bank may, in their discretion, waive any of these conditions except those summarized in clauses (b) and
(j) above. Brunswick Bank cannot waive the condition summarized in clause (c) above.



Support Agreements and Undertakings

  The directors of Brunswick Bank and certain related Brunswick Bank Stockholders who may be deemed to be "affiliates" of Brunswick Bank, as that term is defined under the rules of the Commission, or who may be restricted from selling their shares of the Common Stock of Brunswick Bank under the accounting rules applicable to a pooling- of-interests, have signed an agreement to support and vote the shares of Common Stock of Brunswick Bank owned or controlled by them to ratify and confirm the Plan and the Merger. Such persons have also signed agreements to abide by all limitations imposed by the Securities Act and by all rules, regulations and releases promulgated thereunder by the Commission with respect to the sale or other disposition of the shares of the Common Stock of F&M Bancorp to be received by them pursuant to the Merger, and to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests.

Federal Income Tax Status

  F&M Bancorp, F&M Bank, and Brunswick Bank will receive an opinion of Messrs. Piper & Marbury, counsel to F&M Bancorp, to the effect that for Federal income tax purposes, (a) the transfer of all of the assets of Brunswick Bank to F&M Bank, and the assumption by F&M Bank of the liabilities of Brunswick Bank pursuant to the terms of the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code, and Brunswick Bank, F&M Bank and F&M Bancorp will each be a "party to the reorganization" within the meaning of
Section 368(b) of the Internal Revenue Code; (b) no gain or loss will be recognized to a Brunswick Bank Stockholder on the conversion of Common Stock of Brunswick Bank solely into shares of the Common Stock of F&M Bancorp, and no gain or loss will be recognized to F&M Bancorp or F&M Bank upon the receipt by F&M Bank of all of the assets of Brunswick Bank in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bank of the liabilities of Brunswick Bank; (c) the basis of the shares of the Common Stock of F&M Bancorp received by a Brunswick Bank Stockholder will be the same as the basis of the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger, and the holding period of shares of the Common Stock of F&M Bancorp received by a Brunswick Bank Stockholder will include the period during which he held the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger, provided that the Brunswick Bank Common Stock is held as a capital asset by the Brunswick Bank Stockholder on the Effective Date; (d) the basis of each asset of Brunswick Bank in the hands of F&M Bank will be the same as the basis of such asset in the hands of Brunswick Bank immediately prior to the Merger, and the holding period of each such asset in the hands of F&M Bank will include the periods during which such asset was held by Brunswick Bank; (e) no gain or loss will be recognized to the stockholders of F&M Bancorp as a result of the transactions contemplated by the Plan; (f) where cash is received by a Brunswick Bank Stockholder in lieu of a fractional share of the Common Stock of F&M Bancorp to which the stockholder may be entitled, such cash will be treated as received by such stockholder as a distribution in redemption of his fractional share interest; and (g) the accumulated earnings and profits of Brunswick Bank on the Effective Date will be added to the accumulated earnings and profits of F&M Bank and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Internal Revenue Code.

  The opinion does not apply to Brunswick Bank Stockholders who dissent and receive cash payment for their shares. Any gain or loss resulting from such cash payments will be recognized by such dissenting stockholders for Federal income tax purposes. Such dissenting stockholders should consult their own tax counsel with respect to the tax treatment of any recognized gain or loss.

  F&M Bancorp, F&M Bank and Brunswick Bank have not requested a ruling from the Internal Revenue Service on the tax treatment of the Merger.

  The discussion set forth above is included for general information only. It does not address the state, local, or foreign tax aspects of the Merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

  EACH BRUNSWICK BANK STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

  It is expected that the Merger will be treated as a pooling-of-interests for accounting purposes. The obligations of F&M Bancorp under the Plan are conditioned upon the receipt by it of a letter from its independent certified public accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the Plan. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of F&M Bancorp and Brunswick Bank will be combined at the Effective Date and carried forward at their previously recorded amounts and the stockholders' equity accounts of Brunswick Bank will be combined on F&M Bancorp's consolidated balance sheet. Income and other financial statements of F&M Bancorp issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of F&M Bancorp and Brunswick Bank as if the Merger had taken place prior to the periods covered by such financial statements.

  In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all of the outstanding shares of the Common Stock of Brunswick Bank must be exchanged for shares of the Common Stock of F&M Bancorp. It is a condition to F&M Bancorp's obligation to consummate the Merger that the holders of no more than 8% of the Common Stock of Brunswick Bank shall have filed with Brunswick Bank at or before the Special Meeting a notice in writing that they intend to dissent from the Plan or shall have voted against the Merger. If this or one of the other conditions to pooling-of-interests accounting treatment is not satisfied, the Merger would not qualify for the pooling-of-interests method of accounting, and a condition to F&M Bancorp's obligation to consummate the Merger would not be fulfilled. See "-- Rights of Dissenting Shareholders" and "-- Conditions of the Merger."



  Individuals who are affiliated with Brunswick Bank have entered into agreements with F&M Bancorp providing that they will not sell, transfer or otherwise dispose of shares of the Common Stock of Brunswick Bank owned by them until such time as financial results covering at least 30 days of combined operations of F&M Bancorp and Brunswick Bank have been published.

Certain Differences in Rights of Stockholders of Brunswick Bank and F&M
Bancorp

  There are certain differences in the rights of holders of the Common Stock of Brunswick Bank and of the Common Stock of F&M Bancorp under governing provisions of their respective organizational documents. Some of these differences are described below.

  Holders of the Common Stock of Brunswick Bank generally have preemptive rights (i.e., the right to subscribe for their pro rata share of a new issue of Common Stock before it is offered to others for cash). Holders of the Common Stock of F&M Bancorp do not have preemptive rights.

  The affirmative vote of the holders of two-thirds of the outstanding shares of the Common Stock of Brunswick Bank is generally required for mergers, charter amendments and similar extraordinary transactions involving Brunswick Bank. For F&M Bancorp, the affirmative vote of the holders of two-thirds of the outstanding shares of its Common Stock is generally required for mergers and similar extraordinary transactions. Charter amendments would require an affirmative vote of a majority of the outstanding shares of Common Stock of F&M Bancorp.

  F&M Bancorp's Charter authorizes its Board of Directors to issue one or more classes and series of stock, including series of preferred stock. Holders of shares of such preferred stock may have rights with respect to (among other things) voting, dividends, or liquidation preferences which are superior to those of holders of the Common Stock of F&M Bancorp. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of F&M Bancorp, including the loss of voting control to others. It could also adversely affect F&M Bancorp's ability to pay dividends to the holders of its Common Stock or the liquidation preference of the holders of its Common Stock. See "Investment Considerations -- Additional Classes and Series of Stock." Brunswick Bank's Charter only authorizes the issuance of shares of its Common Stock, and does not authorize the issuance of any other class or series of capital stock.

  F&M Bancorp's Charter also contains a provision limiting the personal liability of its directors and officers to it or its stockholders for money damages. Under Maryland law, a corporation is permitted to have such a charter provision. However, under Maryland law this limitation of money damages does not apply to the extent that (a) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Brunswick Bank's Charter does not contain an equivalent provision limitating the liability of its directors and officers to it or its stockholders for money damages.

                            VOTING INFORMATION

Proxy Solicitation


  This Proxy Statement/Prospectus and the accompanying proxy material are furnished in connection with the solicitation of proxies by the Brunswick Board for the Special Meeting described in the accompanying notice. The Special Meeting will be held at the offices of Brunswick Bank, 1 West Potomac Street, Brunswick, Maryland 21716-0157 on
Thursday, May 25, 1995 at 2:00 p.m. local time. Only Brunswick Bank Stockholders of record at the close of business on April 18, 1995 will be entitled to notice of and to vote at the Special Meeting. At such record date, Brunswick Bank had outstanding and entitled to vote 24,000 shares of Common Stock. Each share of Common Stock entitles the holder to one vote. Any proxy given may be revoked by a Brunswick Bank Stockholder at any time prior to its exercise. Such right of revocation is not limited or subject to compliance with any formal procedure.


   F&M Bancorp will pay the costs of printing and mailing this Proxy Statement/Prospectus. Brunswick Bank will pay all other expenses which it may incur in the solicitation of proxies. F&M Bancorp will pay the filing fees in respect of regulatory approvals required in order to consummate the Merger, including the registration fee of the Commission, the filing fees in respect of state "blue sky" laws, and the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on the Nasdaq Stock Market (National Market) of the shares of the Common Stock of F&M Bancorp to be issued pursuant to the Plan. The parties do not expect to pay compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining the proxies. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of Brunswick Bank without additional compensation to them.

Vote Required

  The favorable vote of two-thirds of the shares outstanding of Brunswick Bank will be required to approve, ratify and confirm the Plan and the Merger provided for therein. Because the required vote of Brunswick Bank Stockholders on the Plan and the Merger is based upon the total number of outstanding shares of the Common Stock of Brunswick Bank, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), the abstention from voting and any broker non-vote will have the same effect as a vote against the Plan and the Merger. As of January 10, 1995 the directors of Brunswick Bank as a group owned beneficially approximately 7,531 shares of the Common Stock of Brunswick Bank, or approximately 31.38% of the shares outstanding. All directors of Brunswick Bank and certain persons related thereto have executed a Support Agreement which contains their respective agreements with F&M Bancorp to vote the shares they own to approve, ratify and confirm the Plan and the Merger provided for therein.

  All shares of the Common Stock of Brunswick Bank represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of the Common Stock of Brunswick Bank represented by such proxies will be voted to approve, ratify and confirm the Plan and the Merger provided for therein.

  No vote of the stockholders of F&M Bancorp is required to approve the Merger. Although the favorable vote of two-thirds of the shares outstanding of F&M Bank is required to approve, ratify and confirm the Plan and the Merger provided for therein, F&M Bancorp has passed a resolution to vote all of the shares to approve, ratify and confirm the Plan and the Merger provided for therein. F&M Bancorp owns all of the outstanding shares of the capital stock of F&M Bank.

Rights of Dissenting Stockholders

A copy of Section 215a of Title 12 of the United States Code is included as Annex B to this Proxy Statement/Prospectus. Under the provisions of this statute, each Brunswick Bank Stockholder who objects to the Plan has the right to demand that he be paid the value of his shares as of the Effective Date, if and when it is consummated, in cash. This right is subject to the following conditions: (a) the right of payment applies only to shares which are voted against approval of the Merger or are held by a Brunswick Bank Stockholder who has given written notice of dissent to Brunswick Bank (attention of David E. Brock at The Bank of Brunswick, 1 West Potomac Street, Brunswick, Maryland 21716) at or prior to the Special Meeting of stockholders; (b) such Brunswick Bank Stockholder must, before 30 days after the Effective Date, make a written demand for payment to F&M Bank (attention of Gordon M. Cooley, Esquire at F&M Bank, 110 Thomas Johnson Drive, P.O. Box 518, Frederick, Maryland 21705-0518); and (c) the written demand must be accompanied by surrender of the stock certificates representing such shares. The submission of a signed but otherwise unmarked proxy will be voted to approve, ratify and confirm the Merger and will serve to waive appraisal rights. Brunswick Bank Stockholders will be notified of the Effective Date. Failure to comply with any of the foregoing conditions will result in the loss of the appraisal right described herein.

  The value of the dissenting shares will be determined by a committee of three appraisers. One is to be selected by the owners of a majority of the dissenting shares, one by the Board of Directors of F&M Bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers will govern. If the appraisal is not completed within 90 days after the Effective Date, the Comptroller will upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. If the value fixed by the appraisers is not satisfactory to any dissenting stockholder who has requested payment, the dissenting stockholder may appeal to the Comptroller within five days after being notified of the valuation. The Comptroller will then cause a reappraisal to be made. Such reappraisal will be final and binding as to the value of the shares of the person making the appeal. The dissenting stockholders will pay the expenses of their appraiser, F&M Bank will pay the expenses of its appraiser, and the dissenting stockholders and F&M Bank will share the expense of the third appraiser. The expenses of the Comptroller in making the reappraisal or appraisal, as the case may be, will be paid by F&M Bank.

  Under the statute, the shares of stock of the surviving corporation which would have been delivered to dissenting stockholders had they not requested payment shall be sold at an advertised public auction. If the price received is greater than the amount paid to any dissenting stockholder, the excess of such sales price shall be paid to the dissenting stockholder. Under the Plan, only shares of the Common Stock of F&M Bancorp are to be issued to Brunswick Bank Stockholders, and no shares of the Common Stock of F&M Bank are to be issued. F&M Bancorp therefore intends to take the position that this provision does not apply to the Merger.

  The foregoing does not purport to be a complete statement of the procedures for the exercise of appraisal rights. The preservation and exercise of appraisal rights are conditioned on strict observance of the above-mentioned procedures of Federal law. Each Brunswick Bank Stockholder who might exercise appraisal rights is therefore urged to consult such law and strictly observe its requirements.

          UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


  The unaudited pro forma combined balance sheets and the unaudited pro forma combined statements of income of F&M Bancorp set forth on the accompanying pages give effect, using the pooling-of-interests method of accounting, to the proposed Merger of Brunswick Bank with and into F&M Bank based upon the proposed minimum exchange ratio of 9.45 shares of the Common Stock of F&M Bancorp for each share of the Common Stock of Brunswick Bank. The unaudited pro forma balance sheets are presented as though the proposed merger had occurred on December 31, 1994.
The unaudited pro forma combined income statements are presented as though the proposed Merger had taken place on January 1, 1992.


   The unaudited pro forma combined financial information set forth on the accompanying pages is for illustrative purposes only, and therefore is not necessarily indicative of the financial condition or results of operations of F&M Bancorp as they would have been had the proposed Merger occurred during the periods presented or as they may be obtained in the future. This unaudited pro forma combined financial information is derived from and should be read in conjunction with the consolidated financial statements of F&M Bancorp, including the notes thereto, which are incorporated by reference, and the financial statements of Brunswick Bank, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus.

           UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                         DECEMBER 31, 1994

                                                      Bank                         Pro
                                          F&M          of                         Forma
(Dollars in thousands)                   Bancorp    Brunswick     Adjustments    Combined
ASSETS
Cash and due from banks                 $ 22,132     $ 1,194                      23,326
Federal funds sold                         2,100          --                       2,100
       Total cash and cash equivalents    24,232       1,194                      25,426
Interest bearing deposits with banks          --         100                         100
Loans held for sale                          149          --                         149
Investment securities:
  Held-to-maturity, at amortized cost     86,291       5,363                      91,654
  Available-for-sale, at fair value       77,649          --                      77,649
Total investment securities              163,940       5,363                     169,303
Loans, net of unearned income            459,272      21,122                     480,394
Less:   Allowance for credit losses       (5,522)       (271)                     (5,793)
Net loans                                453,750      20,851                     474,601
Bank premises and equipment, net          12,927         787                      13,714
Other assets                              20,258         312                      20,570
Total assets                            $675,256     $28,607                    $703,863

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing                     $ 86,341     $ 4,222                    $ 90,563
Interest-bearing                         489,955      21,656                     511,611
        Total deposits                   576,296      25,878                     602,174
Federal funds purchased and securities
sold under agreements to repurchase       31,959          --                      31,959
Other short-term borrowings                1,933          --                       1,933
Accrued interest and other liabilities     5,819          96                       5,915
Total liabilities                        616,007      25,974                     641,981
Shareholders' Equity

Common Stock                              19,735         300           834        20,869
Surplus                                   19,614       1,500          (834)       20,280

Retained earnings                         22,873         833                      23,706
Net unrealized loss on securities
  available for sale                      (2,973)         --                      (2,973)
Total shareholders' equity                59,249       2,633                      61,882
Total liabilities and shareholders'
  equity                                $675,256     $28,607                    $703,863


                       UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                      DECEMBER 31, 1993


                                                       Bank                         Pro
                                           F&M          of                         Forma
(Dollars in thousands)                   Bancorp     Brunswick    Adjustments    Combined

ASSETS
Cash and due from banks                $ 16,848     $ 1,330                      $ 18,178
Federal funds sold                        7,275       2,209                         9,484
Total cash and cash equivalents          24,123       3,539                        27,662
Interest bearing deposits with banks         --         200                           200
Loans held for sale                       8,696          --                         8,696
Investment securities:
Held-to-maturity, at amortized cost      27,487       5,108                        32,595
Available-for-sale, at fair value       142,021          --                       142,021
Total investment securities             169,508       5,108                       174,616
Loans, net of unearned income           396,337      19,289                       415,626
Less:   Allowance for credit losses      (5,460)       (245)                       (5,705)
Net loans                               390,877      19,044                       409,921
Bank premises and equipment, net         11,870         732                        12,602
Other assets                             12,594         323                        12,917
Total assets                           $617,668     $28,946                      $646,614
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing                    $ 72,594     $ 4,069                      $ 76,663
Interest-bearing                        449,560      22,319                       471,879
Total deposits                          522,154      26,388                       548,542
Federal funds purchased and
  securities sold under agreements
  to repurchase                          30,377          --                        30,377
Other short-term borrowings               2,014          --                         2,014
Accrued interest and other liabilities    4,484          67                         4,551
Total liabilities                       559,029      26,455                       585,484
Shareholders' Equity

Common Stock                             18,728         300            834         19,862
Surplus                                  15,811       1,500           (834)        16,477

Retained earnings                        22,589         691                        23,280
Net unrealized gain on
  securities available for sale           1,511          --                         1,511
Total shareholders' equity               58,639       2,491                        61,130
Total liabilities and
  shareholders' equity                 $617,668     $28,946                      $646,614


            UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME FOR THE YEAR ENDED
                                       DECEMBER 31, 1994


                                                                          Bank
                                                          F&M              of           Pro Forma
(Dollars in thousands except for per share amounts)      Bancorp        Brunswick       Combined

Interest income:
  Interest and fees on loans                             $35,988        $1,692          $37,680
  Interest and dividends on investment securities:
    Taxable                                                5,227           286            5,513
    Tax-exempt                                             3,567            36            3,603
  Interest on federal funds sold                             222            68              290
  Other interest income                                       --            20               20
               Total interest income                      45,004         2,102           47,106
Interest expense:
  Interest on deposits                                    15,854           714           16,568
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                    1,208            --            1,208
  Interest on other short-term borrowings                     82            --               82
               Total interest expense                     17,144            714          17,858
Net interest income                                       27,860          1,388          29,248
Provision for credit losses                                  900             10             910
Net interest income after provision for credit losses     26,960          1,378          28,338
Noninterest income:
   Trust income                                            1,144             --           1,144
   Service charges on deposit accounts                     2,193             82           2,275
   Net gains on sales of securities                           --             --              --
   Net gains on sales of property                            725             --             725
   Other operating income                                  2,629             27           2,656
                Total noninterest income                   6,691            109           6,800
Noninterest expense:
  Salaries and employee benefits                          11,620            637          12,257
  Occupancy expense                                        1,437             55           1,492
  Equipment expense                                        1,085             97           1,182
  Other operating expense                                  8,652            413           9,065
                Total noninterest expense                 22,794          1,202          23,996
Income before provision for income taxes                  10,857            285          11,142
Provision for income taxes                                 2,901             90           2,991
Net income                                               $ 7,956         $  195         $ 8,151
Earnings per Common Share:

  Net income                                               $1.92          $8.11           $1.87
Weighted average number of shares                      4,135,745         24,000       4,362,545



      UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME FOR THE YEAR ENDED
                                  DECEMBER 31, 1993

                                                                           Bank
                                                             F&M            of          Pro Forma
(Dollars in thousands except for per share amounts)        Bancorp       Brunswick      Combined
Interest income:
  Interest and fees on loans                             $  34,842       $  1,739        $  36,581
  Interest and dividends on investment securities:
    Taxable                                                  5,217            325            5,542
    Tax-exempt                                               3,306             14            3,320
  Interest on federal funds sold                               322             64              386
  Other interest income                                         --             28               28
        Total interest income                               43,687          2,170           45,857
Interest expense:
  Interest on deposits                                      15,721            768           16,489
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                        854             --              854
  Interest on other short-term borrowings                       48             --               48
        Total interest expense                              16,623            768           17,391
Net interest income                                         27,064          1,402           28,466
Provision for credit losses                                  1,500             30            1,530
Net interest income after provision for credit losses       25,564          1,372           26,936
Noninterest income:
  Trust income                                               1,091             --            1,091
  Service charges on deposit accounts                        1,854             82            1,936
  Net gains on sales of securities                               2             --                2
  Net gains (losses) on sales of property                      139            (47)              92
  Other operating income                                     2,836             35            2,871
        Total noninterest income                             5,922             70            5,992
Noninterest expense:
  Salaries and employee benefits                            10,575            629           11,204
  Occupancy expense                                          1,392             56            1,448
  Equipment expense                                          1,048             86            1,134
  Other operating expense                                    7,740            436            8,176
        Total noninterest expense                           20,755          1,207           21,962
Income before provision for income taxes                    10,731            235           10,966
Provision for income taxes                                   3,128             75            3,203
Net income                                               $   7,603         $  160        $   7,763
Earnings per Common Share:

  Net income                                                 $1.85          $6.68            $1.79
Weighted average number of shares                        4,120,526         24,000        4,347,326



         UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME FOR THE YEAR ENDED
                                      DECEMBER 31, 1992

                                                                            Bank
                                                             F&M             of            Pro Forma
(Dollars in thousands except for per share amounts)        Bancorp        Brunswick        Combined
Interest income:
  Interest and fees on loans                               $ 37,142       $ 1,640           $ 38,782
  Interest and dividends on investment securities:
    Taxable                                                   5,262           365              5,627
    Tax-exempt                                                3,092            20              3,116
  Interest on federal funds sold                                294           117                411
  Other interest income                                          --            66                 66
        Total interest income                                45,790         2,212             48,002
Interest expense:
  Interest on deposits                                       18,640         1,027             19,667
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                         825            --                825
  Interest on other short-term borrowings                        59            --                 59
        Total interest expense                               19,524         1,027             20,551
Net interest income                                          26,266         1,185             27,451
Provision for credit losses                                   2,615            47              2,662
Net interest income after provision for credit losses        23,651         1,138             24,789
Noninterest income:
  Trust income                                                  771            --                771
  Service charges on deposit accounts                         1,789           114              1,903
  Net gains (losses) on sales of securities                     619            (1)               618
  Net gains on sales of property                                 32            24                 56
  Other operating income                                      2,438            40              2,478
        Total noninterest income                              5,649           177              5,826
Noninterest expense:
  Salaries and employee benefits                             10,036           586             10,622
  Occupancy expense                                           1,306           139              1,445
  Equipment expense                                           1,040            --              1,040
  Other operating expense                                     7,043           379              7,422
        Total noninterest expense                            19,425         1,104             20,529
Income before provision for income taxes                      9,875           211             10,086
Provision for income taxes                                    2,758            59              2,817
Net income                                                  $ 7,117       $   152           $  7,269
Earnings per Common Share:

Net income                                                    $1.73         $6.31              $1.67
Weighted average number of shares                         4,113,897        24,000          4,340,697


                                         -30-

DESCRIPTION OF F&M BANCORP

  F&M Bancorp is a registered bank holding company headquartered in Frederick, Maryland. F&M Bancorp was organized under the laws of the State of Maryland in 1983, and became the sole stockholder of F&M Bank through a reorganization completed in 1984. F&M Bank is F&M Bancorp's sole direct subsidiary. As a bank holding company, F&M Bancorp engages in a general banking and trust company business through F&M Bank. The latter operates 19 offices in Frederick, Carroll, and Montgomery Counties, Maryland. As of December 31, 1994, F&M
Bancorp had consolidated total assets of approximately $675 million.

  F&M Bancorp's principal asset is all of the issued and outstanding capital stock of F&M Bank. F&M Bank is insured by Federal Deposit Insurance Corporation (the "FDIC") and is a member of the Federal
Reserve System (the "FRB").

  As a registered bank holding company, F&M Bancorp is subject to regulation under the Federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the FRB thereunder. Under applicable FRB policies, a bank holding company such as F&M Bancorp is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to a subsidiary bank would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary bank.

  The principal executive offices of F&M Bancorp are located at 110 Thomas Johnson Drive, Frederick, Maryland 21702. Its telephone number is
(301) 694-4000.

General Description of F&M Bancorp's Common Stock, Charter, and By-Laws


  The authorized capital of F&M Bancorp consists exclusively of 10,000,000 shares of capital stock, par value $5.00 per share. All are initially classified as Common Stock. As of December 31, 1994, there were issued and outstanding 3,946,984 shares of the Common Stock of F&M Bancorp, which were held by 2,746 owners of record, and there were 171,530 shares issuable upon the exercise of options to purchase its Common Stock. F&M Bancorp has issued no warrants to purchase its Common Stock. On April 12, 1994, the Board of
Directors of F&M Bancorp declared a 5% stock dividend, which was distributed on May 23, 1994 to stockholders of record as of April
22, 1994. On April 11, 1995, the Board of Directors of F&M Bancorp declared a second 5% stock dividend, which will be distributed on May 22, 1995 to stockholders of record as of April 21, 1995.
The Common Stock of F&M Bancorp is listed for quotation on the Nasdaq Stock Market (National Market) under the symbol "FMBN."


  The holders of the Common Stock of F&M Bancorp are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors.
Subject to the voting rights of the holders of preferred stock, if any, the exclusive voting power for all purposes is vested in the holders of the Common Stock. Each share of the Common Stock of F&M Bancorp is entitled to participate on a pro rata basis in dividends and other distributions. The holders of the Common Stock of F&M
Bancorp Stock do not have preemptive rights to subscribe for additional shares that may be issued by F&M Bancorp, and no share is entitled in any manner to any preference over any other share. The shares of the Common Stock of F&M Bancorp to be issued to Brunswick Bank
Stockholders pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Maryland law. First National Bank of Maryland serves as the transfer agent for F&M Bancorp.

  The Board of Directors of F&M Bancorp may classify and reclassify any unissued shares of capital stock into other classes and series, including one or more series of preferred stock, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. Such stock may rank senior to the Common Stock in one or more respects.

  F&M Bancorp's Charter may be amended by resolution of its Board of Directors, setting forth the proposed amendment and declaring it advisable, followed by the affirmative vote of a majority of all stockholders entitled to vote on the matter. F&M Bancorp's By-Laws may be amended by a majority of votes cast at an annual or special meeting of the stockholders at which a quorum is present, or by a majority of votes cast at a regular or special meeting of directors at which a quorum is present.

  F&M Bancorp's Charter provides that the number of directors of F&M Bancorp shall be 15 and thereafter may be increased or decreased pursuant to the By-Laws of F&M Bancorp, but shall never be less than the minimum number permitted by Maryland law. The By-Laws allow a maximum of 25 directors. The Charter of F&M Bancorp does not classify the Board of Directors; therefore, all directors are elected as a single class each year.

  Pursuant to its By-Laws, F&M Bancorp holds annual meetings of its stockholders to elect directors. Except as may be otherwise provided by its Charter or by statute, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice sent to stockholders with respect thereto. Special meetings of stockholders may be called by the Chairman of the Board of the President or by a majority of the Board of Directors by vote at a meeting or in writing with or without a meeting.

  Pursuant to the By-Laws, the holders of the Common Stock of F&M Bancorp may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. Subject to the rights of the holders of preferred stock, if any, the holders of the Common Stock of F&M Bancorp may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill such a vacancy serves for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors. A majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.


Business Combinations

  Maryland law prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (a) who beneficially own 10% or more of the voting power of the corporation's shares or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof.
Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. F&M Bancorp has not adopted such an amendment to its Charter.

Control Share Acquisitions

  Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the

                             -32
corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

  The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation. F&M Bancorp has not adopted such a provision in its Charter or By-Laws.

Dividends and Liquidation Preferences


  Subject to the rights of the holders of preferred stock, if any, the holders of the Common Stock of F&M Bancorp are entitled to receive dividends at such time and in such amounts as the Board of Directors deems advisable. F&M Bancorp has in the past paid quarterly cash dividends to its stockholders on or about the 1st day of February, May, August, and November of each year. F&M Bancorp paid per share dividends totalling $0.67, $0.72, and $0.74 during 1992, 1993, and 1994, respectively. In the event of any liquidation, dissolution or winding up of F&M Bancorp, after payment or providing for the payment of all liabilities and amounts due the holders of preferred stock, if any, the holders of Common Stock, are entitled to share ratably in all the remaining assets.


  The ability of F&M Bancorp to pay dividends to its stockholders is dependent primarily upon the earnings and financial condition of F&M Bank. For the foreseeable future, funds for the payment of dividends on the Common Stock of F&M Bancorp will be obtained primarily from dividends paid to F&M Bancorp by F&M Bank. Such dividends are subject to certain statutory limitations.

Indemnification and Limitation of Liability

  The Charter of F&M Bancorp requires it to indemnify its directors and officers to the full extent provided by the general laws of the State of Maryland then in force, including the advance of expenses under the procedures provided by law. The Charter of F&M Bancorp also authorizes it to indemnify its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. These Charter provisions do not limit the authority of F&M Bancorp to indemnify other employees and agents consistent with law. Maryland law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a)

                                      -33
the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or
(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling
F&M Bancorp pursuant to the foregoing provisions, F&M Bancorp has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  As permitted by Maryland law, F&M Bancorp has Charter provisions limiting the personal liability of directors and officers to F&M Bancorp or its stockholders for money damages to the fullest extent permitted by Maryland law. Maryland law does not permit such Charter provisions to limit liability (a) for, and to the extent of, actual receipt of an improper benefit in money, property or services or (b) in respect of any adjudication based upon a finding of active and deliberate dishonesty which was material to the cause of action adjudicated. The Charter provisions do not affect potential liability of directors and officers to third parties, such as creditors of F&M Bancorp.

DESCRIPTION OF BRUNSWICK BANK

  Brunswick Bank was incorporated under the laws of the State of Maryland in 1915 to serve The Town of Brunswick, Maryland and surrounding areas as a full-service banking institution. Currently, Brunswick
Bank has one other full-service retail branch facility located in Jefferson, Maryland. Brunswick Bank seeks to provide a high level of personal service while offering a varied range of financial products to individuals and small businesses in the Brunswick market area.
Brunswick Bank has a wide variety of types of depositors and borrowers, but has chosen to concentrate on small businesses and individual retail customers as its primary target market.

  Brunswick Bank's market area covers the western part of Frederick County, Maryland, the southern tip of Washington County, Maryland, the eastern tip of Jefferson County, West Virginia and the northern tip of Loudoun County, Virginia.

Lending Activities

  Brunswick Bank offers a full spectrum of lending services to its customers, including commercial loans, lines of credit, residential mortgages, home equity loans, personal loans, automobile loans, and financing arrangements for personal and business equipment. Loan terms, including interest rates, loan to value ratios and maturities are tailored as much as possible to the needs of the borrower. A specific effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

  In evaluating loan applications, the primary factors taken into consideration by Brunswick Bank are the ability of the borrowers to repay the loan from cash flow and the character and integrity of the borrower. Additional considerations are the financial condition of the borrower and the value of any underlying collateral. These factors are evaluated in a number of ways, including financial statement analysis, credit reference reviews, and on-site visitations.
Brunswick Bank maintains a conservative policy concerning the degree of authority granted to individual loan officers. Individual and/or aggregate loan requests require the approval of the Loan Committee of the Brunswick Board when they exceed $250,000 for residential real estate loans or $175,000 for loans secured by marketable securities or other collateral. Generally, Brunswick Bank requires personal guarantees from one or more of the principals of any entity borrowing money from it.

  Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from Brunswick Bank's directors, present clients of Brunswick Bank, and professionals, such as lawyers, accountants and financial intermediaries.

  At December 31, 1994, the statutory lending limit to any single borrower was $394,921 for Brunswick Bank, subject to certain exceptions available under applicable law. Brunswick Bank extends loans to its directors and executive officers and their related interests only on the same terms and conditions under which it extends loans to unaffiliated persons, and limits the aggregate principal amount of such loans to 100% of capital. At December 31, 1994, the aggregate principal amount of all direct and indirect loans to directors, executive officers, employees and their related interests was $568,799.

  The following table sets forth the types and amounts of loans made by Brunswick Bank over the past two years, as well as the respective proportions of all of the loans of Brunswick Bank which they represent.


                                       1994                        1993

Mortgage                      $17,157,905      82%        $16,513,275      87%
Construction                    1,738,812       8%          1,236,608       6%
Commercial                      1,197,368       6%            595,561       3%
Installment                     1,028,157       5%            943,694       5%
   Total Loans                 21,122,242     101%         19,289,138     101%
Less allowance for loan losses   (271,259)     (1%)          (245,317)     (1%)
Net Loans                     $20,850,983     100%        $19,043,821     100%

   For the following types of loans, the maturities are as follows at December 31, 1994. All of Brunswick Bank's loans have fixed rates, and it therefore has no floating rate loans.

                                             Loans
                 Due in one year or    Due after one year      Due after five
                        less:          but in five or less:         years:         Amounts
Construction        $ 1,738,812           $    --                 $ --           $ 1,738,812
Commercial            1,022,929              174,439                --             1,197,368
                                                                                 $ 2,936,180


   Brunswick Bank's rollover policy for loan renewals is that loans that are not current may not be renewed until the loan principal and interest are brought current. This analysis is performed on a customer basis whereby all loans with a customer are reviewed at the time of renewal and no loan with a customer may be renewed if any other loan with that customer is past due.

   Commercial Loans. Commercial loans are written for any business purpose, equipment purchases, the carrying of accounts receivable, and the acquisition and construction of rental real estate projects. Brunswick Bank actively lends to the commercial real estate segment of the local economy. This type of lending is usually restricted to small commercial real estate loans.

   Residential Mortgage and Home Equity Loans. Brunswick Bank originates residential mortgage loans in its market area for the purposes of purchasing, refinancing and construction of new homes. Brunswick Bank participates in the secondary market through the Prudential Home Mortgage (Homeowners Network) and private investors, as well as through its own portfolio of residential real estate loans. All loans are documented with conforming credit and closing information. In addition, Brunswick Bank has developed a home equity line of credit product for its customers. The flexibility of this product permits the customers to manage their own credit needs on an ongoing basis.

   Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of automobiles, boats and other durable goods as well as those previously discussed. The bank does not make any foreign loans.

   Risk Elements. No loans were on non-accrual status at December 31, 1994. There were no troubled debt restructurings during 1994 or 1993. There were no loans 90 days past due or greater; loans 45 days past due at December 31, 1994 amounted to only $500.

   Brunswick Bank maintains a "Watch List." Criteria for inclusion on the list are past performance, potential collection problems based on management's knowledge of the customer and delinquent payments. At December 31, 1994, the total of all loans included on Brunswick Bank's Watch List was $385,000. None of the loans on the Watch List was on non-accrual status or past due by more than 30 days.

   Aside from its concentration in real estate mortgage loans, Brunswick Bank does not have any concentrations. Total loans to insiders, as discussed in Note 7 of the financial statements, represent 2.7% of the outstanding loans.

   Summary of Loan Loss Experience. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that Brunswick Bank's management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Because 93% of the loan portfolio is in the form of mortgages and loan losses in general are not significant, and because of the quality of the existing portfolio, management provides a general reserve based on a percent of the total outstanding loans. A breakdown by category is not material or meaningful for Brunswick Bank.

   The following table presents a summary of Brunswick Bank's loan loss experience over the past two years.

                                               1994             1993

Allowance for Loan Losses,
Beginning of Period                         $ 245,317        $ 196,390

Charge-offs
Mortgage                                           --               --
Construction                                       --               --
Commercial                                         --              600
Installment                                     3,112           23,207
Total Charge-offs                               3,112           23,807

Recoveries
Mortgage                                           --               --
Construction                                       --               --
Commercial                                         --            7,500
Installment                                    19,054           35,234
Total Recoveries                               19,054           42,734
Net Recoveries                                 15,942           18,927

Provision charged to operations                10,000           30,000
Allowance for Loan Losses,
End of Period                               $ 271,259         $245,317

Loans outstanding at December 31          $21,122,242      $19,289,138

   The following table sets forth loan loss-related items as percentages of selected items:

                                                      1994         1993

Allowance for Loan Losses at December 31, as a
   percentage of outstanding loans                    1.28%        1.27%
Provision for Loan Losses for the year ended
   December 31, as a percentage of outstanding
   loans                                              0.05%        0.16%
Recoveries, net of charge-offs, for the year ended
   December 31, as a percentage of outstanding
   loans                                              0.08%        0.10%
Recoveries, net of charge-offs, as a percentage of
   net income                                         8.19%       11.81%


Investment Activities

   The investment policy of Brunswick Bank is an integral part of its overall asset/liability management program. Brunswick Bank's investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. Brunswick Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

   Brunswick Bank is subject to government regulation regarding the securities in which it may invest. For the most part, these are limited to securities which are considered investment grade securities. In addition, Brunswick Bank has its own internal investment policy which restricts investments to the following categories of securities: U.S. Treasury securities; obligations of U.S. government agencies and corporations; mortgage-backed securities, including securities issued by Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; securities of states and political subdivisions; and corporate debt, all of which must be considered investment grade by a recognized rating service.

Sources of Funds

   Deposits obtained through Brunswick Bank's offices have traditionally been the principal source of its funds for use in lending and for other general business purposes. At December 31, 1994, total deposits in Brunswick Bank amounted to approximately $25.9 million. Certificates of deposit and savings deposits are Brunswick Bank's primary source of deposit funds, representing over 60% of the deposit base.

   In order to serve better the needs of its customers, Brunswick Bank offers several deposit options including IRAs, standard savings, checking, and NOW accounts.


Community Reinvestment Act

   In order to respond to the needs and concerns of the communities which it serves, Brunswick Bank has consistently sought to ascertain the needs of its customers and prospective customers. To this end, officers and representatives of Brunswick Bank meet and discuss credit needs and programs with community groups and organizations and representatives of government and agencies.

   Brunswick Bank promotes the active involvement of its employees in community groups and civic associations, and maintains contact with public officials in Frederick County. Branch managers and lenders determine from this involvement and contact how best to address credit needs in the market place. Brunswick Bank's residential real estate lending area originates a large number of mortgage loans. Brunswick Bank also helps meet the needs of its community by providing extended service hours and an officer calling program. Brunswick Bank also has deposit products and services that are cost effectively geared to all segments of its community.

Properties

   Brunswick Bank owns the buildings in which both its Brunswick and Jefferson, Maryland offices are located. The branch in Jefferson consists of a one story building. The building has three full-service drive-up facilities with a drive-up automated teller machine attached. The Brunswick office is a two story building with an attached drive-up facility that has one drive-up lane and one walk-up window.


Market for the Common Stock of Brunswick Bank; Dividends

   The Common Stock of Brunswick Bank is not currently traded or listed on any exchange or automated quotation system and historically has not been actively traded.

   Holders of the Common Stock of Brunswick Bank are entitled to receive dividends as and when declared by the Brunswick Board. Historically, Brunswick Bank has paid quarterly cash dividends on or about January 6th, April 6th, July 6th, and October 6th of each year. Generally, declaration of cash dividends by the Brunswick Board depends on a number of factors, including capital requirements, regulatory limitations, the operating results and financial condition of Brunswick Bank, and general economic conditions.

   The Common Stock of Brunswick Bank is not registered under the Federal securities laws and is not listed on a national securities exchange. Trades in the Common Stock of Brunswick Bank are made in the over-the-counter market through privately negotiated transactions. The table below sets forth the highest known prices at which the Common Stock of Brunswick Bank has traded since the third quarter of 1993. This information has been obtained from Ferris, Baker Watts Incorporated and does not necessarily reflect the actual market or intrinsic value of the Common Stock of Brunswick Bank, due to the sporadic nature of the trades in the absence of an organized and active market.


Year and Quarter        Highest      Dividends
                      Known Price     Declared

1993:
Third Quarter            $105           $0.55
Fourth Quarter            105            0.55

1994:
First Quarter             112            0.55
Second Quarter            108            0.55
Third Quarter             109            0.55
Fourth Quarter            110            0.55

1995:
First Quarter               *            0.55

Second Quarter (through
  April 20, 1995)           *            0.55
________________________
*  Brunswick Bank is not aware of any trades during this period.

                        MANAGEMENT OF BRUNSWICK BANK

Directors and Executive Officers of Brunswick Bank

   The following table sets forth the respective name and age of each director and executive officer of Brunswick Bank. Each of the following persons shall serve in the capacity noted until the earlier of the consummation of the Merger or until his successor is elected and qualified.

                                                        Principal Occupation
Name and (Age)            Served as Director Since      During Past Five Years
M. Roland Biser (71)                 1973               Retired
David E. Brock (47)                  1991               President of Brunswick Bank
John T. Croghan (71)                 1984               Owner of John T. Croghan, Inc., a
                                                        general contractor
Herbert L. Daugherty (66)            1980               President of Herb Daugherty Real Estate,
                                                        Inc.
James A. Draper (40)                 1992               Partner of Draper & McGinley, Certified
                                                        Public Accountants
William A. Hemp (41)                 1980               President of Hemps, Inc.
Robert G. Hooper (52)                1978               Managing Director and Branch
                                                        Manager of Ferris, Baker Watts
                                                        Incorporated
Forrest G. Moler, Jr. (1) (63)       1982               Retired
Robert K. Moler (1) (67)             1963               Retired; former owner of
                                                        Prescription Arts, Inc.
William E. Sauser (53)               1982               Attorney and part owner of Sauser
                                                        & Blair, P.A.
Charles Thornton (40)                1993               Certified Public Accountant,
                                                        Charles Thornton, CPA
Floyd C. Wickham (73)                1978               Retired

________________________
(1) Messrs. Forest G. Moler, Jr. and Robert K. Moler are brothers.

Remuneration of Directors and Officers

   The following table sets forth information concerning the aggregate annual remuneration of each of the three highest paid officers during Brunswick Bank's fiscal year ended December 31, 1994.

                         Capacity in Which
Name of Individual       Remuneration was Received     Aggregate Remuneration

David E. Brock (1)       President                            $64,863
Faith Foster             Assistant Vice-President              34,788
Melody K. Marshall       Secretary and Cashier                 30,115
________________________
(1) See "--Interest of Management and Others in Certain Transactions" and "Proposed Merger of Brunswick Bank and F&M Bank - Interests of Certain Persons in the Merger" for a description of certain compensation arrangements with Mr. Brock.

Stock Ownership of Directors and Officers of Brunswick Bank

   The following table sets forth certain information regarding each director and executive officer of Brunswick Bank and shows the number and percentage of shares of the Common Stock of Brunswick Bank beneficially owned as of December 1, 1994 by each officer or director of Brunswick and each person known by Brunswick Bank to own beneficially more than five percent of the Common Stock of Brunswick Bank. Except as otherwise indicated, all shares are owned directly, and each person possesses sole voting and investment power with respect to all shares of the Common Stock of Brunswick Bank owned by such person.


                           Number of Shares                Percentage of
Name                       Beneficially Owned                  Class

M. Roland Biser                   140                             * %
David E. Brock                      9                             *
John T. Croghan                 2,128                          8.87
Herbert L. Daugherty (1)          627                          2.61
James A. Draper                   612                          2.55
William A. Hemp                   255                          1.06
Robert G. Hooper                  480                          2.00
Dixie D. Kilham (2)               546                          2.28
Forrest G. Moler, Jr. (3)         408                          2.00
Robert K. Moler (3)             1,756                          7.32
William E. Sauser                 100                             *
Charles Thornton                  161                             *
Floyd C. Wickham                  309                          1.29

All Directors and executive
  officers as a group
  (13 persons)                  7,531                         31.38%

________________________
* Less than 1%.
(1) Includes 327 shares in the name of Herbert L. Daugherty Real Estate, a corporation wholly owned by Mr. Daugherty.

(2) Mr. Kilham retired from the Brunswick Board in 1995 upon attaining the mandatory retirement age provided by Brunswick Bank's By-Laws.

(3) Includes 595 shares in the name of Moler Company, a corporation owned by Robert K. Moler and Forrest G. Moler, Jr. Also includes 328 shares held by Helen Moler which Robert K. Moler has authority to vote pursuant to a power of attorney.

Interest of Management and Others in Certain Transactions

   In 1993 and 1994, and up to the present time, Brunswick Bank entered into transactions with certain of its officers, directors or associates. All consisted of extensions of credit by Brunswick Bank in the ordinary course of its business. Each transaction was made on substantially the same terms, including interest rates, collateral requirements, and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involve more than the normal risk of collectability or present other unfavorable features. Brunswick Bank has had, and expects in the future to have, banking transactions in the ordinary course of its business with its directors, officers and their associates, on the same terms, including interest rates, collateral requirements, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others.

   As set forth in "Remuneration of Directors and Officers," Mr. Brock received compensation for his services as President and Chief Executive Officer of $64,863 in 1994. In 1993 Mr. Brock received compensation of approximately $61,000 for such services.

                                EXPERTS

   The financial statements of F&M Bancorp as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, which are included in F&M Bancorp's Annual Report on Form 10-K for the year ended December 31, 1994 and are presented or incorporated by reference in this Proxy Statement/Prospectus, have been audited by Keller Bruner & Company, L.L.C., independent public accountants as indicated in their reports with respect thereto, and are presented or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Brunswick Bank as of December 31, 1994 and 1993 have been audited by Linton, Shafer & Company, P.A., independent public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             LEGAL MATTERS

   The legality of the shares of the Common Stock of F&M Bancorp to be issued in connection with the Merger will be passed upon by the law firm of Piper & Marbury, counsel to F&M Bancorp. Piper & Marbury will also pass upon the tax consequences of the Merger. As of February 16, 1995, the partners and associates of Piper & Marbury owned beneficially and in the aggregate 2,450 shares of the Common Stock of F&M Bancorp. Piper & Marbury is located at 36 South Charles Street, Baltimore, Maryland.

The law firm of Venable, Baetjer and Howard, LLP, located at 1800 Mercantile Bank & Trust Building, Two Hopkins Plaza, Baltimore, Maryland, has acted as special counsel to Brunswick Bank in connection with the Merger.

                               OTHER MATTERS

   The Brunswick Board knows of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the Special Meeting. However, if any other matters are properly brought before the Special Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of Brunswick Bank.

                    ADDITIONAL INFORMATION ABOUT F&M BANCORP

   Additional information relating to the business of F&M Bancorp, consolidated financial statements of F&M Bancorp and other related matters is set forth in or incorporated by reference in F&M Bancorp's Annual Report on Form 10-K and the Annual Report to Stockholders for the year ended December 31, 1994, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                            The Bank of Brunswick

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Bank of Brunswick

   We have audited the accompanying balance sheets of the Bank of Brunswick as of December 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank of Brunswick as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            LINTON, SHAFER & COMPANY

January 11, 1995
Frederick, Maryland

                             The Bank of Brunswick
                                 Balance Sheets

                                                       December 31,
                                                     1994         1993

Assets
Cash and due from banks                           $1,193,642     $1,329,428
Federal funds sold                                        --      2,209,244
  Cash and cash equivalents                        1,193,642      3,538,672
Interest bearing deposits with banks                 100,000        200,000
Investment securities
  U.S. Treasury and federal agencies               4,156,475      3,999,158
  States and political subdivisions                1,006,940        533,731
  Other                                              199,978        575,297
    Total Investment securities                    5,363,393      5,108,186
Loans
  Mortgage                                        18,896,717     17,749,883
  Commercial                                       1,197,368        595,561
  Installment                                      1,028,157        943,694
    Total Loans                                   21,122,242     19,289,138
  Less allowance for loan losses                    (271,259)      (245,317)
    Net Loans                                     20,850,983     19,043,821
Bank premises and equipment, net                     786,991        731,793
Other                                                311,590        323,140
Total Assets                                     $28,606,599    $28,945,612

Liabilities
Deposits:
  Demand                                       $   4,221,639   $  4,068,576
  Interest bearing demand                          5,553,489      5,279,728
  Savings                                          9,299,074      9,570,484
  Time, $100,000 and over                            898,953        736,605
  Other time                                       5,904,775      6,732,573
    Total Deposits                                25,877,930     26,387,966
Accrued interest and other payables                   77,966         44,910
  Income taxes payable                                 8,547          6,731
  Deferred taxes                                       9,350         15,100
    Total Liabilities                             25,973,793     26,454,707
Stockholders' Equity
  Common stock, par value $12.50,
  24,000 shares issued and outstanding               300,000        300,000
  Surplus                                          1,500,000      1,500,000
  Retained earnings                                  832,806        690,905
    Total Stockholders' Equity                     2,632,806      2,490,905
Total Liabilities and Stockholders' Equity      $ 28,606,599   $ 28,945,612

          The accompanying notes are an integral part of this statement.

                         The Bank of Brunswick
                           Income Statements

                                      For the years ended December 31,
                                            1994             1993

Interest income
 Interest and fees on loans              $1,692,316     $1,738,770
 Interest on deposits with banks             19,880         28,423
 Interest on investment securities
   Taxable                                  285,867        325,020
   Tax exempt                                36,141         13,844
 Interest on federal funds sold              68,260         64,325
Total interest income                     2,102,464      2,170,382
Less interest expense                       714,169        768,209
Net interest income                       1,388,295      1,402,173
Provision for loan losses                   (10,000)       (30,000)
Net interest income after
   provision for loan losses              1,378,295      1,372,173
Service charges and other income            108,769         70,273
                                          1,487,064      1,442,446
Operating expenses
   Salaries and employee benefits           637,049        629,408
   Occupancy and equipment costs            151,861        142,102
   Other                                    413,491        436,050
    Total operating expenses              1,202,401      1,207,560
Income before provision for
    income taxes                            284,663        234,886
Provision for income taxes                   89,962         74,588
NET INCOME                               $  194,701     $  160,298
Net income per share of common stock     $     8.11     $     6.68

          The accompanying notes are an integral part of this statement.

                           The Bank of Brunswick
                          Statements of Cash Flows


                                                For the years ended December 31,

                                                       1994             1993

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
   Net income                                       $ 194,701        $160,298
   Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses                         10,000          30,000
     Depreciation and amortization                     80,693          66,845
     Loss on sale of investments                           --          47,233
   Changes in assets and liabilities:
     Other assets                                      11,550          65,762
     Accrued interest and other payables               33,056         (16,131)
     Taxes payable                                     (3,934)          9,763
   Net cash provided by operating activities          326,066         363,770
Cash flows from investing activities
   Purchases of investment securities              (2,870,404)     (1,734,435)
   Maturities of investment securities              2,715,197       2,505,905
   Net change in loans                             (1,833,104)     (2,672,864)
   Charge-offs, net of recoveries                      15,942          18,927
   Proceeds from sale of equipment                         --          17,000
   Purchases of property and equipment               (135,891)       (175,268)
   Net cash used in investing activities           (2,108,260)     (2,040,735)
Cash flows from financing activities
   Net change in deposit accounts                     426,824         437,640
   Net change in time deposits                       (936,860)     (1,440,334)
   Cash dividends                                     (52,800)        (52,800)
   Net cash used in financing activities             (562,836)     (1,055,494)
Net decrease in cash and cash equivalents          (2,345,030)     (2,732,459)
Cash and cash equivalents, beginning of year        3,538,672       6,271,131
Cash and cash equivalents, end of year            $ 1,193,642     $ 3,538,672

          The accompanying notes are an integral part of this statement.

                            The Bank of Brunswick
                     Statements of Stockholders' Equity


                                                For the years ended December 31,
                                                     1994              1993

Common Stock, par value $12.50 per share, 24,000
shares issued and outstanding
  Balance at beginning of year                   $ 300,000        $  300,000
  Changes during year                                    0                 0
  Balance at end of year                         $ 300,000        $  300,000
Surplus
  Balance at beginning of year                  $1,500,000        $1,500,000
  Changes during year                                    0                 0
  Balance at end of year                        $1,500,000        $1,500,000
Retained earnings
  Balance at beginning of year                    $690,905          $583,407
  Cash dividends ($2.20 per share for 1994 and
    1993)                                          (52,800)          (52,800)
  Net income                                       194,701           160,298
  Balance at end of year                          $832,806          $690,905

          The accompanying notes are an integral part of this statement.

                                   The Bank of Brunswick
                              Notes to Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	The Bank is a state chartered banking institution whose accounts are insured by the Federal Deposit Insurance Corporation. The Bank is principally engaged in the commercial banking business specializing in mortgage loans to persons living in Brunswick and Jefferson, Maryland and surrounding areas. Accordingly, the borrowers' ability to repay is dependent on general economic conditions in the region. The accounting and reporting policies and practices of the Bank of Brunswick conform with generally accepted accounting principles and to general practices within the banking industry. The significant accounting policies of the Bank of Brunswick are summarized below.

	Investment securities. Investments are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities are for investment purposes only and are held to maturity. The Bank has the ability and intent to hold these securities until maturity. The carrying value of investments was not materially different than the market value at December 31, 1993.
Declines in the fair value of individual held-to- maturity securities at December 31, 1994 has been considered by management to be temporary and not indicative of a permanent impairment of value.

	Loans and Allowance for loan losses. Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is accrued based on the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense.
 Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

	Bank premises and equipment. Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: bank premises, 31-35 years; furniture and equipment, 5-20 years; automobile, 5 years; for financial reporting purposes. Accelerated methods are used for income tax purposes.

	Income taxes. Provisions for income taxes are based on amounts reported in the income statement (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as described in SFAS No. 109, Accounting for Income Taxes.

	Common Stock. The Bank is authorized to issue 500,000 shares of Common Stock.

	Cash and cash equivalents. Cash and cash equivalents are defined as "cash and due from banks" and "federal funds sold" for purposes of the statement of cash flows. Cash paid for interest for the years ended December 31, 1994 and 1993 were $705,587 and $778,179, respectively.

The Bank of Brunswick
Notes to Financial Statements

(2)	ALLOWANCE FOR LOAN LOSSES

	Changes in the allowance for loan losses were as follows:

                                           1994          1993
Balance at beginning of year             $245,317     $196,390
  Provision for losses                     10,000       30,000
  Loans charged-off                        (3,112)     (23,807)
  Recoveries                               19,054       42,734
Balance at end of year                   $271,259     $245,317

(3)	BANK PREMISES AND EQUIPMENT

	Investments in bank premises and equipment are as follows:

                                           1994         1993
Land                                  $  115,432    $  115,432
Banking House                            560,812       550,222
Furniture and Fixtures                   734,659       640,507
Automobile                                20,033        17,953
                                       1,430,936     1,324,114

Less:  Accumulated depreciation          643,945       592,321
Bank premises and equipment, net        $786,991      $731,793

                         The Bank of Brunswick
                     Notes to Financial Statements

(4)	INVESTMENT SECURITIES

	The carrying value and related market value of investment securities at December 31 are presented below:

                                        1994               1993
                              Carrying      Market   Carrying   Market
                               Value        Value     Value     Value

U.S. Treasury obligations    $3,166,705  $3,105,704 $2,829,723  $2,901,757
U.S. government agencies
  and corporate mortgage
  backed securities             989,769     958,624  1,169,435   1,183,590
Obligations of states &
 political subdivisions       1,006,940     918,176    533,731     526,248
Other                           199,979     201,251    575,297     592,934
   Totals                    $5,363,393  $5,183,755 $5,108,186  $5,204,529

	Management does not anticipate a requirement to sell, at a loss, any of the above securities for liquidity or other operating purposes.

	Investment securities of $800,000 were pledged to secure public deposits at December 31, 1994 and 1993.

	Proceeds from sales of investments in debt securities during 1994 and 1993 were $0.

	A reconciliation of the amortized cost to the estimated market values of investments at December 31, 1994 is presented below:

                                                    Gross             Gross
                              Amortized           Unrealized        Unrealized        Market
                                Cost                 Gains            Losses          Value
U.S. Treasury obligations   $3,166,705            $3,101           $(64,102)        $3,105,704
U.S. government agencies       961,786             1,530            (32,715)           930,601
Mortgage backed securities      27,983                40                 --             28,023
States and political
  subdivisions               1,006,940                --            (88,764)           918,176
Other                          199,979             1,272                 --            201,251
  Totals                    $5,363,393            $5,943          $(185,581)        $5,183,755

                                   The Bank of Brunswick
                               Notes to Financial Statements

	The amortized cost and estimated market value of investments at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated Market
                                      Amortized Cost         Value
Due in one year or less                 $2,053,856         $1,946,240
Due after one year through five years    2,955,831          2,904,224
Due after five years through ten years      99,472             86,594
Due after ten years                        226,251            218,674
Mortgage backed securities                  27,983             28,023
   Totals                               $5,363,393         $5,183,755


	A reconciliation of the amortized cost to the estimated market values of investments at December 31, 1993, is as follows:

                                             Gross         Gross
                            Amortized     Unrealized     Unrealized    Market Value
                              Cost           Gains         Losses
U.S. Treasury obligations  $2,829,723      $ 74,154      $ (2,120)       $2,901,757
U.S. government agencies    1,109,788        14,630          (540)        1,123,878
Mortgage backed securities     59,647            65            --            59,712
States and political
  subdivisions                533,731            --        (7,483)          526,248
Other                         575,297        17,637            --           592,934
Totals                     $5,108,186      $106,486      $(10,143)       $5,204,529

	The amortized cost and estimated market value of investments at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Estimated Market
                                      Amortized Cost         Value
Due in one year or less                 $1,650,505          $1,679,464
Due after one year through five years    3,043,690           3,104,742
Due after five years through ten years     195,000             193,157
Due after ten years                        159,344             167,454
Mortgage backed securities                  59,647              59,712
  Totals                                $5,108,186          $5,204,529

                         The Bank of Brunswick
                    Notes to Financial Statements

(5)	INCOME TAXES

	Permanent differences between the Bank's effective income tax rate and the statutory income tax rate result from tax exempt interest income and certain expenses of the Bank that are not tax deductible. The deferred income tax liability results from temporary differences between tax and book depreciation and loan loss provisions, and the tax effect of changing to the accrual basis of accounting.

	The components of the income tax provision are:

                                    1994           1993
     Current
       Federal                    $74,745        $71,248
       State                       20,967         18,665
     Deferred                      (5,750)       (15,325)

        Total Tax Provision       $89,962        $74,588


	Cash paid for taxes for the years ended December 31, 1994 and 1993 were $93,896 and $83,181, respectively.

	The provision for income taxes differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to net income before taxes as a result of the following differences:

                                   1994            1993

Tax based on statutory rate      $96,785         $79,860
Effect of lower marginal rates    (2,500)         (5,000)
Effect of tax-exempt income      (15,530)         (7,600)
Other                             (1,893)         (3,372)
State income taxes, net of
 federal taxes                    13,100          10,700
   Total income taxes            $89,962         $74,588


	The components of the deferred income tax liability are as follows:


                                  1994            1993

Deferred tax liability:
     Federal                    $(79,950)       $(65,550)
     State                       (15,600)        (13,000)
                                $(95,550)       $(78,550)
Deferred tax asset:
     Federal                     $72,200         $53,250
     State                        14,000          10,200
                                  86,200          63,450
Net deferred tax liability       $(9,350)       $(15,100)

                             The Bank of Brunswick
                        Notes to Financial Statements



	The tax effects of each type of significant item that gave rise to deferred taxes are:


                                  1994             1993
Depreciation                    $95,550          $78,550
Allowance for loan losses       (74,700)         (63,450)
Other                           (11,500)              --
Net deferred tax liability      $(9,350)        $(15,100)


(6)	EMPLOYEE BENEFIT PLANS

	The Bank has a defined contribution Profit Sharing Plan and Trust for all employees with six months and 1,000 hours of service and who have attained age 21. The Bank's annual contribution to the plan is at the discretion of the Board of Directors. Total contributions to the plan were $10,200 in 1994 and $10,000 in 1993.

	Under a deferred compensation agreement with the Executive Vice President, the Bank has agreed to pay certain amounts annually for a specified number of years after his retirement or death. Deferred compensation expense for 1994 and 1993 was $18,990 and $7,583, respectively.

(7)	RELATED PARTY TRANSACTIONS

	Certain related parties (directors and officers of the Bank, including families and companies in which they are principal owners) were loan customers of the Bank in the ordinary course of business.
Loan transactions with directors and officers were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and did not involve more than normal risk of collectibility.

	Total direct and indirect related party loans represented 2.7% of the total outstanding loans of the Bank at December 31, 1994 and 4.7% at December 31, 1993.

(8)	COMMITMENTS AND REGULATORY MATTERS

	The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities is as follows:



                                  1994              1993
Standby letters of credit      $ 44,840           $65,230
Commitments to extend credit    262,297            27,196

	The Bank does not anticipate any material losses as a result of these transactions.

	The Bank closed its Point of Rocks branch office in September, 1993. The Bank leased space for the branch under a five year operating lease which also expired in 1993.

                        The Bank of Brunswick
                     Notes to Financial Statements

	Total rent expense for the year ended December 31, 1994 and 1993 was approximately $0 and $11,420 which included common area costs.

	Bank management is pleased to report they were released from their Memorandum of Understanding with the FDIC on September 7, 1993.

(9)	RECLASSIFICATIONS

	Certain reclassifications have been made to the 1993 financial statements to conform to the 1994 presentation.

(10)	PENDING ACQUISITION

	On December 9, 1994, the Bank announced it had reached an agreement in principle with F&M Bancorp to be acquired. Under the terms of the agreement, F&M Bancorp will acquire all Bank of Brunswick outstanding capital stock in a tax-free exchange transaction. The Bank's stock will be exchanged for F&M Bancorp common stock based on 2.5 times the net tangible book value per share of the Bank of Brunswick on the Effective date, but in any event shall not be less than 9.45 shares of F&M stock for one share of its common stock. The transaction is to be completed in June 1995.

	Due to the pending acquisition, the acquiring financial institution may choose to terminate the existing profit sharing plan of the Bank. On December 13, 1994 the Board of Directors authorized the plan participants to become 100 percent vested in their accounts.

                              ANNEX A
Plan and Agreement to Merge, dated as of January 10, 1995, by and among F&M Bancorp, F&M Bank, and Brunswick Bank

                            TABLE OF CONTENTS
1. Effective Date                                                     A-3
2. Events Preceding Effectiveness                                     A-3
3. Representations and Warranties of Brunswick Bank                   A-4
   3.1. Organization, Standing, and Capitalization of Brunswick Bank  A-4
   3.2. Financial Statements                                          A-4
   3.3. Taxes                                                         A-5
   3.4. No Undisclosed Liabilities                                    A-5
   3.5. Absence of Certain Changes or Events                          A-5
   3.6. Complete and Accurate Disclosure                              A-6
   3.7. Title to Properties; Absence of Liens and Encumbrances;
        Compliance with Laws                                          A-6
   3.8. Contracts                                                     A-6
   3.9. Litigation, Etc.                                              A-7
   3.10.  Environmental Matters                                       A-7
   3.11.  Labor Matters                                               A-7
   3.12.  Pension and Welfare Matters                                 A-8
   3.13.  Related Party Transactions                                  A-9
   3.14.  No Conflict with Other Documents                            A-9
   3.15.  Compliance with Laws; Governmental Authorizations           A-9
   3.16.  Authority; Enforceability                                   A-9
   3.17.  Insurance                                                   A-9
   3.18.  Financial Institutions Bond                                 A-10
   3.19.  Brokers                                                     A-10
4. Representations and Warranties of F&M Bancorp                      A-10
   4.1. Organization and Standing of F&M Bancorp                      A-10
   4.2. Financial Statements                                          A-11
   4.3. No Undisclosed Liabilities                                    A-11
   4.4. Absence of Certain Changes or Events                          A-11
   4.5. Complete and Accurate Disclosure                              A-11
   4.6. No Conflict with Other Documents                              A-11
   4.7. Compliance with Laws; Governmental Authorizations             A-12
   4.8. Authority; Enforceability                                     A-12
5. Covenants of Brunswick Bank                                        A-12
   5.1. Information                                                   A-12
   5.2. Conduct of Business                                           A-12
   5.3. Consents                                                      A-13
   5.4. Meetings of Stockholders of Brunswick Bank                    A-13
   5.5. Events Preceding Effectiveness                                A-13
   5.6. Exclusive Dealing                                             A-13
   5.7. Affiliate Agreements                                          A-13
   5.8. Regulatory Approvals                                          A-14
   5.9. Advice of Changes                                             A-14
   5.10. Public Announcements                                         A-14
   5.11. Taxes                                                        A-14

6. Covenants of F&M Bancorp and F&M Bank                              A-14
   6.1. Applications to Governmental Regulatory Authorities           A-14
   6.2. Registration of Shares                                        A-15
   6.3. Confidential Treatment of Information                         A-15
   6.4. Events Preceding Effectiveness                                A-15
   6.5. Consents                                                      A-15
   6.6. Advice of Changes                                             A-15
   6.7. Stockholders' Meeting                                         A-15
7. Conditions Precedent to F&M Bancorp's Obligations                  A-16
   7.1. Representations, Warranties, and Covenants                    A-16
   7.2. No Adverse Changes                                            A-16
   7.3. Events Preceding the Effective Date                           A-16
   7.4. Other Evidence                                                A-16
   7.5. No Adverse Proceedings or Events                              A-16
   7.6. Consents, Etc.                                                A-16
   7.7. Opinion of Tax Counsel                                        A-16
   7.8  Pooling-of-Interests Accounting                               A-16
8. Conditions Precedent to Brunswick Bank's Obligations               A-17
   8.1. Representations, Warranties, and Covenants                    A-17
   8.2. No Adverse Changes                                            A-17
   8.3. Events Preceding the Effective Date                           A-17
   8.4. Other Evidence                                                A-17
   8.5. Consents, Etc                                                 A-17
   8.6. Opinion of Tax Counsel                                        A-17
   8.7. Fairness Opinion                                              A-17
9. Terms of the Merger                                                A-17
   9.1. The Merger                                                    A-17
   9.2. Name of Receiving Association                                 A-17
   9.3. Business and Offices of Receiving Association                 A-17
   9.4. Capital Accounts of Receiving Association                     A-18
   9.5. Transfer of Assets and Liabilities                            A-18
   9.6. Articles of Association                                       A-18
   9.7. Terms of the Merger                                           A-18
   9.8. Anti-Dilution Provision                                       A-19
   9.9. Rights of Dissenting Stockholders                             A-19
   9.10. Board of Directors of the Association                        A-20
10. Boards of Directors and Employment Matters                        A-20
11. Opinion of Tax Counsel                                            A-21
12. Amendment of the Plan                                             A-22
13. Abandonment of the Plan                                           A-22
14. Expenses                                                          A-22
15. Notices                                                           A-22
16. Entire Agreement; Effect                                          A-22
17. Representations, Warranties and Agreements                        A-23
18. Governing Law                                                     A-23
19. General                                                           A-23
APPENDIX I                                                            A-27

                     PLAN AND AGREEMENT TO MERGE

    PLAN AND AGREEMENT TO MERGE (this "Plan"), dated as of January 10, 1995 by and among F&M Bancorp, a Maryland corporation and bank holding company ("F&M Bancorp"), Farmers and Mechanics National Bank, a national banking association which is the wholly-owned subsidiary of F&M Bancorp ("F&M Bank"), and The Bank of Brunswick, a Maryland state-chartered bank ("Brunswick Bank").

                          W I T N E S S E T H:

    WHEREAS, F&M Bancorp and F&M Bank desire to have Brunswick Bank merge with F&M Bank in such a manner that, upon the merger becoming effective, F&M Bank will be the surviving national banking association and all of its Common Stock will continue to be owned by F&M Bancorp, subject to the terms and conditions and based upon Brunswick Bank's representations, warranties and covenants hereinafter set forth, such merger hereinafter referred to as the "Merger;" and

        WHEREAS, Brunswick Bank desires that it be merged with F&M Bank in the manner set forth above, and that the issued and outstanding shares of Common Stock of Brunswick Bank be exchanged for Common Stock of F&M Bancorp, subject to the terms and conditions and based upon F&M Bancorp's and F&M Bank's representations, warranties and covenants hereinafter set forth.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived herefrom, the parties agree as follows:

    1. Effective Date. The effective date of this Plan and the Merger (the "Effective Date") shall be the date designated by the Comptroller of the Currency of the United States (the "Comptroller") in his certificate of merger issued pursuant to the provisions of 12 U.S.C.
Section 215a. F&M Bancorp shall request the Comptroller to make such certificate of merger effective on either the last day of the month, or the first day of the month following the month, in which both (a) all events listed in Section 2 shall have occurred; and (b) all conditions precedent listed in Sections 7 and 8 have been fulfilled or waived.

     2. Events Preceding Effectiveness. On or before the Effective Date the following shall have occurred:

      (a) A majority of the Boards of Directors of each of Brunswick Bank, F&M Bancorp, and F&M Bank shall have approved and agreed to this Plan and the Merger;

      (b) the Board of Directors of Brunswick Bank shall call a meeting of the stockholders of Brunswick Bank. Notice of the time and place of the meeting shall be provided in accordance with 12 U.S.C. Section 215a(a)(2), and this Plan and the Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of Brunswick Bank at the meeting, in accordance with 12 U.S.C. Section 215a(a)(2);

      (c) the Board of Directors of F&M Bank shall call a meeting of the stockholders of F&M Bank. Notice of the time and place of the meeting shall be provided in accordance with 12 U.S.C. Section 215a(a)(2), and this Plan and the Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of F&M Bank at the meeting, in accordance with 12 U.S.C. Section 215a(a)(2);

      (d) the Comptroller shall have approved the Merger pursuant to the provisions of 12 U.S.C. Sections 215a and 1828(c), and such approval shall have become effective after the statutory waiting period;

      (e) F&M Bancorp shall have filed a Registration Statement with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the shares of Common Stock of F&M Bancorp to be issued to the stockholders of Brunswick Bank pursuant to this Plan and the Merger, and such Registration Statement shall have become effective and there shall not be in effect a stop order with respect thereto;

     (f) F&M Bancorp shall have made such filings and obtained such approvals as are necessary under the state securities or "blue sky" laws pertaining to the shares of Common Stock of F&M Bancorp to be issued to the stockholders of Brunswick Bank pursuant to this Plan and the Merger; and

     (g) the Comptroller shall have issued his certificate of merger pursuant to 12 U.S.C. Section 215a.

   3. Representations and Warranties of Brunswick Bank. Brunswick Bank represents and warrants to F&M Bancorp as follows (the phrase
"heretofore disclosed" as used in this Section 3 refers to a schedule dated the date hereof delivered by Brunswick Bank to F&M Bancorp):

    3.1. Organization, Standing, and Capitalization of Brunswick Bank.

      (a) Brunswick Bank is a duly organized and validly existing state-chartered bank and is in good standing under the laws of the State of Maryland. Brunswick Bank has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Brunswick Bank's deposits are insured under the provisions of the Federal Deposit Insurance Act, as amended, and is not a member of the Federal Reserve System. Brunswick Bank has no subsidiaries or affiliated companies and is not a party to any joint ventures or partnerships.

      (b) Certified copies of all charter documents and by-laws of Brunswick Bank have heretofore been delivered to F&M Bancorp, and all such copies are true and correct as of the date hereof. Brunswick Bank's minute book, which it has made available to F&M Bancorp for inspection, is complete in all material respects and accurately records the actions taken by the stockholders and directors of Brunswick Bank.

      (c) The authorized capital stock of Brunswick Bank consists exclusively of 500,000 shares of Common Stock, par value $12.50 per share, 24,000 of which are validly issued and outstanding, fully paid, and non-assessable. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Brunswick Bank, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Brunswick Bank.

     3.2. Financial Statements. Brunswick Bank has delivered to F&M Bancorp copies of the following financial statements of Brunswick Bank, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the financial position, results of operations, cash flows, and changes in stockholders' equity of Brunswick Bank at the dates of and for the periods covered by such financial statements, subject, in the case of the unaudited Internal Financial Statements, to normal, immaterial year-end adjustments:

      (a) Financial Statements of Brunswick Bank at December 31, 1989, 1990, 1991, 1992, 1993 and for each of the years then ended, as reported upon by Linton, Shafer & Company, P.A. ("LS&C"); and

      (b) unaudited Internal Financial Statements of Brunswick Bank at September 30, 1994 and for the nine months then ended.

    3.3. Taxes. Brunswick Bank has delivered to F&M Bancorp its tax returns to federal, state, county, municipal or foreign taxing authorities for the taxable year 1991 and all taxable years since 1991. Brunswick Bank has filed with appropriate federal, state, county, municipal or foreign taxing authorities all tax returns required to be filed and has paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Brunswick Bank has not received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Brunswick Bank has granted no waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. The accruals and reserves reflected in the financial statements which Brunswick Bank has provided to F&M Bancorp as described in Section 3.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Brunswick Bank's operations for all periods prior to the date of such financial statements. For purposes of this Section 3.3, any reference to Brunswick Bank shall be deemed to include any corporation more than 50% of the outstanding capital stock (by vote or value) of which is owned by Brunswick Bank.


    3.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the financial statements referred to in
Section 3.2, Brunswick Bank at the dates of such financial statements had no material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Brunswick Bank has not incurred any liability since the date of the financial statements referred to in Section 3.2(b) which would materially and adversely affect Brunswick Bank's business as it is presently conducted, other than liabilities which have been incurred in the ordinary course of business.

   3.5. Absence of Certain Changes or Events. Except as heretofore disclosed to F&M Bancorp or as permitted by Section 5.2(d), since
December 31, 1993, there has not been:

      (a) Any change in Brunswick Bank's financial position, results of operations, assets, liabilities, or business, other than changes in the ordinary course of business which have not been materially adverse;

      (b) any increase in salaries or wages of directors, officers, or employees of Brunswick Bank other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers or employees of Brunswick Bank other than in the ordinary course of business; or

      (c) any declaration, payment, or set aside by Brunswick Bank of any dividend or distribution in respect of its Common Stock, or any purchase, issuance or sale of any of its Common Stock.

   3.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Brunswick Bank, the Common Stock of Brunswick Bank, and the involvement of Brunswick Bank in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document delivered by Brunswick Bank to F&M Bancorp in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

   3.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as heretofore disclosed to F&M Bancorp, Brunswick Bank has good and marketable title to all of its properties and assets, including those reflected in the financial statements referred to in Section 3.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which it is a lessee, (ii) with respect to real estate owned by Brunswick Bank, for use, occupancy and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and (iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Brunswick Bank neither owns nor leases real property except as heretofore disclosed to F&M Bancorp, and is not in default under any material lease of real or personal property to which it is a party. The structures and other improvements to real estate, furniture, fixtures and equipment reflected in Brunswick Bank's financial statements or acquired subsequent to December 31, 1993 are in good operating condition and repair (ordinary wear and tear excepted) and comply in all respects with all applicable laws, building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present or Brunswick Bank's proposed use, of such structures, improvements, furniture, fixtures and equipment. Brunswick Bank owns or has the rights to use all real and personal properties and assets that are material to the conduct of its business as presently conducted.

   3.8. Contracts. Except for the plans, contracts and agreements of Brunswick Bank heretofore delivered to F&M Bancorp, Brunswick Bank is not party to or subject to:

      (a) Any employment, consultation, or compensation contract or arrangement (other than those terminable at will) with any officer, consultant, director, or employee;

      (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, options, stock purchases or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, or any health, accident or other welfare benefit, or any other employee or retired employee benefit in which any employee, former employee, retired employee (or beneficiary of any of them) of Brunswick Bank is entitled to participate except as heretofore disclosed to F&M Bancorp;

      (c)  any contract or agreement with any labor union;

      (d) any lease of real or personal property with annual rentals in excess of $2,000;

      (e) any agreement for services or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $2,000 or less;

      (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, and the like which may be construed as borrowings and except for loans made by Brunswick Bank as lender in the ordinary course of its business;

      (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Merger or in respect of which the Merger would cause a default or acceleration of obligations; or

      (h) any other material contract or agreement not of the type covered by any of the other specific terms of this Section 3.8.

Each of the instruments delivered pursuant to this Section 3.8 is valid and in full force and effect. Brunswick Bank is neither in default nor has it received any notice that it is in default, nor to its knowledge is any other party in default, under any material agreements, instruments, or obligations to which Brunswick Bank is a party or by which it is bound.

   3.9. Litigation, Etc.  Except as heretofore disclosed to F&M Bancorp,
(a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Brunswick Bank, threatened against Brunswick Bank which would result in any materially adverse change in its condition (financial or otherwise), assets, liabilities, business, operations or future prospects; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Brunswick Bank that materially and adversely affect its condition (financial or otherwise), assets, liabilities, business, operations or future prospects or that in any manner restrict Brunswick Bank's right to carry on its business as presently conducted; and (c) Brunswick Bank is aware of no fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Brunswick Bank, would materially and adversely affect its condition (financial or otherwise), assets, liabilities, business, operations or future prospects or would restrict in any manner Brunswick Bank's right to carry on its business as presently conducted. Brunswick Bank has disclosed to F&M Bancorp all litigation in which Brunswick Bank is involved as a party (other than bankruptcy proceedings in which Brunswick Bank has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business in which the amount sought to be recovered is less than $2,000).

   3.10. Environmental Matters. To Brunswick Bank's knowledge, no environmental contaminant, pollutant, toxic or hazardous substance or other similar substance has been generated, used, stored, processed, disposed of or discharged on or into any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Brunswick Bank, except for such hazardous substances as may be used in the everyday business of a bank office. In particular, without limiting the generality of the foregoing sentence, to Brunswick Bank's knowledge, (a) no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Brunswick Bank; (b) no electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Brunswick Bank; and (c) no underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous substances or similar substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Brunswick Bank.

   3.11. Labor Matters. To Brunswick Bank's knowledge, no organization effort with respect to any of the employees of Brunswick Bank is pending or threatened, and no labor dispute, strike, work stoppage, employee action or labor relation problem which may materially affect Brunswick Bank currently is pending or threatened.

   3.12. Pension and Welfare Matters. Brunswick Bank has heretofore disclosed to F&M Bancorp in respect of the plans, contracts, programs, understandings or agreements delivered under Section 3.8(b) copies of the latest summary plan descriptions, Forms 5500, tax determination letters from the Internal Revenue Service (the "IRS"), and actuarial reports, as applicable. With respect to the plans, contracts, or agreements delivered to F&M Bancorp under Section 3.8(b) (for purposes of this Section 3.12, the "plans"), except as heretofore disclosed (a) each such plan has been operated in all material respects in accordance with its terms and in accordance with all applicable laws including, but not limited to, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), the Consolidated Omnibus Budget Reconciliation Act of 1985 and state health care continuation laws; (b) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with, and all required governmental filings have been made with respect to the plans; (c) neither any plan nor Brunswick Bank, any director, officer, employee, agent or representative of Brunswick Bank, nor, to Brunswick Bank's knowledge, any fiduciary of any plan has engaged in any transaction in connection with any of the plans which would be subject to a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code that could reasonably be expected to have a material adverse effect on such plan, any parties in interest, fiduciaries or Brunswick Bank's business; (d) no such plan has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (other than normal premium payments);
(e) if applicable, the assets of each such funded plan equal or exceed the liability for accrued benefits of all participants in such plan when such liabilities are valued (i) on a termination basis using PBGC interest and other assumptions and (ii) on a minimum funding basis using the appropriate actuarial methods, tables, and assumptions; (f) no contributions to any such plan from Brunswick Bank are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles; (g) no proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the IRS, the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plan; (h) with respect to plans intended to qualify under Section 401(a) of the Code, (i) either Brunswick Bank has received a favorable determination letter from the IRS with respect to the plan documents or the remedial amendment period (within the meaning of regulation under Section 401(b) of the Code) has not ended with respect to an application for a determination letter, and (ii) nothing has occurred with respect to the operation or administration of any such plans which would cause the loss of such qualifications or exemptions or the imposition of any liability, penalty or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on such plan or Brunswick Bank's business; (i) through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans; (j) no employees, former employees, or retired employees of Brunswick Bank, as a result of their employment with Brunswick Bank, are participants in any "multiemployer plan" which is a "pension plan," as such terms are defined in Sections 3(2) and 3(37) of ERISA and Brunswick Bank has no current, contingent or potential liability with respect to any such plan; (k) no "reportable event," as such term is defined in
Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA; (l) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists; (m) Brunswick Bank has no knowledge of any facts which could give rise to any claims against any plan or the fiduciaries of any plan, except for plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans); (n) neither Brunswick Bank nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans; (o) each of the plans which benefits retired employees of Brunswick Bank may effectively be terminated or amended, in any manner and at any time, without further liability to its participants, by its sponsoring employer; (p) Brunswick Bank has at all times in all material respects complied with all applicable employee termination notice and similar laws; (q) Brunswick Bank has at all times complied in all material respects with all applicable family leave and similar laws; (r) if applicable, Brunswick Bank has at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws, and with respect to the transactions contemplated by this Agreement, Brunswick Bank represents that no actions under such laws are required; (s) Brunswick Bank neither has provided, nor is required to provide, security to any pension plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code; (t) there has been no announcement or legally binding commitment by Brunswick Bank to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan, and Brunswick Bank does not have any obligations for retiree health and life benefits under any plan that cannot be terminated without incurring any liability thereunder; and (u) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full.

   3.13. Related Party Transactions. Except as heretofore disclosed to F&M Bancorp, Brunswick Bank has no contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (a) any executive officer or director of Brunswick Bank; (b) any stockholder owning five percent or more of the outstanding Common Stock of Brunswick Bank; or (c) any "affiliate" (as defined in the SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent or greater equity owner.

   3.14. No Conflict with Other Documents. Except as heretofore disclosed to F&M Bancorp, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Brunswick Bank is a party, or of any judgment, decree, or order applicable to Brunswick Bank, or result in the creation of any lien, charge, or encumbrance upon any of its properties or assets, except for any of the foregoing which would not have a material adverse effect upon the financial condition, assets, liabilities, business or operations of Brunswick Bank.

   3.15. Compliance with Laws; Governmental Authorizations. Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Brunswick Bank, (a) Brunswick Bank is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Brunswick Bank or to any of its properties; and (b) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of Brunswick Bank's business as presently conducted have been duly obtained and are in full force and effect, except for any of the foregoing the absence of which would not have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Brunswick Bank., and there are no proceedings pending or to Brunswick Bank's knowledge threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

   3.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Brunswick Bank have been duly and validly authorized by its Board of Directors, subject only to requisite approval by appropriate governmental regulatory authorities and stockholders. Subject to receipt of (a) such regulatory approvals and (b) such stockholder approval, this Plan is a valid and binding agreement of Brunswick Bank, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

   3.17. Insurance. All insurance policies held by Brunswick Bank relating to its operations (except for title insurance policies), including without limitation all financial institutions bonds, have been scheduled by Brunswick Bank for F&M Bancorp, and Brunswick Bank has made copies of such policies available to F&M Bancorp for its inspection.
All such policies are in full force and effect. Brunswick Bank has received no notices of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Brunswick Bank makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

   3.18. Financial Institutions Bond. Since January 1, 1989, Brunswick Bank has continuously maintained in full force and effect one or more financial institutions bonds insuring Brunswick Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond since such date and Brunswick Bank is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. Brunswick Bank has no reason to expect that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect; provided, however, that Brunswick Bank makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

   3.19. Brokers. Except as to Scott & Stringfellow, Inc., financial advisors to Brunswick Bank, all negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Brunswick Bank directly or through its counsel and there has been no intervention of any person as the result of any action of Brunswick Bank (and, so far as known to Brunswick Bank, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment. Brunswick has provided F&M Bancorp with a copy of its agreement with Scott & Stringfellow, Inc.

   4. Representations and Warranties of F&M Bancorp. F&M Bancorp and F&M Bank each represents and warrants to Brunswick Bank as follows (the phrase "heretofore disclosed" as used in this Section 4 refers to a schedule dated the date hereof delivered by F&M Bancorp or F&M Bank, as the case may be, to Brunswick Bank):

      4.1. Organization and Standing of F&M Bancorp.

      (a) F&M Bancorp is a duly organized and validly existing corporation, in good standing under the laws of the State of Maryland. F&M Bancorp has the corporate power and lawful authority to own and hold its properties and to carry on its business as it is now being conducted. F&M Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

      (b) The authorized capital stock of F&M Bancorp consists exclusively of 10,000,000 shares of Common Stock, par value $5.00 per share, 3,942,397 of which are validly issued and outstanding, fully paid, and non-assessable. F&M Bancorp has reserved 50,000 shares of its Common Stock for issuance under its Dividend Reinvestment and Stock Purchase Plan, 50,000 shares of its Common Stock for issuance under its Employee Stock Purchase Plan, and 215,103 shares of its Common Stock for issuance under its Stock Option Plan for key employees. At the date of this Plan, there were outstanding options to purchase 179,916 shares of F&M Bancorp's Common Stock at prices ranging from $6.94 to $22.38 pursuant to this Stock Option Plan.
  There are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of F&M Bancorp, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of F&M Bancorp. The Common Stock of F&M Bancorp deliverable pursuant to this Plan will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Plan, be duly and validly issued, fully paid and nonassessable.

      (c) F&M Bancorp's sole direct subsidiary is F&M Bank. F&M Bank is duly organized and validly existing as a national banking association and is in good standing under the laws of the United States. F&M Bank has the corporate power and lawful authority to own and hold its properties and to carry on its business as it is now being conducted. F&M Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended, and is a member of the Federal Reserve System.

      (d) The authorized capital stock of F&M Bank consists exclusively of 800,000 shares of Common Stock, par value $5.00 per share, 725,000 of which are validly issued and outstanding, fully paid, and non-assessable. All outstanding shares of the Common Stock of F&M Bank are held by F&M Bancorp. There are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of F&M Bank, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of F&M Bank.

      (e) Certified copies of all charter documents and by-laws of F&M Bancorp and F&M Bank have heretofore been delivered to Brunswick Bank, and all such copies are true and correct as of the date hereof.

   4.2. Financial Statements. F&M Bancorp has delivered to Brunswick Bank copies of the following consolidated financial statements of F&M Bancorp and its subsidiaries, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in shareholders' equity of F&M Bancorp and its subsidiaries at the dates of and for the periods covered by such financial statements:

      (a) Consolidated Financial Statements of F&M Bancorp and its subsidiaries at December 31, 1989, 1990, 1991, 1992 and 1993 and for each of the years then ended, as reported upon by Keller Bruner & Company, L.L.C. ("KB&C"); and

      (b) unaudited Internal Consolidated Financial Statements of F&M Bancorp and its subsidiaries at September 30, 1994 and for the nine months then ended.

   4.3. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the financial statements referred to in
Section 4.2, F&M Bancorp at the dates of such financial statements had no material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. F&M Bancorp has not incurred any liability since the date of the financial statements referred to in Section 4.2(b) which would materially and adversely affect F&M Bancorp's business as it is presently conducted, other than liabilities which have been reasonably incurred in the ordinary course of business.

   4.4. Absence of Certain Changes or Events. Except as heretofore disclosed to Brunswick Bank, since December 31, 1993, there has not been any change in F&M Bancorp's financial position, results of operations, assets, liabilities, or business, other than changes in the ordinary course of business which have not been materially adverse.

   4.5. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to F&M Bancorp, the Common Stock of F&M Bancorp, and the involvement of F&M Bancorp in the transactions contemplated hereby) nor any financial statement, certificate, or other statement or document delivered by F&M Bancorp to Brunswick Bank in connection with this Plan contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

   4.6. No Conflict with Other Documents. Neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of, or be in conflict with, any terms of any contract or other instrument to which F&M Bancorp or F&M Bank are a party, or of any judgment, decree, or order applicable to F&M Bancorp or F&M Bank, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets.

   4.7. Compliance with Laws; Governmental Authorizations. Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of F&M Bancorp and F&M Bank, (a) F&M Bancorp and F&M Bank are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to F&M Bancorp and F&M Bank or to any of their properties; and (b) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of F&M Bancorp's and F&M Bank's business as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

   4.8. Authority; Enforceability. The execution, delivery, and performance of this Plan by F&M Bancorp and F&M Bank have been duly and validly authorized by their respective Boards of Directors, subject only to requisite approval by the stockholder of F&M Bank and appropriate governmental regulatory authorities. Subject to receipt of (a) such regulatory approval and (b) in the case of F&M Bank, such stockholder approval, this Plan is a valid and binding agreement of each of F&M Bancorp and F&M Bank, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

   5. Covenants of Brunswick Bank. Except as otherwise consented to in writing by F&M Bancorp after the date of this Plan, Brunswick Bank covenants to and agrees with F&M Bancorp as follows:

   5.1. Information. Brunswick Bank will give to F&M Bancorp and to its officers, accountants, counsel, financial advisers, and other representatives full access during Brunswick Bank's normal business hours throughout the period prior to the Effective Date to all of Brunswick Bank's properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Brunswick Bank will, at its own expense, furnish F&M Bancorp during such period with all such information concerning Brunswick Bank's affairs as F&M Bancorp may reasonably request, including information for use in determining if the conditions of
Section 7.2 have been satisfied, necessary to prepare the regulatory filings or applications to be filed with governmental regulatory authorities to obtain the approvals referred to in Section 2, for the preparation of and inclusion in the Registration Statement referred to in Section 6.2, and for use in any other necessary filings to be made with appropriate governmental regulatory authorities. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Brunswick Bank to F&M Bancorp in connection with the Registration Statement described in
Section 6.2, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (a) to make the statements made therein not false or misleading, or (b) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

   5.2. Conduct of Business. After the date of this Plan and pending the Effective Date, (a) Brunswick Bank will conduct its business only in the ordinary course; (b) Brunswick Bank shall not effect any change or amendment in its Charter or By-Laws; (c) Brunswick Bank shall not change its authorized, issued or outstanding capital stock; (d) Brunswick Bank shall not declare any dividends in respect of its Common Stock in excess of quarterly dividends at the rate of $.55 per share, with record dates after the first quarter timed to correspond to the record dates for quarterly dividends paid by F&M Bancorp; (e) Brunswick Bank shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices) and shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present or future officers or employees, other than insurance for the benefit of retired officers and employees the total cost of which insurance shall not exceed $3,000 in the aggregate or additional premiums to obtain an extension of director' and officers' liability coverage; (f) Brunswick Bank shall not make any change in any of its accounting policies or practices unless required by generally accepted accounting principles or take any action which would cause the Merger not to be accounted for as a pooling-of- interests; and (g) Brunswick Bank shall not incur any liability for borrowed money except in the ordinary course of its banking business or place upon or permit any lien or encumbrance upon any of its properties or assets except liens of the type permitted in the exceptions to Section 3.7. Pending the Effective Date, Brunswick Bank shall (x) use commercially reasonable efforts to preserve its business organization and assets and to keep available the services of its full-time officers and employees, (y) continue in effect the present method of conducting its business, and (z) consult with F&M Bancorp as to making decisions or actions in matters (i) other than those in the ordinary course of business or (ii) involving any capital expenditures in excess of $2,000.

   5.3. Consents. Brunswick Bank will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties necessary to the assignments and transfers contemplated hereby with respect to leases or other contracts, if any, delivered to F&M Bancorp pursuant to Section 3.8 or any other agreements requiring the same.

   5.4. Meetings of Stockholders of Brunswick Bank. Brunswick Bank will duly call and will convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable, will recommend approval of this Plan and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in compliance with all applicable laws.

   5.5. Events Preceding Effectiveness. Brunswick Bank will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

   5.6. Exclusive Dealing.

      (a) Except as it may be required by Maryland law to act upon unsolicited bids by interested purchasers, Brunswick Bank shall not hereafter directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal of any other person or group relating to the acquisition of the capital stock of Brunswick Bank, its assets or business, in whole or in part, whether through direct purchase, merger, consolidation, share exchange or other business combination.

      (b) Brunswick shall pay to F&M Bancorp a termination fee of $94,000, and shall pay its own expenses in connection with the negotiation and execution of this Plan and preparations for the Merger, in the event that Brunswick accepts or recommends to its stockholders an acquisition proposal other than the Merger. Such payment shall be made within 5 business days after the acceptance or recommendation of the other acquisition proposal.

   5.7. Affiliate Agreements. Within 10 days of the date of this Plan, Brunswick Bank shall deliver or cause to be delivered to F&M Bancorp memoranda and agreements substantially in the form heretofore provided by F&M Bancorp to Brunswick Bank from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda and agreements from each stockholder of Brunswick
Bank) who (a) may be deemed to be an "affiliate" of Brunswick Bank, as that term is defined for purposes of the SEC Rules 145 and 405 or (b) may be restricted under the accounting rules applicable to a pooling-of-interests, in form and substance satisfactory to F&M Bancorp, under the terms of which each such officer, director or stockholder acknowledges and agrees (i) to abide by all limitations imposed by the Securities Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of the Common Stock of F&M Bancorp to be received by such person pursuant to the

Merger, (ii) to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests, and (iii) to support and vote the shares of Common Stock of Brunswick Bank owned or controlled by them to ratify and confirm this Plan and the Merger.

   5.8. Regulatory Approvals. Brunswick Bank will, where necessary, cooperate with F&M Bancorp's efforts to obtain all necessary regulatory approvals of the transactions contemplated by this Plan, and will at its own expense provide F&M Bancorp with such information concerning Brunswick Bank as may be necessary to complete the relevant applications for such regulatory approvals.

   5.9. Advice of Changes. Between the date of this Plan and the Effective Date, Brunswick Bank shall promptly advise F&M Bancorp in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

   5.10. Public Announcements. Between the date of this Plan and the Effective Date, Brunswick Bank will consult with F&M Bancorp before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

   5.11. Taxes. Brunswick Bank shall have filed with appropriate federal, state, county, municipal or foreign taxing authorities all tax returns required to be filed on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 3.2 for the payment of) all taxes imposed by any taxing authority with respect to any Pre- Closing Tax Period (as hereinafter defined), together with any interest, additions or penalties related to any such taxes. For purposes of this Section 5.11, any reference to Brunswick Bank shall be deemed to include any corporation more than 50% of the outstanding capital stock (by vote or value) of which is owned by Brunswick Bank. "Pre-Closing Tax Period" shall mean (i) each taxable period that ends on or before the Effective Date and (ii) any taxable period that includes (but does not end on) the Effective Date (the period described in this clause (ii) being hereafter referred to as a "Straddle Period"). In the case of any tax for a Straddle Period, the covenant in the first sentence of this Section 5.11 shall be limited to the Pre-Closing Tax Amount determined as follows:

      (a) In the case of a periodic tax that is not based on income or receipts (e.g., an ad valorem property tax), the "Pre-Closing Tax Amount" shall be an amount equal to the amount of such tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days elapsed between the beginning of the Straddle Period and the Effective Date and the denominator of which is the total number of days in the Straddle Period; and

      (b) in the case of any other tax, the "Pre-Closing Tax Amount" shall be the amount of such tax for which Brunswick Bank would have been liable if the Straddle Period had ended as of the close of business on the day of the Effective Date.

   6. Covenants of F&M Bancorp and F&M Bank. Except as otherwise consented to in writing by Brunswick Bank after the date of this Plan, F&M Bancorp and F&M Bank each covenants to and agrees with Brunswick Bank as follows:

   6.1. Applications to Governmental Regulatory Authorities. F&M Bancorp or F&M Bank will promptly prepare and file with the appropriate governmental regulatory authorities an application requesting the regulatory approval referred to in Section 2(d) and will use commercially reasonable efforts to secure favorable action on such application.

   6.2. Registration of Shares. F&M Bancorp with the assistance of Brunswick Bank and its representatives will promptly file a Registration Statement with the SEC under the Securities Act in compliance with all relevant rules and regulations of the SEC pursuant to which non-dissenting holders of the Common Stock of Brunswick Bank will be issued shares of the Common Stock of F&M Bancorp in exchange for their shares of the Common Stock of Brunswick Bank. The number of shares to be registered will be an amount sufficient to allow all of the shares of the Common Stock of F&M Bancorp issued to holders of the Common Stock of Brunswick Bank pursuant to this Plan to be registered under the Securities Act, provided that the total number of shares to be registered shall in no event be less than 216,000. F&M Bancorp will use commercially reasonable efforts to secure the effectiveness of the Registration Statement and, after the Registration Statement has been declared effective, will issue the shares so registered to the non-dissenting holders of the Common Stock of Brunswick Bank on the Effective Date. F&M Bancorp may rely upon all information provided to it by Brunswick Bank in the preparation of the Registration Statement, any post-effective amendment thereto and the Proxy Statement and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, the post-effective amendment or the Proxy Statement, if such statement is made in reliance upon any information provided to it by Brunswick Bank or by any of its officers or authorized representatives. F&M Bancorp, relying on certain blue sky information provided by Brunswick Bank, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Plan and the Merger. Prior to the Effective Date, F&M Bancorp will cause the listing of the Common Stock of F&M Bancorp deliverable pursuant to this Plan on The National Market of The National Association of Securities Dealers, Inc.

   6.3. Confidential Treatment of Information. F&M Bancorp will hold the information relating to Brunswick Bank which is specifically identified by Brunswick Bank as either non-public, confidential or proprietary in nature ("Confidential Information") referred to in
Section 5.1 in confidence except to the extent that it is required to disclose Confidential Information to stockholders, to the public, or in filings with governmental regulatory authorities, and will not use Confidential Information except in connection with this Plan and the transactions contemplated hereby. In the event that the Merger contemplated by this Plan is not consummated, F&M Bancorp will return to Brunswick Bank all copies of documents and materials furnished to F&M Bancorp; provided that the legal department of F&M Bancorp may retain one copy of such documents and materials. The term "Confidential Information" shall not include information relating to Brunswick Bank that (i) is or becomes generally available to the public other than as a result of disclosure by F&M Bancorp, F&M Bank or any of their respective representatives in breach of this Section 6.3, or (ii) becomes available to F&M Bancorp, or F&M Bank on a non-confidential basis from a source (other than F&M Bancorp, F&M Bank or their respective representatives) whom F&M Bancorp and F&M Bank have no reason to believe is prohibited from disclosing such information by a legal or contractual obligation to Brunswick Bank.

   6.4. Events Preceding Effectiveness. F&M Bancorp will use commercially reasonable efforts to assure that each of the events specified in Section 2 shall occur on or before the Effective Date.

   6.5. Consents. F&M Bancorp will use commercially reasonable efforts to obtain any consents, approvals or waivers from third parties required in connection with the transactions contemplated hereunder.

   6.6. Advice of Changes. Between the date of this Plan and the Effective Date, F&M Bancorp shall promptly advise Brunswick Bank in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

   6.7. Stockholders' Meeting. F&M Bancorp shall cause F&M Bank to duly call and convene a stockholders' meeting to act upon the transactions contemplated hereby in accordance with 12 U.S.C. Section 215a, and shall vote in favor of this Plan and the Merger at such stockholders' meeting.

   7. Conditions Precedent to F&M Bancorp's Obligations. Unless waived in writing by F&M Bancorp in its sole discretion, all obligations of F&M Bancorp hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

   7.1. Representations, Warranties, and Covenants. The representations and warranties of Brunswick Bank herein contained shall be true in all material respects as of the Effective Date, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; Brunswick Bank shall have performed all obligations and complied in all material respects with all covenants required by this Plan to be performed or complied with by it on or prior to the Effective Date; and F&M Bancorp shall have received from Brunswick Bank an officers' certificate to his knowledge, information and belief in such detail as F&M Bancorp may reasonably request, dated the Effective Date and signed by its President and Secretary, to the foregoing effect.

   7.2. No Adverse Changes. There shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of Brunswick Bank from December 31, 1993 to the Effective Date. For purposes of this Section 7.2, a "materially adverse change" shall include, without limitation, (a) a reduction of the tangible net worth of Brunswick Bank to less than $2,598,000, (b) a decrease in the net income of Brunswick Bank for fiscal year 1994 to less than $180,000 (or for fiscal year 1995, to less than $180,000 on an annualized basis), (c) the reduction of core deposits to less than 90% of core deposits on the date of this Plan, or
(d) materially adverse changes in, and not in, the ordinary course of Brunswick Bank's business (in the case of (a) and (b), the expenses of the transaction under this Plan shall not be taken into account). A series of minor unrelated events may also in the aggregate have a materially adverse effect on the business of Brunswick Bank.

   7.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

   7.4. Other Evidence. Brunswick Bank shall have delivered to F&M Bancorp such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders or directors of Brunswick Bank pertaining to the transactions under this Plan, as F&M Bancorp shall reasonably request.

   7.5. No Adverse Proceedings or Events. No action or proceeding against F&M Bancorp, F&M Bank, or Brunswick Bank or the consummation of the transactions contemplated by this Plan shall have been instituted or threatened, or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date, which, in the opinion of F&M Bancorp's counsel, (a) renders it impossible for legal reasons for F&M Bancorp or F&M Bank to consummate the transactions contemplated by this Plan or (b) provides a substantial basis for concluding for legal reasons that F&M Bancorp or F&M Bank should not consummate the transactions contemplated by this Plan.

   7.6. Consents, Etc. All requisite consents, undertakings, memoranda, agreements, exercises, and terminations by third parties which Brunswick Bank has covenanted to use commercially reasonable efforts to obtain under Sections 5.3 and 5.7 shall have been obtained or waived by F&M Bancorp.

   7.7. Opinion of Tax Counsel. F&M Bancorp shall have received the opinion from its tax counsel required by Section 11.

   7.8 Pooling-of-Interests Accounting. The holders of no more than 8% of the outstanding Common Stock of Brunswick Bank shall have shall have filed with the presiding officer, at or before the stockholders' meeting at which this Plan and the Merger will be considered, a notice in writing that they dissent to this Plan, or shall have voted against the Merger pursuant to 12 U.S.C. Section 215a(b), and F&M Bancorp shall have received a letter from KB&C to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Plan; provided, that such condition shall be void and of no further force and effect if F&M Bancorp has not received such letter because of any action or inaction of F&M Bancorp or F&M Bank.

   8. Conditions Precedent to Brunswick Bank's Obligations. Unless waived in writing by Brunswick Bank in its sole discretion, all obligations of Brunswick Bank hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

   8.1. Representations, Warranties, and Covenants. The representations and warranties of F&M Bancorp and F&M Bank herein contained shall be true in all material respects as of the Effective Date, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; F&M Bancorp and F&M Bank shall have performed all obligations and complied in all material respects with all covenants required by this Plan to be performed or complied with by them on or prior to the Effective Date; and Brunswick Bank shall have received from F&M Bancorp and F&M Bank officers' certificates to his knowledge, information and belief in such detail as Brunswick Bank may reasonably request, dated the Effective Date and signed by their respective President and Secretary or Cashier, to the foregoing effect.

   8.2. No Adverse Changes. There shall not have been any materially adverse change in the financial condition, results of operations, assets, liabilities, or business of F&M Bancorp from December 31, 1993 to the Effective Date.

   8.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

   8.4. Other Evidence. F&M Bancorp shall have delivered to Brunswick Bank such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of directors of F&M Bancorp pertaining to the transactions under this Plan, as Brunswick Bank shall reasonably request.

   8.5. Consents, Etc. All requisite consents, approvals or waivers which F&M Bancorp has covenanted to use commercially reasonable efforts to obtain under Section 6.5 shall have been obtained or waived by Brunswick Bank.

   8.6. Opinion of Tax Counsel. Brunswick Bank shall have received the opinion from tax counsel to F&M Bancorp required by Section 11.

   8.7. Fairness Opinion. Brunswick Bank shall have received a written opinion from Scott & Stringfellow, Inc. (or such other recognized investment firm as Brunswick Bank may select), dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Merger is fair to the stockholders of Brunswick Bank from a financial point of view.

   9. Terms of the Merger.

   9.1. The Merger. Brunswick Bank shall be merged into F&M Bank under the charter of the latter.

   9.2. Name of Receiving Association. The name of the receiving association (the "Association") shall be "Farmers and Mechanics National Bank."

   9.3. Business and Offices of Receiving Association. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at Frederick, Maryland, and at its legally established branch offices, such main office to be the same as that of F&M Bank and such branch offices to be the same as the branch offices of F&M Bank and the main and branch offices of Brunswick Bank at the Effective Date.

   9.4. Capital Accounts of Receiving Association. The amount of the authorized capital stock of the Association shall be $4,000,000 consisting of 800,000 shares of Common Stock, par value $5.00 per share. Immediately following the Effective Date, the Association shall have a surplus and undivided profits (including capital reserves) which when combined with the outstanding capital stock will be equal to the combined capital structures of the merging banks as of the Effective Date. The amount (aggregate par value) of capital stock of the Association outstanding upon consummation of the Merger shall be $3,625,000, consisting of 725,000 shares of Common Stock, par value $5.00 per share.

   9.5. Transfer of Assets and Liabilities. All assets of Brunswick Bank, as they exist at the Effective Date, shall pass to and vest in the Association without any conveyance or other transfer; and the Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the merging banks existing as of the Effective Date.

   9.6. Articles of Association.  As of the Effective Date of the
Merger, as specified in the certificate of merger to be issued by the Comptroller, the Articles of Association of the Association shall read in their entirety as shown in Appendix I to this Plan.

   9.7. Terms of the Merger.  On the Effective Date:


      (a) each issued and outstanding share of the Common Stock of Brunswick Bank shall, without further act, be automatically converted into and become a number of shares of the Common Stock of F&M Bancorp whose aggregate value (determined using the average closing price of the Common Stock of F&M Bancorp on Nasdaq for the 20 business days immediately preceding the Effective Date) is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the Effective Date (as determined pursuant to Section 9.7(e)), rounded to the nearest one hundredth of a share, but in any event such number shall be not less than [9.45]* shares of the Common Stock of F&M Bancorp; cash will be paid in lieu of fractional shares; and dissenting shares will be treated in accordance with the procedures set forth in 12 U.S.C.
  Section 215a;



      (b) and thereafter certificates representing such shares of Common Stock of Brunswick Bank shall represent the right to receive certificates representing shares of Common Stock of F&M Bancorp in the aforementioned proportions; such Brunswick Bank certificates at any time after the determination by an independent accounting firm in
  Section 9.7(e) may be exchanged by the holders thereof for new certificates for the appropriate number of shares of Common Stock of F&M Bancorp, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Brunswick Bank certificates are surrendered for exchange to F&M Bancorp or an exchange agent designated by F&M Bancorp; when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such shares of Common Stock of F&M Bancorp;




* Adjusted for 5% stock dividend declared April 11, 1995 to holders of record on April 21, 1995.

      (c) each share of Common Stock of F&M Bank issued and outstanding at the Effective Date shall remain issued and outstanding as one share of Common Stock of the Association, without any action on the part of the holder thereof;

      (d) the shares of the Common Stock of Brunswick Bank issued and outstanding at the Effective Date shall be canceled; and

      (e) net tangible book value shall mean the total tangible assets of Brunswick Bank as of the close of business on the Effective Date minus the total liabilities of Brunswick Bank as of the close of business on the Effective Date calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practice of Brunswick Bank. For purposes of determining net tangible book value, only normal and recurring items of income and expense (including any additional premiums to obtain extended directors' and officers' liability coverage) shall be considered; provided, that transactional expenses hereunder (other than such additional premiums) and expenses (other than expenses arising from normal accruals in accordance with current practice of Brunswick Bank) arising under the agreements listed in Section 10(f) shall not be deducted as an expense. The determination of net tangible book value shall be made by KB&C (or other independent accounting firm chosen jointly by F&M Bancorp and Brunswick Bank) within 15 business days of the Effective Date. As part of such determination, KB&C (or other independent accounting firm chosen jointly by F&M Bancorp and Brunswick Bank) shall deliver to F&M Bancorp (i) a reviewed balance sheet of Brunswick Bank as of the close of business on the Effective Date, and related statements of income, changes in stockholders' equity and cash flows for the period commencing upon the day after the end of the last period in respect of which LS&C has provided an audit report with respect to Brunswick Bank and ending as of the close of business on the Effective Date, together with a review report covering such financial statements and specifying that they are not aware of any material modifications that should be made to such financial statements in order for them to be calculated in conformity with generally accepted accounting principles applied on a basis consistent with past practice of Brunswick Bank, and (ii) a schedule reflecting the calculation of the net tangible book value of Brunswick Bank as of the close of business on the Effective Date in accordance with the terms of this Section 9.7(e), together with a review report covering such schedule and specifying the nothing came to their attention that caused them to believe that the calculation of net tangible book value is not in accordance with the terms of this Section 9.7(e).

   9.8. Anti-Dilution Provision. Nothing in this Plan shall limit the right of F&M Bancorp to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date; provided, however, that if F&M Bancorp takes any action which establishes, prior to the Effective Date, a record date or effective date for a stock dividend on its Common Stock, a split or reverse split of its Common Stock or any distribution on all shares of its Common Stock other than cash dividends, F&M Bancorp will take such action as shall be necessary in order that each share of Common Stock of Brunswick Bank will be converted into the same number of shares of the Common Stock of F&M Bancorp (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the exchange rate set forth in Section 9.7(a) shall be adjusted accordingly. Brunswick Bank hereby agrees to any revision in the exchange ratio pursuant to this Section 9.8.

   9.9. Rights of Dissenting Stockholders. Each holder of shares of the Common Stock of Brunswick Bank which are voted against the approval of the Merger who perfects his appraisal rights pursuant to the provisions of 12 U.S.C. Section 215a (a "dissenting stockholder") shall be entitled to receive from the Association in cash the value of such shares of the Common Stock of Brunswick Bank determined in accordance with the provisions of 12 U.S.C. Section 215a. F&M Bancorp shall contribute to the capital of the Association an amount equal to that paid by the Association to the dissenting stockholders of Brunswick Bank.

   9.10. Board of Directors of the Association. The Board of Directors of F&M Bank, as constituted when the Merger becomes effective, with the addition of one director from the Board of Directors of Brunswick Bank chosen in accordance with Section 10(a), shall serve as the Board of Directors of the Association until the next annual meeting of stockholders of the Association and until such time as their successors have been elected and have qualified.

   10. Boards of Directors and Employment Matters.  Upon the Effective
Date:

      (a) One of the directors of Brunswick Bank will be elected to the Boards of Directors of both F&M Bancorp and F&M Bank to serve until the next annual meeting of stockholders and until his successor is elected and has qualified. The Nominating Committee of the Board of Directors of F&M Bancorp will designate the director to be so elected.

      (b) The officers and employees of Brunswick Bank will continue in their employment with F&M Bank as temporary, at-will employees at the same compensation level they received with Brunswick Bank before the Effective Date. The full time officers and employees of Brunswick Bank will also receive all benefits provided to full-time officers and employees of F&M Bank, and the part-time officers and employees of Brunswick Bank will receive all benefits provided to part-time officers and employees of F&M Bank. After the Effective Date, F&M Bank will interview the former officers and employees of Brunswick Bank for consideration for continued employment at-will with F&M Bank. Offers of continued employment at will at F&M Bank, at compensation levels then offered to officers and employees of equivalent status at F&M Bank, and with the same benefits as are available to other employees of equivalent status at F&M Bank, will be made to former officers and employees of Brunswick Bank as are necessary to fill available positions. Except as provided in Section 10(e), length of service with Brunswick Bank will be counted for benefit accrual with F&M Bank for all benefit plans.

      (c) Payments of $1,000, $500, or $250 will be made to each of those officers, full-time employees, or part-time employees, respectively, of Brunswick Bank who become employed by F&M Bank on the Effective Date and either (i) remain employed by F&M Bank for six months continuously thereafter or (ii) leave such employment at the request of F&M Bank within six months after the Effective Date. Such payments shall be made six months after the Effective Date, in the case of those who remain in the employment of F&M Bank, or within 15 business days after the date of termination, in the case of those who are requested to leave employment.

      (d) In addition to any payments required under Section 10(c), a severance payment will be made to those employees of Brunswick Bank who become employed by F&M Bank on the Effective Date but are not offered a position of continued employment by F&M Bank. The amount of the severance payment for each such employee will be two weeks' pay at the most recent compensation level of that employee for each year that the employee has been employed by Brunswick Bank. The severance payment shall be made within 15 business days after the date of termination of the employee.

      (e) The profit sharing plan of Brunswick Bank in the discretion of F&M Bancorp will be continued, frozen, terminated, or merged with the 401(k) Plan of F&M Bank. After the Effective Date all full-time officers and employees of Brunswick Bank may participate in the 401(k) Plan of F&M Bank and shall participate in the other employee benefit programs available to employees of F&M Bank to the extent they are eligible to do so under the terms of such plans or programs as are in force on the Effective Date with credit given for their prior service with Brunswick Bank for purposes of allocation, eligibility and vesting.

      (f) F&M Bancorp agrees to cause F&M Bank to assume the obligations and duties of Brunswick Bank, without modification, under the Employment Severance Agreement dated December 13, 1994 with David
  E. Brock and the Agreement for Consultation, the Agreement for Employment Benefits and the Agreement for Deferred Compensation all dated August 1, 1993 with C. Bruce Porter, and will not assume any other obligation of Brunswick Bank to Messrs. Brock and Porter.

      (g) F&M Bancorp and F&M Bank will discontinue health and life insurance benefits to retired officers and employees of Brunswick Bank except to the extent that coverage may continue after, and Brunswick Bank may have paid for the coverage prior to, the Effective Date.

   11. Opinion of Tax Counsel. F&M Bancorp and Brunswick Bank shall have received an opinion from tax counsel to F&M Bancorp to the effect that:

      (a) The transfer of all of the assets of Brunswick Bank to F&M Bank, and the assumption by F&M Bank of the liabilities of Brunswick Bank pursuant to the terms of this Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and
  (a)(2)(D) of the Code. Brunswick Bank, F&M Bank and F&M Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

      (b) No gain or loss will be recognized to a stockholder of Brunswick Bank on the conversion of Common Stock of Brunswick Bank solely into shares of the Common Stock of F&M Bancorp. No gain or loss will be recognized to F&M Bancorp or F&M Bank upon the receipt by F&M Bank of all of the assets of Brunswick Bank in exchange for shares of the Common Stock of F&M Bancorp and the assumption by F&M Bank of the liabilities of Brunswick Bank.

      (c) The basis of the shares of the Common Stock of F&M Bancorp received by a stockholder of Brunswick Bank will be the same as the basis of the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger. The holding period of shares of the Common Stock of F&M Bancorp received by a stockholder of Brunswick Bank will include the period during which he held the shares of the Common Stock of Brunswick Bank which were converted into F&M Bancorp shares pursuant to the Merger, provided that the Brunswick Bank Common Stock is held as a capital asset by the Brunswick Bank stockholder on the Effective Date.

      (d) The basis of each asset of Brunswick Bank in the hands of F&M Bank will be the same as the basis of such asset in the hands of Brunswick Bank immediately prior to the Merger; the holding period of each such asset in the hands of F&M Bank will include the periods during which such asset was held by Brunswick Bank.

      (e) No gain or loss will be recognized to the stockholders of F&M Bancorp as a result of the transactions contemplated by this Plan.

      (f) Where cash is received by a stockholder of Brunswick Bank in lieu of a fractional share of the Common Stock of F&M Bancorp to which the stockholder may be
                                       A-21
  entitled, such cash will be treated as received by the stockholder as a distribution in redemption of his fractional share interest.

      (g) The accumulated earnings and profits of Brunswick Bank on the Effective Date will be added to the accumulated earnings and profits of F&M Bank and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

   12. Amendment of the Plan. This Plan may be amended at any time prior to the Effective Date in response to comments of governmental regulatory authorities or otherwise; provided that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.

   13. Abandonment of the Plan. Anything herein to the contrary notwithstanding, and notwithstanding any stockholder vote or approval, this Plan may be terminated and abandoned (a) by mutual consent of the Boards of Directors of Brunswick Bank and F&M Bancorp, or (b) if the Merger shall not have become effective on or before September 30, 1995, by action of the Board of Directors of either party and the delivery of written notice by either party to the other, (c) unilaterally by action of the Board of Directors of F&M Bancorp in their sole discretion if F&M Bancorp receives information from any governmental regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for herein or which has the authority to challenge the validity of the Merger or the transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Merger or such transactions will be so challenged, or (d) by action of the Board of Directors of Brunswick Bank in their sole discretion in accordance with Section 5.6.

   14. Expenses. Whether or not the transactions hereunder are consummated, each party to the Plan shall pay its own expenses relating hereto, including fees and disbursements of its counsel and accountants; provided, however, that F&M Bancorp shall pay (a) filing fees in respect of regulatory approvals required in order to consummate the Merger, including the registration fee of the SEC, filing fees in respect of state "blue sky" laws, the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on The National Market System of the shares of F&M Bancorp Common Stock to be issued pursuant to this Plan and (b) the costs of printing and mailing the prospectus and Proxy Statement. The foregoing shall not be construed as a limitation of damages in the event of breach.

   15. Notices. All notices, requests, demands, and other communications under or connected with this Plan shall be in writing, and (a) if to F&M Bancorp or F&M Bank, shall be addressed to F&M Bancorp, 110 Thomas Johnson Drive, Post Office Box 518, Frederick, Maryland 21705, attention of Gordon M. Cooley, Secretary and Legal Officer, with a copy to its counsel, Piper & Marbury, 36 South Charles Street, Baltimore, Maryland 21201-3010, attention of James J. Winn, Jr., Esquire; or (b) if to Brunswick Bank, shall be addressed to The Bank of Brunswick, 1 West Potomac Street, Post Office Box 157, Brunswick, Maryland 21716-1198, attention of David Brock, President and Chief Executive Officer, with a copy to its counsel, Venable, Baetjer & Howard, LLP, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, attention of Francis X. Gallagher, Esquire and to Sauser & Blair, P.A., 3809 Jefferson Pike, Jefferson, Maryland 21755-0508, attention of William E. Sauser, Esquire. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

   16. Entire Agreement; Effect. This Plan (including the financial statements, lists, schedules, and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Plan supersedes any and all prior understandings, including prior letters of intent, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge, or termination is sought.

   17. Representations, Warranties and Agreements. Except as set forth in this Section 17, all representations, warranties and agreements of F&M Bancorp and Brunswick Bank made in this Plan, or in any instrument delivered by F&M Bancorp or Brunswick Bank pursuant to this Plan, shall expire at the Effective Date. In the event of the consummation of the transactions contemplated hereby, the agreements contained in or referred to in Sections 9 and 10 shall survive the Effective Date. In the event of the termination of this Plan in accordance with its terms, the agreements contained in or referred to in Sections 5.6, 6.3 and 14 shall survive such termination. Except as provided in the first sentence of this Section 17, nothing contained herein shall be construed to limit the liability of a party to another party for damages caused by a breach of this Plan.

   18. Governing Law. This Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Maryland or, to the extent applicable, the federal laws of the United States of America.

   19. General. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretations of this Plan. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not be assigned to and shall not create any rights in favor of any other party. Any purported assignment in violation of this Section 19 shall be void.

   IN WITNESS WHEREOF, F&M Bancorp, F&M Bank, and Brunswick Bank have caused this Plan to be duly executed by their respective chairmen or presidents, and their respective seals to be hereunto affixed and attested by their respective secretaries, thereunto duly authorized as of the date first above written.

ATTEST:      [SEAL]                       F&M BANCORP

/s/Gordon M. Cooley                       By: /s/ Charles W. Hoff, III
- -------------------                           -----------------------------
Gordon M. Cooley                                  Charles W. Hoff, III
Secretary                                         Chairman of the Board and
                                                  Chief Executive Officer


ATTEST:      [SEAL]                        FARMERS AND MECHANICS
                                           NATIONAL BANK
/s/ Alice E. Stonebreaker                  By: /s/ Charles W. Hoff, III
- -------------------                           -----------------------------
Alice E. Stonebreaker                              Charles W. Hoff, III
Cashier                                            Chairman of the Board and
                                                   Chief Executive Officer

ATTEST:      [SEAL]                        THE BANK OF BRUNSWICK
/s/ Melody K. Marshall                     By: /s/ David E. Brock
- -------------------                           -----------------------------
Melody K. Marshall                                 David E. Brock
Secretary                                          President and Chief
                                                   Executive Officer

A majority of the Boards of Directors of F&M Bancorp and Farmers and Mechanics National Bank:


/s/ Charles W. Hoff, III                 By: /s/ R. Carl Benna
- -------------------                          -----------------------------
Charles W. Hoff, III                             R. Carl Benna


/s/ John D. Brunk                            /s/ Beverly B. Byron
- -------------------                          -----------------------------
John D. Brunk                                    Beverly B. Byron


/s/ Faye E. Cannon                           /s/ Martha E. Church, Ph.D.
- -------------------                          -----------------------------
Faye E. Cannon                                   Martha E. Church, Ph.D.


/s/ Albert H. Cohen                          /s/ George B. Delaplaine, Jr.
- -------------------                          -----------------------------
Albert H. Cohen                                  George B. Delaplaine, Jr.


/s/ Maurice A. Gladhill                      /s/ Charles A. Nicodemus
- -------------------                          -----------------------------
Maurice A. Gladhill                              Charles A. Nicodemus


/s/ H. Deets Warfield, Jr.                   /s/ John C. Warfield
- -------------------                          -----------------------------
H. Deets Warfield, Jr.                           John C. Warfield


/s/ Thomas R. Winkler
- -------------------
Thomas R. Winkler

A majority of the Board of Directors of The Bank of Brunswick:



/s/ M. Roland Biser                          /s/ David E. Brock
- -------------------                          -----------------------------
M. Roland Biser                                  David E. Brock


/s/ John T. Croghan                          /s/ Herbert L. Daugherty
- -------------------                          -----------------------------
John T. Croghan                                  Herbert L. Daugherty


/s/ James A. Draper                          /s/ William A. Hemp
- -------------------                          -----------------------------
James A. Draper                                  William A. Hemp


/s/ Robert G. Hooper                         /s/ Dixie D. Kilham
- -------------------                          -----------------------------
Robert G. Hooper                                 Dixie D. Kilham


/s/ Forrest G. Moler, Jr.                    /s/ Robert K. Moler
- -------------------                          -----------------------------
Forrest G. Moler, Jr.                            Robert K. Moler


/s/ William E. Sauser                        /s/ Charles Thornton
- -------------------                          -----------------------------
William E. Sauser                                Charles Thornton


/s/ Floyd C. Wickham
- -------------------
Floyd C. Wickham

                                                         APPENDIX I

                        AMENDED AND RESTATED
                      ARTICLES OF ASSOCIATION
                               OF
               FARMERS AND MECHANICS NATIONAL BANK

   For the purpose of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

   FIRST: The title of this association (hereinafter called the "Association") shall be "Farmers and Mechanics National Bank".

   SECOND: The main office of the Association shall be in Frederick, Frederick County, Maryland. The general business of the Association shall be conducted at its main office and its branches.

   THIRD: The Board of Directors of the Association shall consist of not less than 5 nor more than 25 persons, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors. The By-Laws may fix as a mandatory retirement date for directors the annual meeting next following the age of 70 years.

   FOURTH: The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office of the Association or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By- Laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

   FIFTH: The authorized amount of capital stock of the Association shall be 800,000 shares of Common Stock of the par value of $5.00 each, but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

   SIXTH: The Board of Directors shall appoint one of its members President of the Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors may also appoint another director to be Vice Chairman of the Board. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact business of the Association.

   The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

   SEVENTH: The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Frederick, Maryland, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

   EIGHTH: The corporate existence of the Association shall continue until terminated in accordance with the laws of the United States.

   NINTH: The Board of Directors of the Association, or any one or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of the Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of the Association.

   TENTH: This Association shall indemnify (a) its directors to the full extent permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; (c) its officers who are not directors to such further extent as shall be authorized by the affirmative vote of a majority of its Board of Directors and be consistent with such laws; and
(d) its other employees and agents to the extent as shall be authorized by the affirmative vote of a majority of its Board of Directors and be consistent with such laws; provided, however, that the Association shall not indemnify its directors, officers, employees, or agents against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by a director, officer, employee, or agent in the form of payments to the Association.

This Association may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of this Association to the extent as shall be authorized by the affirmative vote of a majority of its Board of Directors and be consistent with the general laws of the State of Maryland now or hereafter in force; provided, however, that this Association shall not purchase or maintain insurance on behalf of its directors, officers, employees, or agents for expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by a director, officer, employee, or agent in the form of payments to this Association.

   ELEVENTH: These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

   IN WITNESS WHEREOF, we have hereunto set our hands this 21st day of February, 1984.

                                              /s/ Charles W. Hoff, III
                                              /s/ Guy W. Nusz
                                              /s/ Michael M. Cooney

                                              /s/ Ernest E. Watkins
                                              /s/ Geneva B. Delphey


[The list of schedules is omitted.]

                               ANNEX B
              TITLE 12, UNITED STATES CODE, SECTION 215A

(Section Mark) 215a.	Merger of national banks or State banks into
                        national banks

(a) Approval of Comptroller, board and shareholders; merger agreement; notice; capital stock; liability of receiving association

      One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the character of the receiving association. The merger agreement shall --

         (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

         (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

         (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

         (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)	 Dissenting shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)	Valuation of Shares

        The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)	Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

        If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e)	Status of receiving association; property rights and interests vested and held as fiduciary

        The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f)	Removal as fiduciary; discrimination

        Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g)	Issuance of stock by receiving association; preemptive rights

        Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                    ANNEX C
                     Opinion of Scott & Stringfellow, Inc.



                                April 26, 1995


Board of Directors
The Bank of Brunswick
Brunswick, Maryland

Gentlemen:


    You have asked us to render our opinion relating to the fairness, from a financial point of view, to the stockholders of The Bank of Brunswick ("Brunswick Bank") of the terms of a Plan and Agreement to Merge among F&M Bancorp ("F&M Bancorp"), Farmers & Mechanics National Bank ("F&M Bank") and Brunswick Bank dated January 10, 1995 (the "Plan"). The Plan provides for the merger of Brunswick Bank with and into F&M Bank (the "Merger") and further provides that each share of Common Stock of Brunswick Bank which is issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into and become a number of shares of the Common Stock of F&M Bancorp whose aggregate value is equal to 2.5 times the net tangible book value per share of Brunswick Bank on the Effective Date, but in any event such number shall be not less than 9.45 shares of Common Stock of F&M Bancorp.



    In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Plan; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger; (3) Brunswick Bank's financial statements for the four years ended December 31, 1994; (4) Brunswick Bank's unaudited financial statements for the three months ended December 31, 1993 and 1994, and other internal information relating to Brunswick Bank prepared by Brunswick Bank's management; (5) information regarding the trading market for the Common Stocks of Brunswick Bank and F&M Bancorp and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Maryland in recent years; (7) F&M Bancorp's annual reports to shareholders and its financial statements for the four years ended December 31, 1994; and (8) F&M Bancorp's unaudited financial statements for the three months ended December 31, 1993 and 1994, and other internal information relating to F&M Bancorp prepared by F&M Bancorp's management. We have discussed with members of management of Brunswick Bank and F&M Bancorp the background to the Merger, reasons and basis for the Merger and the business and future prospects of Brunswick Bank and F&M Bancorp individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the bank industry, and considered such other information as we deemed appropriate.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Brunswick Bank and F&M Bancorp. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Brunswick Bank or F&M Bancorp. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

    On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Plan are fair from a financial point of view to the stockholders of the Common Stock of Brunswick Bank.


                       Very truly yours,
                       SCOTT & STRINGFELLOW, INC.



                       By:
                          --------------------------------
                          Gary S. Penrose
                          Managing Director, Financial Institutions Group

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

	(a)	Section 2-418 of the Corporations and Associations
Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

	The Registrant has provided for indemnification of directors, officers, employees, and agents in Article Eighth, Section (5) of its charter, as amended. This provision reads as follows:

              (5) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	(b)	Under Maryland law, a corporation is permitted to limit
by provision in its articles of incorporation the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or
(ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

	The Registrant has limited the liability of its directors and officers for money damages in Article Eighth, Section (6) of its charter, as amended. This provision reads as follows:

	      (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

Item 21.    Exhibits and Financial Statement Schedules.

	2.	Plan and Agreement to Merge, dated as of January 10,
                1995, by and among F&M Bancorp, F&M Bank, and The Bank of Brunswick.


	3.1.	Articles of Incorporation of F&M Bancorp dated December
                6, 1983, together with Amendments thereto dated April 9, 1985, April 12 ,1988, and April 11, 1989 (filed as an exhibit with the quarterly report on Form 10-Q for the second quarter of 1989, File No. 0-12638 and incorporated by reference herein).



	3.2.	By-Laws of F&M Bancorp (filed as Exhibit 3-B to the
                Company's Registration Statement on Form S-14
                (Registration No. 2-88390) and incorporated by reference herein).

	5.	Opinion of Piper & Marbury regarding legality of shares.


	8.	Form of Piper & Marbury regarding tax matters.

        20      Form of Proxy Card.

	23.1.	Consent of Linton, Shafer & Company, P.A.

	23.2.	Consent of Keller Bruner & Company, L.L.C.

	23.3.	Consent of Piper & Marbury (included in Exhibit 5).

	23.4.	Consent of Scott & Stringfellow, Inc.

	24.	Power of Attorney (previously filed).

Item 22.     Undertakings.

	(a)	The undersigned registrant hereby undertakes:

		(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

			(i) To include any prospectus required by
                Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

			(ii) To reflect in the prospectus any facts or
                events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

			(iii) To include any material information with
                respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

		        Provided, however, that paragraphs (a)(1)(i) and
                (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

         		(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         		(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        	(b)	The undersigned registrant hereby undertakes to
deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

	        (c)	The undersigned registrant hereby undertakes to
respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



                (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland, on April 14, 1995.


                                     F&M BANCORP



                                     By: /s/ Charles W. Hoff, III
                                        ---------------------------------
                                         Charles W. Hoff, III
                                         Chairman of the Board and
                                         Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on April 14, 1995.


Signature                  Title and Capacity


/s/ Charles W. Hoff, III   Chairman of the Board and Chief Executive
Charles W. Hoff, III       Officer
                           (Principal Executive Officer)



/s/ Faye E. Cannon         President and Chief Operating Officer
Faye E. Cannon             (Principal Executive Officer)



/s/ Kenneth M. Sabanosh    Vice President and Treasurer
Kenneth M. Sabanosh        (Principal Financial Officer and Principal Accounting
                           Officer)



A majority of the Board of Directors:

Charles W. Hoff, III, R. Carl Benna, John D. Brunk, Beverly B. Byron, Faye E. Cannon, Martha E. Church, Ph.D., Albert H. Cohen, George B. Delaplaine, Jr., Charles A. Nicodemus, H. Deets Warfield, Jr., John C. Warfield, and Thomas R. Winkler


By: /s/ Charles W. Hoff, III        For himself and as Attorney-in-Fact.

                               EXHIBIT INDEX




                                                                  Sequentially
Exhibit                          Document                        Numbered Page

2.      Plan and Agreement to Merge, dated as of January
        10, 1995, by and among F&M Bancorp, F&M Bank, and
        The Bank of Brunswick.                                          *

3.1.    Articles of Incorporation of F&M Bancorp dated December 6,
        1983, together with Amendments thereto dated April 9, 1985,
        April 12 ,1988, and April 11, 1989.                            (dagger)

3.2.    By-Laws of F&M Bancorp (filed as Exhibit 3-B to the
        Company's Registration Statement on Form S-14.                 (dagger)

5.      Opinion of Piper & Marbury regarding legality of shares.         2

8.      Form of opinion of Piper & Marbury regarding tax matters.        3

20.     Form of Proxy Card.                                              8

23.1.   Consent of Linton, Shafer & Company, P.A.                       10

23.2.   Consent of Keller Bruner & Company, L.L.C.                      11

23.3.   Consent of Piper & Marbury (included in Exhibit 5).

23.4.   Consent of Scott & Stringfellow, Inc.                           12

24.     Power of Attorney.                                     (dagger)(dagger)


*   Included as Annex A to Proxy Statement/Prospectus.

(dagger) Previously filed and incorporated herein by reference.

(dagger)(dagger)  Previously filed.